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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

THE ESTÉE LAUDER COMPANIES INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Estée Lauder Companies Inc. 767 Fifth Avenue New York, NY 10153

William P. Lauder Executive Chairman
September 26, 2013

Dear Fellow Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders. It will be held in New York City on Tuesday, November 12, 2013, at 10:00 a.m., local time, at the JW Marriott Essex House New York, where we will ask you to vote on the election of five nominees as directors to serve until the 2016 Annual Meeting of Stockholders, to vote on the ratification of the Audit Committee's appointment of KPMG LLP as independent auditors for the 2014 fiscal year, to vote to approve executive compensation on an advisory basis, to approve The Estée Lauder Companies Inc. Executive Annual Incentive Plan pursuant to Section 162(m) of the Internal Revenue Code, and to vote on a stockholder proposal concerning sustainable palm oil.

        Please vote your shares using the Internet or telephone, or by requesting a printed copy of the proxy materials and completing and returning by mail the proxy card you will receive in response to your request. Instructions on each of these voting methods are outlined in the enclosed Proxy Statement. Please vote as soon as possible.

        I look forward to seeing you at the Annual Meeting.

YOUR VOTE IS IMPORTANT. PLEASE PROMPTLY SUBMIT YOUR PROXY
BY INTERNET, TELEPHONE OR MAIL.

THE ESTÉE LAUDER COMPANIES INC.
767 Fifth Avenue
New York, New York 10153

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:

    Tuesday, November 12, 2013, at 10:00 a.m., local time

Place:

    JW Marriott Essex House New York
    Grand Salon
    160 Central Park South
    New York, NY

Items of Business:

    1.
    To elect the five nominees as directors to serve until the 2016 Annual Meeting of Stockholders;

    2.
    To ratify the Audit Committee's appointment of KPMG LLP as independent auditors for the 2014 fiscal year;

    3.
    To provide an advisory vote to approve executive compensation;

    4.
    To approve The Estée Lauder Companies Inc. Executive Annual Incentive Plan pursuant to Section 162(m) of the Internal Revenue Code; and

    5.
    To vote on a stockholder proposal concerning sustainable palm oil, if properly presented.

        We also will transact such other business as may properly come before the meeting and any adjournments or postponements of the meeting.

By Order of the Board of Directors
SPENCER G. SMUL Senior Vice President, Deputy General Counsel and Secretary
New York, New York September 26, 2013

        THE BOARD OF DIRECTORS URGES YOU TO VOTE BY THE INTERNET OR BY TELEPHONE OR BY REQUESTING A PRINTED COPY OF THE PROXY MATERIALS AND COMPLETING AND RETURNING BY MAIL THE PROXY CARD YOU WILL RECEIVE IN RESPONSE TO YOUR REQUEST.

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 12, 2013: The Company's Proxy Statement for the 2013 Annual Meeting of Stockholders and the Annual Report to Stockholders for the fiscal year ended June 30, 2013 are available at www.envisionreports.com/EL.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement before voting.

2013 Annual Meeting of Stockholders

Date and Time:	November 12, 2013 at 10:00 a.m.
Place:	JW Marriott Essex House New York Grand Salon 160 Central Park South New York, NY

Voting Matters

Items of Business		Board Recommendation	Proxy Statement Disclosure
1.	Election of Class II Directors	FOR each director nominee	Page 7
2.	Ratification of Appointment of KPMG LLP as Independent Auditors	FOR	Page 87
3.	Advisory Vote to Approve Executive Compensation	FOR	Page 88
4.	Approval of The Estée Lauder Companies Inc. Executive Annual Incentive Plan pursuant to Section 162(m) of the Internal Revenue Code	FOR	Page 89
5.	Vote on Stockholder Proposal Concerning Sustainable Palm Oil	AGAINST	Page 91

Director Nominees

        The following table provides information about the Class II Director Nominees standing for election to serve until the 2016 Annual Meeting of Stockholders. Information about all the Directors can be found in this Proxy Statement beginning on page 7.

Nominee	Current Position	Committee Membership
Aerin Lauder	Creative Director and Chairman of Aerin LLC	None
William P. Lauder	Executive Chairman of The Estée Lauder Companies Inc.	Nominating and Board Affairs Committee
Richard D. Parsons	Senior Advisor to Providence Equity Partners LLC	Compensation Committee (Chair); and Nominating and Board Affairs Committee
Lynn Forester de Rothschild	Chief Executive of E.L. Rothschild LLC	Nominating and Board Affairs Committee (Chair)
Richard F. Zannino	Managing Director at CCMP Capital Advisors, LLC	Audit Committee

Executive Compensation Highlights

        As explained in the "Compensation Discussion and Analysis" below, we continue to successfully execute against our long-term strategy and, in fiscal 2013, achieved several record results and milestones. Additionally, our total stockholder return ("TSR") has exceeded that of the S&P 500 on a 1-, 3- and 5-year basis. Our performance, as highlighted in the table below, is attributable to the ongoing determination and collective talents and efforts of our executive officers, other members of management and all of our employees.

Financial Metric	Fiscal 2013	Change over Prior Year	3-Year Compound Annual Growth Rate (or Basis Point Improvement)	5-Year Compound Annual Growth Rate (or Basis Point Improvement)
Net Sales	$10.2 billion	4.8%	9.3%	5.2%
Operating Margin	15.0%	+150bp	+490bp	+470bp
Diluted Earnings Per Share	$2.58	19.6%	29.4%	16.5%
Return on Invested Capital(1)	24.2%	+20bp	+570bp	+460bp
Cash Flow from Operations	$1.2 billion	8.8%	8.6%	12.2%
TSR	23.7%	—	34.8%	24.8%
TSR—S&P 500 Composite	20.6%	—	18.4%	7.0%

(1)
Excludes returns and charges associated with restructuring activities in each period

        In fiscal 2013, we also raised the common stock dividend 37%, repurchased 6.7 million shares for $388 million and used $461 million for capital expenditures. Over the five-year period ended June 30, 2013, we increased the total market value of the Company by 182% or approximately $16.5 billion.

        The following summarizes certain executive compensation decisions that affected compensation in, or relating to, fiscal 2013:

  •
  The Compensation Committee authorized increases in base salaries, target bonus opportunities and target equity awards, as well as special equity awards, for the President and Chief Executive Officer and certain other Named Executive Officers ("NEOs"), in recognition of strong and sustained individual and Company performance. On average, target compensation for the NEOs, excluding special equity awards, increased approximately 7%.

  •
  Our NEOs achieved fiscal 2013 payout percentages under the Executive Annual Incentive Plan ("EAIP") ranging from 111% to 118% out of a possible maximum of 150% of target bonus opportunities. The stock-based compensation awarded to our NEOs in fiscal 2013 was based on target grant levels and, other than for Ms. Travis who joined the Company in August 2012, an assessment of each officer's performance and his or her expected future contributions.

  •
  As a result of the strong performance over the three-year period ended June 30, 2013, the performance share units granted to our executive officers resulted in a maximum aggregate payout of 150% of target.

  •
  In recognition of Fabrizio Freda's leadership as President and Chief Executive Officer, expected future contributions, and our strong and sustained performance, Mr. Freda's bonus opportunity was increased to $3.75 million and his equity target was increased to $6.5 million. These targets, together with his base salary of $1.75 million, resulted in fiscal 2013 target total direct annual compensation of $12 million. We also made additional grants of equity-based awards to Mr. Freda to further align his interests with the long-term interests of our stockholders and to recognize the importance of his continued leadership over at least the five years covered by the awards, which are explained in the "Compensation Discussion and Analysis" below.

        For more complete information about our executive compensation philosophy and approach, please see additional information below in "Executive Compensation" including "Compensation Discussion and Analysis."

THE ESTÉE LAUDER COMPANIES INC.
767 Fifth Avenue
New York, New York 10153

September 26, 2013

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 12, 2013

Annual Meeting and Voting

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of The Estée Lauder Companies Inc. (the "Company," "we" or "us"), a Delaware corporation, to be voted at the Annual Meeting of Stockholders to be held in the Grand Salon at the JW Marriott Essex House New York, 160 Central Park South, New York, New York, on Tuesday, November 12, 2013, at 10:00 a.m., local time, and at any adjournment or postponement of the meeting. The approximate date on which this Proxy Statement and form of proxy are first being sent or given to stockholders, or being made available through the Internet for those stockholders receiving their proxy materials electronically, is September 30, 2013.

Admission to the Meeting

Admission to the meeting will require a ticket. If you are a stockholder of record and plan to attend, please check the appropriate box on the proxy card, or so indicate when you vote by telephone or the Internet, and an admission ticket will be mailed to you. If you are a stockholder whose shares are held through an intermediary, such as a bank or broker, and you plan to attend, please request an admission ticket by writing to the Investor Relations Department at The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153. Evidence of your ownership of shares of our Common Stock on September 13, 2013 (the "Record Date"), which you can obtain from your bank, broker or other intermediary, must accompany your letter.

Who May Vote?

Only stockholders of record of shares of Class A Common Stock or Class B Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting or at any adjournment or postponement of the meeting. Each owner of record of Class A Common Stock on the Record Date is entitled to one vote for each share of Class A Common Stock. Each owner of record of Class B Common Stock on the Record Date is entitled to ten votes for each share of Class B Common Stock. On September 13, 2013, there were 239,187,996 shares of Class A Common Stock and 148,728,082 shares of Class B Common Stock issued and outstanding.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

In accordance with rules adopted by the Securities and Exchange Commission (the "SEC"), we have elected to furnish to our stockholders this Proxy Statement and our Fiscal 2013 Annual Report by providing access to these documents on the Internet rather than mailing printed copies. Accordingly, a Notice of Internet Availability of Proxy Materials (the "Notice") is being mailed to our stockholders of record and beneficial owners (other than those who previously requested printed copies or electronic delivery of our proxy materials), which will direct stockholders to a website where they can access our proxy materials and view instructions on how to vote online or by telephone. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice.

How do I cast my vote if I am a stockholder of record?

If you are a stockholder of record (which means your shares are registered directly in your name with the Company's transfer agent, Computershare, or you have a physical stock certificate) you can vote your shares in one of two ways: either by proxy or in person at the Annual Meeting. If you choose to vote by proxy you may do so by using the Internet or the telephone, or by requesting a printed copy of our proxy materials and completing and returning by mail the proxy card you will receive in response to your request.

Whichever method you use, each valid proxy received in time will be voted at the Annual Meeting in accordance with your instructions. To ensure that your proxy is voted, it should be received by the close of business on November 11, 2013. If you submit a proxy without giving instructions, your shares will be voted as recommended by the Board of Directors.

How do I cast my vote if my shares are held in "street name"?

If you are a beneficial owner of shares held in a stock brokerage account or by a bank or other nominee (i.e. in "street name"), you are invited to attend the Annual Meeting. However, since you are not a stockholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the stockholder of record. A legal proxy may be obtained from your broker, bank or nominee.

If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote over the Internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you will receive voting instructions from your broker, bank, or nominee describing the available processes for voting your stock.

If your shares are held for you by a broker, your broker must vote those shares in accordance with your instructions. If you do not give voting instructions to your broker, your broker may vote your shares for you on any discretionary items of business to be voted upon at the Annual Meeting, such as the ratification of the appointment of KPMG LLP (Item 2).

Important Consideration for "street name" holders. You must instruct your broker if you want your shares to be counted in the election of directors at the Annual Meeting (Item 1), the advisory vote to approve executive compensation (Item 3), the approval of The Estée Lauder Companies Inc. Executive Annual Incentive Plan (Item 4), and the vote on a stockholder proposal concerning sustainable palm oil (Item 5). New York Stock Exchange rules prevent your broker from voting your shares on these matters without your instructions. Please follow the instructions provided by your broker so that your vote can be counted.

May I change my vote?

All proxies delivered pursuant to this solicitation are revocable at any time before they are exercised at the option of the persons submitting them by giving written notice to the Secretary of the Company at the mailing address set forth below, by submitting a later-dated proxy (either by mail, telephone or the Internet) or by voting in person at the Annual Meeting. The mailing address of our principal executive offices is 767 Fifth Avenue, New York, New York 10153.

What constitutes a quorum?

The holders of a majority of the votes entitled to be cast by the stockholders entitled to vote generally, present in person or by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions, broker non-votes and votes withheld are included in the count to determine a quorum.

What if a quorum is not represented at the Annual Meeting?

In the event that a quorum does not exist, the Executive Chairman or the holders of a majority of the votes entitled to be cast by the stockholders who are present in person or by proxy may adjourn the meeting. At such adjourned meeting at which a quorum may be present, any business may be transacted which might have been transacted at the meeting as originally called.

How many votes are required to approve a proposal?

The following table summarizes for each proposal: (i) the vote required of Class A Common Stock and Class B Common Stock (voting together) for approval; (ii) whether abstentions count as votes cast; and (iii) whether broker discretionary voting is allowed.

Proposal	Vote required	Do abstentions count as votes cast?	Is broker discretionary voting allowed?
Item 1:
Election of Class II Directors	Plurality of Votes Cast*	Not Applicable	No
Item 2:
Ratify approval of KPMG LLP's appointment	Majority of Votes Cast	No	Yes
Item 3:
Advisory vote to approve Executive Compensation	Majority of Votes Cast**	No	No
Item 4:
Approval of The Estée Lauder Companies Inc. Executive Annual Incentive Plan	Majority of Votes Cast	No	No
Item 5:
Stockholder proposal concerning sustainable palm oil	Majority of Votes Cast	No	No

*
In the election of directors (Item 1), shares present at the Annual Meeting that are not voted for a particular nominee, broker non-votes and shares present by proxy where the stockholder withholds authority to vote for the nominee will not be counted toward the nominee's achievement of a plurality.

**
The advisory vote to approve executive compensation (Item 3) is not binding on the Company. However, the Compensation Committee and the Stock Plan Subcommittee, which are responsible for designing and administering the Company's executive compensation program, value the opinions expressed by stockholders. See "Compensation Discussion and Analysis – Advisory Votes on Executive Compensation" below.

Abstentions and broker non-votes, while not counted as votes cast for the proposals, will have the practical effect of reducing the number of votes in favor of such proposals.

How will my shares be voted?

All proxies properly submitted pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. In the election of directors to serve until the Annual Meeting of Stockholders in 2016 (Item 1), stockholders may vote in favor of, or withhold their votes from, each nominee. Regarding the ratification of the appointment of KPMG LLP (Item 2), the advisory vote to approve executive compensation (Item 3), the approval of The Estée Lauder Companies Inc. Executive Annual Incentive Plan (Item 4), and the vote on a stockholder proposal concerning sustainable palm oil (Item 5), stockholders may vote in favor of the proposal, may vote against the proposal or may abstain from voting. Stockholders should specify their choices on the enclosed proxy card or pursuant to the instructions thereon for telephone or Internet voting. If no specific choices are indicated, the shares represented by a properly submitted proxy will be voted:

1.
FOR the election of each nominee as director;

2.
FOR the ratification of the appointment of KPMG LLP as independent auditors;

3.
FOR the advisory resolution to approve executive compensation;

4.
FOR the approval of The Estée Lauder Companies Inc. Executive Annual Incentive Plan; and

5.
AGAINST the stockholder proposal concerning sustainable palm oil.

If you have returned your signed and completed proxy card and other matters are properly presented at the Annual Meeting of Stockholders for consideration, the proxy holders appointed by the Board of Directors (the persons named in your proxy card if you are a stockholder of record) will have the discretion to vote on those matters for you.

Who will count the vote?

Representatives of Computershare will tabulate the votes and act as inspectors of election.

May I see a list of stockholders entitled to vote as of the Record Date?

A list of registered stockholders as of the close of business on September 13, 2013 will be available for examination by any stockholder for any purpose germane to the meeting during normal business hours from October 31, 2013 through November 11, 2013 at the office of Spencer G. Smul, Senior Vice President, Deputy General Counsel and Secretary of the Company, at 767 Fifth Avenue, New York, New York 10153.

Can I access the Notice of Annual Meeting, Proxy Statement, Annual Report and Form 10-K on the Internet?

Our Proxy Statement (including Notice of Annual Meeting) and Fiscal 2013 Annual Report to Stockholders are available at www.envisionreports.com/EL.

These proxy materials are also available, along with the Annual Report on Form 10-K for the fiscal year ended June 30, 2013, in "Reports and Filings"of the "Investor Relations" section of our website at www.elcompanies.com. Instead of receiving future copies of our Proxy Statement (including Notice of Annual Meeting) and Annual Report by mail, stockholders can access these materials online. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and will also give you an electronic link to the proxy voting site.

Stockholders of record can enroll in Investor ServiceDirect™ at www.computershare.com/investor for online access to future proxy materials.

If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

ELECTION OF DIRECTORS
(Item 1)

Board of Directors

        Currently, the Board of Directors is comprised of fifteen directors. The directors are divided into three classes, each serving for a period of three years.

        The stockholders elect one class of the members of the Board of Directors annually. The directors whose terms will expire at the 2013 Annual Meeting of Stockholders are Aerin Lauder, William P. Lauder, Richard D. Parsons, Lynn Forester de Rothschild and Richard F. Zannino, each of whom has been nominated to stand for re-election as a director at the 2013 Annual Meeting, to hold office until the 2016 Annual Meeting and until his or her successor is elected and qualified. In the unanticipated event that one or more of these nominees is unable or declines to serve for any reason, the Board of Directors may reduce the number of directors or take action to fill the vacancy or vacancies. In addition to the director biographies below, see "Additional Information Regarding the Board of Directors – Director Qualifications" below.

        The Board recommends a vote FOR each nominee as a director to hold office until the 2016 Annual Meeting. Proxies received by the Board will be so voted unless a contrary choice is specified in the proxy.

NOMINEES FOR ELECTION TO TERM EXPIRING 2016 (CLASS II)

Aerin Lauder Director since 2004 Age 43
Ms. Lauder is the Creative Director and Chairman of Aerin LLC, a luxury lifestyle brand that she formed in April 2011. She also serves as Style and Image Director for the Estée Lauder brand. From July 2004 through April 2011, Ms. Lauder was Senior Vice President, Creative Director for the Estée Lauder brand. From April 2001 through June 2004, she was Vice President of Global Advertising for the brand. From 1997 through April 2001, she was Executive Director, Creative Marketing, helping to define and enhance the Estée Lauder brand image. From 1995 to 1997, she was Director, Creative Product Development for the Estée Lauder brand. Ms. Lauder joined the Company in 1992 as a member of the Prescriptives marketing team. She is a member of the Education Committee for the Board of Trustees at The Metropolitan Museum of Art and is a member of the International Council of the Museum of Modern Art.

William P. Lauder Director since 1996 Age 53
Mr. Lauder is Executive Chairman of the Company and, in such role, he is Chairman of the Board of Directors. He was Chief Executive Officer of the Company from March 2008 through June 2009 and President and Chief Executive Officer from July 2004 through February 2008. From January 2003 through June 2004, he was Chief Operating Officer. From July 2001 through 2002, he was Group President responsible for the worldwide business of the Clinique and Origins brands and the Company's retail store and online operations. From 1998 to 2001, he was President of Clinique Laboratories, LLC. Prior to 1998, he was President of Origins Natural Resources Inc., and he had been the senior officer of that division since its inception in 1990. Prior thereto, he served in various positions since joining the Company in 1986. He is a member of the Board of Directors of Jarden Corporation. Additionally, within the past five years, Mr. Lauder served as a director of GLG Partners, Inc. and True Temper Sports, Inc. He also currently serves as Chairman of the Board of the Fresh Air Fund and a member of the Boards of Trustees of The University of Pennsylvania and The Trinity School in New York City, the Boards of Directors of the 92nd Street Y and the Partnership for New York City, and the Advisory Board of Zelnick Media.
Mr. Lauder is a member of the Nominating and Board Affairs Committee.
Richard D. Parsons Director since 1999 Age 65

Mr. Parsons is a senior advisor to Providence Equity Partners LLC since 2009. From 1996 until 2012, he was a director of Citigroup Inc. (member of the Personnel and Compensation Committee and the Nominating and Governance Committee) and served as its Chairman from February 2009 to April 2012. From May 2003 until his retirement in December 2008, he served as Chairman of the Board of Time Warner Inc. From May 2002 until December 2007, he served as Chief Executive Officer of Time Warner Inc. From January 2001 until May 2002, he was Co-Chief Operating Officer of AOL Time Warner. From 1995 until the merger with America On-Line Inc., he was President of Time Warner Inc. From 1990 through 1994, he was Chairman and Chief Executive Officer of Dime Bancorp, Inc. He is currently a member of the Board of The Madison Square Garden Company and Lazard Ltd. Among his numerous community activities, he is Chairman of the Apollo Theatre Foundation, and serves on the Boards of The American Museum of Natural History and The Museum of Modern Art.
Mr. Parsons is Chair of the Compensation Committee and is a member of the Nominating and Board Affairs Committee.

Lynn Forester de Rothschild Director since 2000 Age 59
Lady de Rothschild has been, since June 2002, the Chief Executive of E.L. Rothschild LLC, a private investment company with investments in media, information technology, agriculture and real estate worldwide. Holdings include The Economist Group (UK), real estate and financial services. Lady de Rothschild has been a director of The Economist Newspaper Limited (member of the Audit Committee) since October 2002. From 2004 to 2007, she was also Co-Chair of FieldFresh Pvt. Ltd., a 50-50 joint venture with Bharti Enterprises, established to develop the agricultural sector in India. From 1989 to 2002, she was President and Chief Executive Officer of FirstMark Holdings, Inc., which owned various telecommunications companies worldwide. She was Executive Vice President for Development at Metromedia Telecommunications, Inc. from 1984 to 1989, and an associate at the law firm of Simpson, Thacher and Bartlett LLP in New York City until 1984. She is Co-Chair of the Henry Jackson Initiative for Inclusive Capitalism, and a trustee or board member of the Peterson Institute for International Economics, FAI (Fondo per L'Ambiente Italiano), the ERANDA Foundation (de Rothschild family foundation), the Alfred Herrhausen Society of International Dialogue of Deutsche Bank, the International Advisory Board of Columbia University School of Law and the Alzheimer Drug Discovery Foundation. Lady de Rothschild is a member of the Council on Foreign Relations (USA), Chatham House (UK), the International Advisory Council of Asia House (UK), the International Institute of Strategic Studies (UK), and the Foreign Policy Association (USA).
Lady de Rothschild is Chair of the Nominating and Board Affairs Committee.

Richard F. Zannino Director since 2010 Age 54
Mr. Zannino is a Managing Director at the private equity firm CCMP Capital Advisors, LLC, a position he has held since July 2009. He is on the firm's Investment Committee and co-heads the consumer, retail and media practices. Prior to joining CCMP Capital, he was an independent retail and media advisor from February 2008 to June 2009. He was Chief Executive Officer and a member of the Board of Directors of Dow Jones & Company, Inc. from February 2006 until January 2008, shortly after it was acquired by News Corp. Mr. Zannino joined Dow Jones as Executive Vice President and Chief Financial Officer in February 2001 and was promoted to Chief Operating Officer in July 2002. From 1998 to 2001, he was Executive Vice President of Liz Claiborne, Inc. where he oversaw the finance, administration, retail, fragrance and licensing divisions. From 1993 to 1998, Mr. Zannino was with Saks Fifth Avenue, serving as Vice President and Treasurer, Senior Vice President, Finance and Merchandise Planning and then Executive Vice President and Chief Financial Officer. Mr. Zannino is a director of IAC/InterActiveCorp and Francesca's Holdings Corporation. Mr. Zannino also serves on the Board of Trustees of Pace University.
Mr. Zannino is a member of the Audit Committee.

INCUMBENT DIRECTORS – TERM EXPIRING 2014 (CLASS III)

Charlene Barshefsky Director since 2001 Age 63
Ambassador Barshefsky is Senior International Partner at the law firm of WilmerHale in Washington, D.C. Prior to joining the law firm, she was the United States Trade Representative from March 1997 to January 2001, and Deputy United States Trade Representative and Acting United States Trade Representative from June 1993 to March 1997. From February 2001 until July 2001, Ambassador Barshefsky was a Public Policy Scholar at the Woodrow Wilson International Center for Scholars in Washington, D.C. Ambassador Barshefsky is also a director of American Express Company, Starwood Hotels & Resorts Worldwide, Inc. and Intel Corporation. In addition, she is a member of the Council on Foreign Relations and a Trustee of the Howard Hughes Medical Institute.
Ambassador Barshefsky is a member of the Nominating and Board Affairs Committee.

Wei Sun Christianson Director since 2011 Age 57
Ms. Christianson is a Managing Director and Co-Chief Executive Officer of Asia Pacific and Chief Executive Officer of China at Morgan Stanley based in Beijing. In addition to her regional role, Ms. Christianson is responsible for all aspects of Morgan Stanley's operations in China and is a member of Morgan Stanley's Management Committee. Prior to rejoining Morgan Stanley in 2006, she was the Chairman of China for Citigroup Global Markets (Asia Ltd.) and previously served as Chairman of China and Country Manager for Credit Suisse First Boston. Ms. Christianson held an earlier position at Morgan Stanley beginning in 1998 as Executive Director and Beijing Representative. She was previously an Associate Director of the Corporate Finance Department at the Hong Kong Securities and Finance Commission (SFC) where she was instrumental in developing the regulatory framework for the public listing of Mainland Chinese securities in Hong Kong. She also worked as an attorney in the New York offices of Orrick, Herrington & Sutcliffe LLP. Ms. Christianson also serves on the Board of Trustees at Amherst College.
Ms. Christianson is a member of the Nominating and Board Affairs Committee.
Fabrizio Freda Director since 2009 Age 56

Mr. Freda has served as President and Chief Executive Officer of the Company since July 2009. During this period, he has continued to lead the implementation of our long-term strategy that has resulted in a substantial increase in our market capitalization. From March 2008 through June 2009, he was President and Chief Operating Officer where he oversaw the Clinique, Bobbi Brown, La Mer, Jo Malone, Aveda, and Bumble and bumble brands and the Aramis and Designer Fragrances division. He also was responsible for the Company's International Division, as well as Global Operations, Research and Development, Packaging, Quality Assurance, Merchandise Design, Corporate Store Design and Retail Store Operations. Prior to joining the Company, Mr. Freda served in a number of positions of increasing responsibility at The Procter & Gamble Company ("P&G"), where he was responsible for various operating, marketing and key strategic efforts for over 20 years. From 2001 through 2007, Mr. Freda was President, Global Snacks, at P&G. Mr. Freda also spent more than a decade in the Health and Beauty Care division at P&G. From 1986 to 1988 he directed marketing and strategic planning for Gucci SpA. Mr. Freda is also a member of the Board of Directors of BlackRock, Inc., a global investment manager.

Jane Lauder Director since 2009 Age 40
Ms. Lauder has served as Global President, General Manager of the Origins and Ojon brands since July 2010, and of the Darphin brand since January 2013. From July 2008 until July 2010, she was Senior Vice President/General Manager of the Origins brand. From July 2006 until July 2008, she was Senior Vice President, Global Marketing for Clinique. From 2003 through July 2006, Ms. Lauder was Vice President of Marketing for BeautyBank where she spearheaded the creation and launch of the skin care and cosmetics line, American Beauty, as well as Flirt! From 2001 through 2003, she was Vice President of Marketing for the Stila brand. Ms. Lauder began her career with the Company in 1996 at Clinique.
Leonard A. Lauder Director since 1958 Age 80

Mr. Lauder is Chairman Emeritus of the Company. He was Chairman of the Board of Directors from 1995 through June 2009 and served as the Company's Chief Executive Officer from 1982 through 1999 and President from 1972 until 1995. Mr. Lauder formally joined the Company in 1958 after serving as an officer in the United States Navy. Since joining, he has held various positions, including executive officer positions other than those described above. He is Chairman Emeritus of the Board of Trustees of the Whitney Museum of American Art, a Charter Trustee of The University of Pennsylvania, a Trustee of The Aspen Institute and the co-founder and director of the Alzheimer's Drug Discovery Foundation. He also served as a member of the White House Advisory Committee on Trade Policy and Negotiations under President Reagan.

INCUMBENT DIRECTORS – TERM EXPIRING 2015 (CLASS I)

Rose Marie Bravo, CBE Director since 2003 Age 62
Ms. Bravo is a retail and marketing consultant. She was Vice Chairman of Burberry Group Plc from July 2006 to July 2007. Prior to that she was Burberry's Chief Executive from 1997 to July 2006. Prior to her appointment at Burberry, Ms. Bravo was President of Saks Fifth Avenue from 1992, with responsibility for merchandising, marketing and product development. From 1974 to 1992, Ms. Bravo held a number of positions at R.H. Macy & Co., culminating as Chairman and Chief Executive Officer of the U.S. retailer, I. Magnin from 1987 to 1992. Ms. Bravo is also a member of the Board of Directors of Tiffany & Co. and Williams-Sonoma, Inc. She also serves on the Board of Directors of Phoenix House Foundation.
Ms. Bravo is a member of the Compensation Committee and Stock Plan Subcommittee.

Paul J. Fribourg Director since 2006 Age 59
Mr. Fribourg is the Chairman and Chief Executive Officer of Continental Grain Company, which is an international agribusiness and investment company with investments in the poultry and pork businesses, since July 1997. Mr. Fribourg joined Continental Grain Company (formerly known as ContiGroup Companies, Inc.) in 1976 and worked in various positions there with increasing responsibility in both the United States and Europe. Mr. Fribourg is also a director of Loews Corporation, Burger King Holdings, Inc. and Apollo Global Management, LLC. Additionally, within the past five years, he served as a director of Smithfield Foods, Inc. He also serves as a member of Rabobank's International North American Agribusiness Advisory Board, and as a Board member of the Executive Committee of Castleton Commodities International LLC. He has been a member of the Council on Foreign Relations since 1985.
Mr. Fribourg is a member of the Audit Committee, the Compensation Committee and the Stock Plan Subcommittee.
Mellody Hobson Director since 2005 Age 44

Ms. Hobson serves as the President of Ariel Investments, LLC (Chicago-based investment management firm and adviser to the mutual funds offered by the Ariel Investment Trust) since 2000, and as President and Director of its governing member, Ariel Capital Management Holdings, Inc. She also serves as President (since 2002) and Chairman of the Board of Trustees (Chairman since 2006, trustee since 1993) of the Ariel Investment Trust (registered investment company). Ms. Hobson is also Chairman of the Board of DreamWorks Animation SKG, Inc., and a member of the Boards of Directors of Starbucks Corporation and Groupon, Inc. She also works with a variety of civic and professional institutions, including serving as Chairman of After School Matters, and as board member of the Chicago Public Education Fund and the Sundance Institute.
Ms. Hobson is a member of the Audit Committee.
Irvine O. Hockaday, Jr. Director since 2001 Age 77

Mr. Hockaday is the former President and Chief Executive Officer of Hallmark Cards, Inc. He retired in December 2001. Prior to joining Hallmark in 1983, he was President and Chief Executive Officer of Kansas City Southern Industries, Inc. Mr. Hockaday was a member of the Hallmark Board of Directors from 1978 until January 2002. Additionally, within the past five years, he served as a director of Aquila, Inc., Crown Media Holdings, Inc., Ford Motor Company, and Sprint Nextel Corporation.
Mr. Hockaday is Presiding Director and Chair of the Audit Committee.

Barry S. Sternlicht Director since 2004 Age 52
Mr. Sternlicht is Chairman and Chief Executive Officer of Starwood Capital Group, a private real estate investment firm he formed in 1991. Mr. Sternlicht is also Chairman and Chief Executive Officer of Starwood Property Trust, Inc., a commercial mortgage REIT. From 1995 until May 2005, he was Chairman and CEO of Starwood Hotels & Resorts Worldwide, Inc., a company which he founded in 1995. Mr. Sternlicht is also Chairman of the Board of TRI Pointe Homes, Inc., and a member of the Board of Directors of Restoration Hardware Holdings, Inc. and Riviera Holdings Corporation. He is Chairman of the Board of Societé du Louvre and Baccarat. Additionally, within the past five years, Mr. Sternlicht served as director of Granahan McCourt Acquisition Corporation. Mr. Sternlicht is Chairman of the Board of the Robin Hood Foundation and is also on the Board of the Nantucket Dreamland Foundation and the Executive Board of Americans for the Arts. He is also a trustee of Brown University and serves on the boards of numerous other civic organizations and charities.
Mr. Sternlicht is a member of the Compensation Committee and Stock Plan Subcommittee.

Additional Information Regarding the Board of Directors

        Stockholders' Agreement and Lauder Family Control. All Lauder Family Members (other than The 4202 Corporation) who beneficially own shares of Common Stock have agreed pursuant to a stockholders' agreement with the Company (the "Stockholders' Agreement") to vote all shares beneficially owned by them for Leonard A. Lauder (or for one of his sons), Ronald S. Lauder (or for one of his daughters) and one person, if any, designated by each as a director of the Company. Aerin Lauder and Jane Lauder are parties to the Stockholders' Agreement solely as trustees of certain trusts. The term "Lauder Family Members" is defined below (see "Certain Relationships and Related Transactions – Lauder Family Relationships and Compensation" below). Lauder Family Members who are parties to the Stockholders' Agreement beneficially owned, in the aggregate, on September 13, 2013, shares of Common Stock having approximately 83% of the voting power of the Company. The right of each of Leonard A. Lauder (or his sons) and Ronald S. Lauder (or his daughters) to designate a nominee exists only when he (including his descendants) beneficially owns (other than by reason of the Stockholders' Agreement) shares of Common Stock with at least 10% of the total voting power of the Company. Currently, William P. Lauder is the nominee of Leonard A. Lauder, and Aerin Lauder and Jane Lauder are the nominees of Ronald S. Lauder. The right of each of Leonard A. Lauder (or one of his sons) and Ronald S. Lauder (or one of his daughters) to be nominated will exist so long as he (including his descendants) beneficially owns shares of Common Stock with at least 5% of the total voting power of the Company. In the event that Leonard A. Lauder ceases to be a member of the Board of Directors by reason of his death or disability, then his sons, William P. Lauder and Gary M. Lauder, will succeed to his rights to be nominated as a director and to designate one nominee. If either son is unable to serve by reason of his death or disability, the other son will have the right to designate a nominee. Similarly, Aerin Lauder and Jane Lauder, Ronald S. Lauder's daughters, will succeed to their father's rights if he should cease to be a director by reason of his death or disability. If either daughter is unable to serve by reason of her death or disability, the other daughter will have the right to designate a nominee. In the event none of Leonard A. Lauder and his sons and Ronald S. Lauder and his daughters are able to serve as directors by reason of death or disability, then the rights under the Stockholders' Agreement to be a nominee and to designate a nominee will cease.

        The Company is a "controlled company" under the rules of the New York Stock Exchange because the Lauder family and their related entities hold more than 50% of the voting power of the outstanding voting stock. As such, the Company may avail itself of exemptions relating to the independence of the Board and certain Board committees. Despite the availability of such exemptions, the Board of Directors has determined that it will have a majority of independent directors and that both the Nominating and Board Affairs Committee and the Compensation Committee will have otherwise required provisions in their charters. As permitted by the New York Stock Exchange rules for "controlled companies," our Board does not require that the Nominating and Board Affairs Committee and Compensation Committee be comprised solely of independent directors.

        Board Committees. The Board of Directors has established three standing committees – the Audit Committee, the Compensation Committee (which includes the Stock Plan Subcommittee) and the Nominating and Board Affairs Committee. The members of the Committees are set forth in the following table:

Director	Audit Committee	Compensation Committee	Nominating and Board Affairs Committee
Charlene Barshefsky			✓
Rose Marie Bravo†		✓
Wei Sun Christianson			✓
Paul J. Fribourg†	✓	✓
Mellody Hobson	✓
Irvine O. Hockaday, Jr.*	Chair
William P. Lauder			✓
Richard D. Parsons		Chair	✓
Lynn Forester de Rothschild			Chair
Barry S. Sternlicht†		✓
Richard F. Zannino	✓

† Also member of Stock Plan Subcommittee

* Presiding Director

        Copies of the charters adopted by the Board of Directors for each Committee may be found in the "Investor Relations" section of the Company's website: www.elcompanies.com within the "Leadership" subsection under the heading "Corporate Governance" by selecting "Committees." Stockholders may also contact Investor Relations at 767 Fifth Avenue, New York, New York 10153 or call 800-308-2334 to obtain a hard copy of these documents without charge.

        The Audit Committee, among other things, appoints the independent auditors; reviews the independence of such auditors; approves the scope of the annual audit activities of the independent auditors and the Company's Internal Control Department; reviews audit results; reviews and discusses the Company's financial statements with management and the independent auditors; reviews and discusses with the Board the Company's risk assessment and management processes; and is responsible for our policy for the review of related person transactions. The Committee also meets separately, at least quarterly, with the Chief Financial Officer and Chief Internal Control Officer and with representatives of the independent auditor. The Board of Directors has determined that each of the Committee Members – Mr. Hockaday, Ms. Hobson, Mr. Fribourg and Mr. Zannino – qualifies as an "Audit Committee Financial Expert" in accordance with the rules issued by the Securities and Exchange Commission.

        The Compensation Committee establishes and approves compensation plans and arrangements with respect to the Company's executive officers and administers the Company's Executive Annual Incentive Plan. The Stock Plan Subcommittee has the authority to adopt and administer the Company's share incentive plans. In 2012, the Board of Directors established an Employee Equity Award Committee, the sole member of which is Fabrizio Freda. The sole purpose of this Committee is to make limited grants of equity awards under the share incentive plan to employees who are not executive officers. To date, the Committee has not made any grants.

        The Nominating and Board Affairs Committee, among other things, recommends nominees for election as members of the Board, considers and makes recommendations regarding Board practices and procedures and reviews the compensation for service as a Board member.

        Each committee reports regularly to the Board and has authority to engage its own advisors.

        Board and Board Committee Meetings; Attendance at Annual Meetings; Executive Sessions. Directors are expected to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. In furtherance of the Board's role, directors are expected to attend all scheduled Board and Board Committee meetings and all meetings of stockholders. In fiscal 2013, the Board of Directors met five times, the Compensation Committee met six times, the Stock Plan Subcommittee met six times, the Audit Committee met nine times, and the Nominating and Board Affairs Committee met three times. The total combined attendance for all board and committee meetings was 97%, and no director attended less than 75% of Board and Committee meetings. The non-employee directors met five times in executive session in fiscal 2013, including four meetings at which at least one management director was present for all or part of the session. All of the directors who were on the Board attended the Annual Meeting of Stockholders in November 2012.

        Irvine O. Hockaday, Jr. served as the presiding director for all executive sessions of the Board of Directors in fiscal 2013. Mr. Hockaday has been appointed by the Board to serve for an additional one-year term beginning after the 2013 Annual Meeting. The presiding director serves for a one-year term beginning with the meeting of the Board immediately following the Annual Meeting of Stockholders and is selected from among the independent members of the Board.

        Board Leadership Structure. Our Board is currently led by our Executive Chairman, who is a member of the Lauder family. As provided in our Corporate Governance Guidelines, we also have an independent director who serves as our presiding director. The remaining directors include our President and Chief Executive Officer, nine other non-employee directors (eight of whom are independent), and three more members of the Lauder family. A majority of the directors are independent.

        The Board of Directors considers this structure appropriate in view of the Lauder family's significant investment in the Company, including direct and indirect holdings of more than 86% of the voting power of the outstanding voting stock. The structure also comports with the Stockholders' Agreement among various members of the Lauder family and the Company, which was originally entered into in connection with our initial public offering in 1995. See "Additional Information Regarding the Board of Directors – Stockholders' Agreement and Lauder Family Control" above.

        In addition to his responsibilities as Chairman of the Board, Mr. W. Lauder, as Executive Chairman, works with the President and Chief Executive Officer to set overall vision, strategy, financial objectives and investment priorities for the business. He also continues to provide high-level leadership in areas that are important to the Company, including marketing, trade relations, global communications and regulatory affairs. Mr. Hockaday, the current presiding director, presides at all meetings or executive sessions of non-employee or independent directors.

        Board Role in Risk Oversight. Our Board of Directors regularly receives reports from our President and Chief Executive Officer and other members of senior management regarding areas of significant risk to us, including strategic, operational, financial, legal and regulatory, and reputational risks. However, senior management is responsible for assessing and managing the Company's various risk exposures on a day-to-day basis. In this regard, management has established functions that focus on particular risks, such as the Company's Legal Department, Treasury Group and Environmental Affairs and Safety Department, and has over time developed a more systemic and integrated approach to overall risk management, which includes the identification of risks and mitigation plans in the strategic planning process. The Board's role is one of oversight, assessing major risks facing the Company and reviewing options for their mitigation with management. In addition, under its charter, the Audit Committee reviews and discusses with management our enterprise risk management processes.

        Risk in Compensation Programs. In 2010, we developed a framework for evaluating incentive plan design features that may encourage or help mitigate risk, such as a mix of compensation elements, metrics, leverage, caps and time horizons in order to determine whether the risks arising from our compensation programs (in addition to those applicable only to executive officers) were reasonably likely to have a material adverse effect on the Company. Using this framework again in 2013, which included review of our incentive plans covering our management employees and plans otherwise used in our most significant operations, we concluded that our compensation programs are not reasonably likely to have a material adverse effect on the Company. The results were reviewed with senior management and the Compensation Committee.

        Director Qualifications. Our Board is comprised of individuals with diverse and complementary business experience, leadership experience and financial expertise. Many of our current directors have leadership experience at major domestic and multinational companies, as well as experience on the boards of other companies and organizations, which provides an understanding of different business processes, challenges and strategies. Other directors have government, legal, public policy and media experience that provides insight into issues faced by public companies. The members of the Board are inquisitive and collaborative, challenging yet supportive, and demonstrate maturity and sound judgment in performing their duties. In addition to their own attributes, skills and experience and their significant personal investments in the Company, Lauder Family Members (including related entities) who control the Company have agreed to vote their shares in favor of four individuals. They are the four Lauder family members who are currently on the Board.

        The Board believes that the above-mentioned attributes, along with the leadership skills and other experience of its Board members, some of which are described in the table after this paragraph, provide the Company with the appropriate perspectives and judgment to guide the Company's long-term strategy, monitor progress and, in general, oversee management. Nominees for election at the Annual Meeting on November 12, 2013 have an asterisk (*) next to their names.

Charlene Barshefsky	• International, government and public policy experience as United States Trade Representative
• Legal experience, including current role as Senior International Partner at WilmerHale
• Board experience at American Express Company, Starwood Hotels & Resorts Worldwide Inc. and Intel Corporation
• Trustee of the Howard Hughes Medical Institute
Rose Marie Bravo

•

Global management, marketing, retail and consumer and luxury brand industry experience as former Chief Executive of Burberry, various leadership positions at Saks Fifth Avenue (including as President) and Macy's (including as Chairman and Chief Executive Officer of I. Magnin) and in senior roles in merchandising the Beauty category for much of her career

• Board experience at Tiffany & Co. and Williams-Sonoma, Inc.
• Experience working abroad
• Merchandise and product development expertise
Wei Sun Christianson	• Global management and investment banking experience as Managing Director and Co-Chief Executive Officer of Asia Pacific and Chief Executive Officer of China at Morgan Stanley based in Beijing
• Experience working abroad, particularly in China
• Financial expertise
• Government experience (in Hong Kong)
• Legal experience

Fabrizio Freda	• Global management, marketing and other business and consumer and luxury brand industry experience as President and Chief Executive Officer of The Estée Lauder Companies Inc.
• Similar experience, including developing and leading global organizations, in leadership positions at The Procter & Gamble Company and Gucci SpA
• Experience leading successful creative organizations with innovation programs based on research and development
• Board experience at BlackRock, Inc.
• Experience living and working in several countries
• Financial expertise
Paul J. Fribourg	• Global management, marketing and other business experience as Chairman and Chief Executive Officer of Continental Grain Company
• Board experience at Loews Corporation, Burger King Holdings, Inc. and Apollo Global Management, LLC
• Affiliation with leading business and public policy associations (Council on Foreign Relations)
• Financial expertise
Mellody Hobson	• Management and investment experience as President of Ariel Investments, LLC
• Board experience at DreamWorks Animation SKG, Inc., Starbucks Corporation and Groupon, Inc.
• Media experience as on-air regular contributor and analyst on finance, the markets and economic trends for CBS News
• Financial expertise
Irvine O. Hockaday, Jr.	• Global business experience and consumer brand industry experience as former CEO of Hallmark Cards, Inc.
• Board experience at numerous public companies, including Ford Motor Company and Sprint Nextel Corporation
• Financial expertise
• Legal experience
Aerin Lauder*	• Marketing and other consumer and luxury brand industry experience through leadership roles at The Estée Lauder Companies Inc. since joining in 1992 and the creation and leadership of Aerin LLC
• Significant stockholder and Stockholders' Agreement
Jane Lauder	• Management, marketing and other industry experience through leadership roles at The Estée Lauder Companies Inc. since joining in 1996
• Significant stockholder and Stockholders' Agreement
Leonard A. Lauder	• Global business, marketing and consumer and luxury brand industry experience through leadership roles at The Estée Lauder Companies Inc. since joining in 1958
• Experience leading successful creative organizations with innovation programs based on research and development
• Affiliation with leading business, civic and public policy associations
• Charter Trustee of The University of Pennsylvania
• Significant stockholder and Stockholders' Agreement

William P. Lauder*	• Global business, marketing, Internet, retail and consumer and luxury brand industry experience through leadership roles at The Estée Lauder Companies Inc. since joining in 1986
• Experience leading successful creative organizations with innovation programs based on research and development
• Board experience at Jarden Corporation, GLG Partners, Inc. and True Temper Sports, Inc.
• Significant stockholder and Stockholders' Agreement
• Trustee of University of Pennsylvania and lecturer at The Wharton School
• Financial expertise
Richard D. Parsons*	• Global business, marketing, media, Internet, banking and other business and consumer brand experience through leadership roles at Time Warner Inc. and Dime Bancorp, Inc.
• Board experience at Citigroup, Inc., Time Warner Inc., The Madison Square Garden Company and Lazard Inc.
• Private equity experience at Providence Equity Partners LLC
• Trustee of Howard University
• Legal and government experience
• Financial expertise
Lynn Forester de Rothschild*	• Global business and investment experience as Chief Executive of E.L. Rothschild LLC and CEO of FirstMark Holdings, Inc.
• Board and media experience as director of The Economist Newspaper Limited
• Affiliation with leading business and public policy associations (Council on Foreign Relations)
• Experience working abroad
• Legal and government expertise
• Financial expertise
Barry S. Sternlicht

•

Global business, investment, real estate, financial, private equity, entrepreneurial and consumer brand and luxury industry expertise at Starwood Capital Group, Chairman and Chief Executive Officer of Starwood Property Trust, Inc. and founder and former Chief Executive of Starwood Hotels & Resorts Worldwide, Inc.

• Board experience at Starwood Property Trust, Inc., Ellen Tracy, Field & Stream, Restoration Hardware, and Mammoth Mountain, and as Chairman of Baccarat
• Trustee of Brown University
• Financial expertise
Richard F. Zannino*

•

Management, media, finance, retail and consumer brand industry experience in various positions at Dow Jones & Company, Inc. (including CEO, COO and CFO), Liz Claiborne, Inc. (including CFO) and Saks Fifth Avenue (including CFO)

• Consumer, retail, media and private equity experience at CCMP Capital Advisors, LLC
• Board experience at Dow Jones & Company, Inc., IAC/InterActiveCorp and Francesca's Holdings Corporation
• Trustee of Pace University
• Financial expertise

        The Company does not have a specific policy on diversity of the Board. Instead, the Board evaluates nominees in the context of the Board as a whole, with the objective of recommending a group that can best support the success of the business and, based on the group's diversity of experience, represent stockholder interests through the exercise of sound judgment. Such diversity of experience may be enhanced by a mix of different professional and personal backgrounds and experiences. The Company is proud to have one of the most diverse boards in the S&P 500 when measured by gender and race.

        Board Membership Criteria. The Nominating and Board Affairs Committee works with the Board on an annual basis to determine the appropriate characteristics, skills and experience for the Board as a whole and for its individual members. All directors should possess the highest personal and professional ethics as well as an inquisitive and objective perspective, practical wisdom and mature judgment. In evaluating the suitability of individual Board members, the Board takes into account many factors, including general understanding of marketing, finance and other disciplines relevant to the success of a large publicly traded company in today's business environment; understanding of the Company's business on a technical level; and educational and professional background. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best support the success of the business and, based on its diversity of experience, represent stockholder interests through the exercise of sound judgment. In determining whether to recommend a director for re-election, the Nominating and Board Affairs Committee also considers the director's past attendance at meetings and participation in and contributions to the activities of the Board.

        Upon determining the need for additional or replacement Board members, the Nominating and Board Affairs Committee will identify one or more director candidates and evaluate each candidate under the criteria described above based on the information it receives with a recommendation or that it otherwise possesses, which information may be supplemented by additional inquiries. Application of these criteria involves the exercise of judgment and cannot be measured in any mathematical or routine way. Based on its assessment of each candidate's independence, skills and qualifications and the criteria described above, the Committee will make recommendations regarding potential director candidates to the Board. The Committee may engage third parties to assist in the search for director candidates or to assist in gathering information regarding a candidate's background and experience. The Committee will evaluate stockholder recommended candidates in the same manner as other candidates. Candidates may also be designated pursuant to the Stockholders' Agreement. See "Additional Information Regarding the Board of Directors – Stockholders' Agreement and Lauder Family Control" above.

        Board Independence Standards for Directors. To be considered "independent" for purposes of membership on the Company's Board of Directors, the Board must determine that a director has no material relationship with the Company, including any of its subsidiaries, other than as a director. For each director, the Board broadly considers all relevant facts and circumstances. In making its determination, the Board considers the following categories of relationships to be material, thus precluding a determination that a director is "independent":

(i)
the director is an employee of the Company, or an immediate family member of the director is an executive officer of the Company, or was so employed during the last three years.

(ii)
the director receives, or an immediate family member of the director receives, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

(iii)
(A) the director is a current partner or employee of a firm that is the Company's internal or external auditor, (B) the director has an immediate family member who is a current employee of such a firm, (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company's audit, or (D) the director or an immediate family member of the director was within the last three years a partner or employee of such a firm and personally worked on the Company's audit within that time.

(iv)
the director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers at the same time serves or served on that company's compensation committee.

(v)
the director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

        Additionally, the following relationships will not be considered to be "material" relationships that would impair a director's independence:

(i)
any of the relationships described in (i)-(v) above, if such relationships occurred more than three years ago, or

(ii)
if a director is a current employee, or an immediate family member of a director is a current executive officer of another company that does business with the Company and such other company, during the current or last fiscal year, made payments to or received payments from, the Company of less than $1 million or 2% of such other company's consolidated gross revenues, whichever is greater.

        Contributions to tax exempt organizations shall not be considered payments for purposes of these independence standards. An "immediate family member" includes a director's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person's home.

        The Board reviews at least annually whether directors meet these Director Independence Standards.

        The following directors, including two of the five nominated for re-election, have been determined by the Board to be "independent" pursuant to New York Stock Exchange rules and the Company's Independent Director Standards described above: Charlene Barshefsky, Rose Marie Bravo, Wei Sun Christianson, Paul J. Fribourg, Mellody Hobson, Irvine O. Hockaday, Jr., Lynn Forester de Rothschild, Barry S. Sternlicht and Richard F. Zannino.

        In addition to the foregoing, in order to be considered "independent" under New York Stock Exchange rules for purposes of serving on the Company's Audit Committee, a director also may not accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the Company, other than as a director, and may not be an "affiliated person" of the Company. Audit Committee members may receive directors' fees and fixed payments for prior service with the Company. The Board has determined that each of the members of the Audit Committee meet these additional independence requirements as well.

        Communications with the Board. A stockholder or any other interested party who wishes to communicate with the Board, any Committee thereof, the non-management directors as a group or any individual director, including the presiding director for the executive sessions of the Board, may do so by addressing the correspondence to that individual or group, c/o Sara E. Moss, Executive Vice President and General Counsel, The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153. She, or her designee, will review all such correspondence to determine that the substance of the correspondence relates to the duties and responsibilities of the Board or individual Board member before forwarding the correspondence to the intended recipient. Spam, junk mail, solicitations, and hostile, threatening, illegal or similarly unsuitable material will not be forwarded to the intended recipient and, if circumstances warrant, may be forwarded to the Company's security staff. Any communication that is not forwarded may be made available to the intended recipient at his or her request.

        Director Nominees Recommended by Stockholders. The Nominating and Board Affairs Committee will consider stockholder recommendations of nominees in the same manner as and pursuant to the same criteria by which it considers all other nominees, except for nominations received pursuant to the Stockholders' Agreement. See "Board Membership Criteria" above. Stockholders who wish to suggest qualified candidates should send their written recommendation to the Nominating and Board Affairs Committee c/o Sara E. Moss, Executive Vice President and General Counsel, The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153. The following information must accompany any such recommendation by a stockholder: (i) the name and address of the stockholder making the recommendation; (ii) the name, address, telephone number and social security number of the proposed nominee; (iii) the class or series and number of shares of the Company that are beneficially owned by the stockholder making the recommendation; (iv) a description of all arrangements or understandings between the stockholder and the candidate, and an executed written consent of the proposed nominee to serve as a director of the Company if so elected; (v) a copy of the proposed nominee's resume and references; and (vi) an analysis of the candidate's qualifications to serve on the Board of Directors and on each of the Board's committees in light of the criteria for Board membership established by the Board. See "Board Membership Criteria" above. For stockholders intending to nominate an individual for election as a director directly, there are specific procedures set forth in our bylaws. See "Stockholder Proposals and Direct Nominations" below.

Corporate Governance Guidelines and Code of Conduct

        The Board of Directors has developed corporate governance practices to help it fulfill its responsibilities to stockholders in providing general direction and oversight of management of the Company. These practices are set forth in the Company's Corporate Governance Guidelines. The Company also has a Code of Conduct ("Code") applicable to all employees, officers and directors of the Company, including, without limitation, the Chief Executive Officer, the Chief Financial Officer and other senior officers. These documents, as well as any waiver of a provision of the Code granted to any senior officer or director or material amendment to the Code, if any, may be found in the "Investor Relations" section of the Company's website: www.elcompanies.com within the "Leadership" subsection under the heading "Corporate Governance." Stockholders may also contact Investor Relations at 767 Fifth Avenue, New York, New York 10153 or call 800-308-2334 to obtain a hard copy of these documents without charge.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and any persons who own more than 10% of the Class A Common Stock, to file forms reporting their initial beneficial ownership of common stock and subsequent changes in that ownership with the SEC and the New York Stock Exchange. Officers, directors and greater-than-10% beneficial owners also are required to furnish the Company with copies of all forms they file under Section 16(a). Based solely upon a review of the copies of the forms furnished to the Company, or a written representation from a reporting person that no Form 5 was required, the Company believes that during the 2013 fiscal year, all Section 16(a) filing requirements were satisfied.

Policy and Procedures for the Review of Related Person Transactions

        We have a written policy that sets forth procedures for the review and approval or ratification of transactions involving "Related Persons" (the "Policy"), which persons consist of any director, nominee for director, executive officer or greater than 5% stockholder of the Company, and the "Immediate Family Members" of any such director, nominee for director, executive officer or greater than 5% stockholder. The Audit Committee (or its Chair under certain circumstances) is responsible for applying the Policy with the assistance of the Executive Vice President and General Counsel ("EVP GC") or designee (if any).

        "Transactions" covered by the Policy consist of any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which:

(i)
with respect to any fiscal year, any transaction which is currently proposed or has been in effect at any time since the beginning of such fiscal year in which the Company was, is or is proposed to be a participant; and

(ii)
a person who at any time during such fiscal year was a Related Person had, has or will have a direct or indirect material interest.

        Determination of materiality may include the importance of the interest to the Related Person (financially or otherwise); the relationship of the Related Person to the Transaction and of Related Persons with each other; the dollar amount involved in the Transaction; and whether any Related Person has or will have a direct material interest or an indirect material interest in the transaction.

        The Policy includes a list of categories of transactions identified by the Board as having no significant potential for an actual or the appearance of a conflict of interest or improper benefit to a Related Person, and thus are not subject to review by the Audit Committee ("Excluded Transactions"). Excluded Transactions include certain transactions in the ordinary course of business between the Company and another entity with which a Related Person is affiliated and certain discretionary charitable contributions by the Company to an established non-profit entity with which a Related Person is affiliated, as long as the amounts involved are below certain percentages of the consolidated gross revenues of the Company and the Related Person.

        Each Transaction by a Related Person should be reported to the EVP GC, or designee, for presentation to the Audit Committee for approval prior to its consummation, or for ratification, if necessary, after consummation. The EVP GC or designee will assess whether any proposed transaction involving a Related Person is a related person transaction covered by the Policy, and if so, the transaction will be presented to the Audit Committee for review and consideration at its next meeting or, in those instances in which the EVP GC or designee determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, to the Chair of the Audit Committee. If the EVP GC or designee potentially may be involved in a related person transaction, the applicable person is required to inform the Chief Executive Officer and the Chair of the Committee. Transactions by Related Persons (other than Excluded Transactions) will be reviewed and be subject to approval by the Audit Committee. If possible, the approval will be obtained before the Company commences the transaction or enters into or amends any contract relating to the transaction. If advanced Audit Committee approval of a related person transaction is not feasible or not identified prior to the commencement of a transaction, then the transaction will be considered and, if the Audit Committee determines it to be appropriate, ratified at the Audit Committee's next regularly scheduled meeting.

        In determining whether to approve or ratify a related person transaction covered by the Policy, the Audit Committee may take into account such factors it deems appropriate, which may include (if applicable), but not be limited to:

  •
  the materiality of the interest of the Related Person in the Transaction;

  •
  the fairness or reasonableness of the Related Person Transaction to the Company;

  •
  the availability of other sources for comparable products or services;

  •
  the terms of the Transaction; and

  •
  the terms available to unrelated third parties or to employees generally.

        A member of the Audit Committee who is a Related Person in connection with a particular proposed related person transaction will not participate in any discussion or approval of the transaction, other than discussions for the purpose of providing material information concerning the transaction to the Committee.

Certain Relationships and Related Transactions

        Lauder Family Relationships and Compensation. Leonard A. Lauder is Chairman Emeritus. His brother, Ronald S. Lauder is Chairman of Clinique Laboratories, LLC. Leonard A. Lauder has two sons, William P. Lauder and Gary M. Lauder. William P. Lauder is Executive Chairman and in such role is Chairman of the Board of Directors. Gary M. Lauder is not an employee of the Company. Ronald S. Lauder and his wife, Jo Carole Lauder, have two daughters, Aerin Lauder and Jane Lauder, both of whom are directors of the Company. Aerin Lauder is also Style and Image Director for the Estée Lauder brand (see "Agreements with Aerin Lauder" below for additional information). Jane Lauder is also Global President, General Manager of Origins, Ojon, and Darphin.

        For fiscal 2013, the following Lauder Family Members received the following amounts from the Company as compensation: Leonard A. Lauder received an aggregate of $1,600,000 for his services; Ronald S. Lauder received $650,000 in salary and a bonus of $413,700; and Jane Lauder received $525,000 in salary, a bonus of $418,100, stock options in respect of 20,032 shares of Class A Common Stock, performance share units in respect of 3,387 shares of Class A Common Stock and restricted stock units in respect of 3,387 shares of Class A Common Stock. Each is entitled to participate in standard benefit plans, such as the Company's pension and medical plans. For information regarding fiscal 2013 compensation for William P. Lauder, see "Executive Compensation" below.

        For fiscal 2014, Leonard A. Lauder is being paid on a per diem basis with an aggregate limit of $1,600,000; Ronald S. Lauder has a base salary of $650,000 and bonus opportunities with a target payout of $350,000; and Jane Lauder has a base salary of $550,000 and bonus opportunities with a target payout of $400,000. On September 4, 2013, Jane Lauder was granted stock options with respect to 12,661 shares of Class A Common Stock, performance share units with a target payout of 4,313 shares of Class A Common Stock and restricted stock units in respect of 4,213 shares of Class A Common Stock. The grants were consistent with those made to employees at her level. For information regarding fiscal 2014 compensation for William P. Lauder, see "Executive Compensation – Employment Agreements" below. Leonard A. Lauder's current employment agreement (the "LAL Agreement") provides for his employment as Chairman Emeritus until such time as he resigns, retires or is terminated. Mr. L. Lauder is entitled to participate in standard benefit plans, such as the Company's pension and medical plans, and has a supplemental pension arrangement discussed below. Mr. L. Lauder is entitled to participate in the Amended and Restated Fiscal 2002 Share Incentive Plan, but no grants have been made to him under the plan to date. If Mr. L. Lauder retires, the Company will continue to provide him with the office he currently occupies (or a comparable office if the Company relocates) and a full-time executive secretary for as long as he would like. The Company may terminate Mr. L. Lauder's employment at any time if he becomes "permanently disabled," in which event Mr. L. Lauder will be entitled to (i) receive his base salary for a period of two years after termination, (ii) receive bonus compensation during such salary continuation period at an annual rate equal to the average of the actual bonuses paid to him prior to such termination under the LAL Agreement (the "Leonard Lauder Bonus Compensation") and (iii) participate in the Company's benefit plans for two years. In the event of Mr. L. Lauder's death during the term of his employment, for a period of one year from the date of Mr. L. Lauder's death, his beneficiary or legal representative will be entitled to receive Mr. L. Lauder's base salary and the Leonard Lauder Bonus Compensation. Mr. L. Lauder may terminate his employment at any time upon six months' written notice to the Company, in which event Mr. L. Lauder will be entitled to receive his base salary and the Leonard Lauder Bonus Compensation for the six-month period following termination. In addition, the Company may terminate Mr. L. Lauder's employment for any reason upon 60 days' written notice. In the event of termination of his employment by the Company (other than for cause, disability or death) or a termination by Mr. L. Lauder for good reason after a change of control, (a) Mr. L. Lauder, for a period of three years from the date of termination, will be entitled to (i) receive his base salary in effect at the time of termination, (ii) receive the Leonard Lauder Bonus Compensation, (iii) participate in the Company's benefit plans and (b) in the case of termination by the Company (other than for cause, disability or death), Mr. L. Lauder will not be subject to the non-competition covenant contained in the LAL Agreement. Upon termination for any reason, options previously granted to Mr. L. Lauder will remain exercisable for the remainder of their respective terms, subject to certain non-competition and good conduct provisions.

        As used in this Proxy Statement, the term "Lauder Family Members" includes only the following persons: (i) the estate of Mrs. Estée Lauder; (ii) each descendant of Mrs. Lauder (a "Lauder Descendant") and their respective estates, guardians, conservators or committees; (iii) each "Family Controlled Entity" (as defined below); and (iv) the trustees, in their respective capacities as such, of each "Family Controlled Trust" (as defined below). The term "Family Controlled Entity" means: (i) any not-for-profit corporation if at least 80% of its board of directors is composed of Lauder Descendants; (ii) any other corporation if at least 80% of the value of its outstanding equity is owned by Lauder Family Members; (iii) any partnership if at least 80% of the value of its partnership interests are owned by Lauder Family Members; and (iv) any limited liability or similar company if at least 80% of the value of the company is owned by Lauder Family Members. The term "Family Controlled Trust" includes certain trusts existing on November 16, 1995 and trusts the primary beneficiaries of which are Lauder Descendants, spouses of Lauder Descendants and/or charitable organizations, provided that if the trust is a wholly charitable trust, at least 80% of the trustees of such trust consist of Lauder Descendants.

        Registration Rights Agreement. Leonard A. Lauder, Ronald S. Lauder, The Estée Lauder 1994 Trust, William P. Lauder, Gary M. Lauder, Aerin Lauder, Jane Lauder, certain Family Controlled Entities and other Family Controlled Trusts, Morgan Guaranty Trust Company of New York ("Morgan Guaranty") and the Company are parties to a Registration Rights Agreement (the "Registration Rights Agreement"), pursuant to which each of Leonard A. Lauder, Ronald S. Lauder and Morgan Guaranty have three demand registration rights and The Estée Lauder 1994 Trust has six demand registration rights in respect of shares of Class A Common Stock (including Class A Common Stock issued upon conversion of Class B Common Stock) held by them. Three of the demand rights granted to The Estée Lauder 1994 Trust may be used only by a pledgee of The Estée Lauder 1994 Trust's shares of Common Stock. All the parties to the Registration Rights Agreement (other than the Company) also have an unlimited number of piggyback registration rights in respect of their shares. The rights of Morgan Guaranty and any other pledgee of The Estée Lauder 1994 Trust under the Registration Rights Agreement will be exercisable only in the event of a default under certain loan arrangements. Leonard A. Lauder and Ronald S. Lauder may assign their demand registration rights to Lauder Family Members. The Company is not required to effect more than one registration of Class A Common Stock in any consecutive twelve-month period. The piggyback registration rights allow the holders to include their shares of Class A Common Stock in any registration statement filed by the Company, subject to certain limitations.

        The Company is required to pay all expenses (other than underwriting discounts and commissions of the selling stockholders, taxes payable by the selling stockholders and the fees and expenses of the selling stockholders' counsel) in connection with any demand registrations, as well as any registrations pursuant to the exercise of piggyback rights. The Company has agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act of 1933.

        Stockholders' Agreement. All Lauder Family Members (other than the 4202 Corporation) who beneficially own shares of Common Stock are parties to the Stockholders' Agreement. Aerin Lauder and Jane Lauder are parties to the Stockholders' Agreement solely as trustees of certain trusts. The stockholders who are parties to the Stockholders' Agreement beneficially owned, in the aggregate, shares of Common Stock having approximately 83% of the voting power of the Company on September 13, 2013. Such stockholders have agreed to vote in favor of the election of Leonard A. Lauder (or one of his sons) and Ronald S. Lauder (or one of his daughters) and one designee, if any, of each as directors. See "Additional Information Regarding the Board of Directors – Stockholders' Agreement and Lauder Family Control" above. Parties to the Stockholders' Agreement, may, without restriction under the agreement, sell their shares in a widely distributed underwritten public offering, in sales made in compliance with Rule 144 under the Securities Act of 1933 or to other Lauder Family Members. In addition, each party to the Stockholders' Agreement may freely donate shares in an amount not to exceed 1% of the outstanding shares of Common Stock in any 90-day period. In the case of other private sales, each stockholder who is a party to the Stockholders' Agreement (the "Offering Stockholder") has granted to each other party (the "Offeree") a right of first offer to purchase shares of Class A Common Stock that the Offering Stockholder intends to sell to a person (or group of persons) who is not a Lauder Family Member. Each Offeree has the opportunity to purchase the Offeree's pro rata portion of the shares to be offered by the Offering Stockholder, as well as additional shares not purchased by other Offerees. Any shares not purchased pursuant to the right of first offer may be sold at or above 95% of the price offered to the Offerees. The Stockholders' Agreement also includes provisions for bona fide pledges of shares of Common Stock and procedures related to such pledges. The Stockholders' Agreement will terminate upon the occurrence of certain specified events, including the transfer of shares of Common Stock by a party to the Stockholders' Agreement that causes all parties thereto immediately after such transaction to own beneficially in the aggregate shares having less than 10% of the total voting power of the Company.

        Agreements with Aerin Lauder. In April 2011, Estee Lauder Inc. ("ELI"), a subsidiary of the Company, entered into (a) a creative consultant agreement with Aerin Lauder (the "Creative Consultant Agreement") and (b) a brand license agreement with Ms. Lauder and Aerin LLC, a limited liability company wholly owned by Ms. Lauder (the "License Agreement"). In connection with the agreements, she ceased to be Senior Vice President, Creative Director of the Estée Lauder brand.

        Under the Creative Consultant Agreement, Aerin Lauder is a spokesperson for the Estée Lauder brand and collaborates with the Estée Lauder Creative Director on creative aspects of the brand as Style and Image Director. The initial term of the agreement expires on June 30, 2016. Ms. Lauder received $728,000 in fiscal 2013 for her services under the agreement. She will receive $757,000 in fiscal 2014. For future fiscal years, that amount will be increased 4% each year. During the term of the agreement, the Company has the exclusive right to use Ms. Lauder's name and image to market beauty products and related services of the Estée Lauder brand. Ms. Lauder agrees to a minimum of 35 full days of personal appearances worldwide per year for the brand, the Company or its subsidiaries. If ELI requires Ms. Lauder to provide additional days per year, she will be paid $22,000 per extra day for fiscal 2014, with such daily fee increasing $1,000 in each subsequent fiscal year. Ms. Lauder will be provided with an office and access to an assistant in connection with her services.

        Under the License Agreement, Aerin LLC has granted ELI a worldwide license to use the "Aerin" trademark and "A" logo (and related marks) and Ms. Lauder's name and image (i) exclusively in connection with "Core Beauty Products" (cosmetics, fragrances, toiletries, skin care, hair care, value sets and beauty accessories) and (ii) non-exclusively in connection with "Non-Core Beauty Products" (cosmetics bags, tote bags and fragranced candles). The License Agreement covers the name "Aerin" and not the name "Lauder," for which the Company and its subsidiaries retain sole ownership. The initial license term lasts until June 30, 2017, with three 5-year renewal terms if ELI does not give notice of non-renewal and net sales hit certain performance targets (or if ELI cures a sales shortfall, in certain circumstances). Aerin LLC will receive the following royalties: (i) for all products other than fragrances, 4% of annual net sales up to $40 million and 5% of annual net sales in excess thereof; and (ii) for fragrances, 5% of annual net sales. For fiscal 2013, Aerin LLC was paid approximately $98,000 in royalties. ELI must spend the following minimum amounts to promote Aerin-branded products: 20% of ELI's net sales of Aerin-branded products each year in the initial term and 15% of such net sales each year thereafter, with such requirement capped each year at 50% of Aerin LLC's similar expenditures, either directly or through other licensees, on Aerin-branded products. Both ELI and Aerin LLC will distribute Aerin-branded products only through prestige retailers.

        ELI launched AERIN Beauty in September 2012 with several permanent products and limited edition color collections. Additional AERIN branded fragrances are expected to be introduced before the end of calendar 2013. ELI may launch additional Aerin-branded products in its reasonable commercial judgment. Ms. Lauder has agreed to provide at least ten personal appearances during each fiscal year, for which she will not be compensated, and which are in addition to those appearances covered by the Consultant Agreement. ELI will be responsible for Ms. Lauder's reasonable travel expenses in connection with such appearances.

        Aerin LLC may terminate the License Agreement if an unaffiliated third party obtains more than 50% of the voting power or equity of ELI. ELI may terminate the License Agreement if control of Aerin LLC (or substantially all of its assets) is transferred to a competitor of ELC or to certain categories of retailers not engaged in prestige distribution. Either side may terminate the License Agreement for an uncured material breach.

        Other Arrangements. The Company has subleased certain of its office space in New York to an affiliate of Ronald S. Lauder. For fiscal 2013, the rent paid or accrued was approximately $774,000 which equals the Company's lease payments for that space. The Company also has agreed to provide such affiliate with certain services, such as phone systems, payroll service and office and administrative services, which are reimbursed at a rate approximating the Company's incremental cost thereof. For fiscal 2013, the affiliate paid approximately $12.4 million pursuant to such agreement. At June 30, 2013, the affiliate had deposited with the Company $1.4 million to cover expenses. The Company has similar arrangements for space and services with an affiliate of Leonard A. Lauder and his family. For fiscal 2013, that affiliate and/or family members paid the Company $5.8 million for office space and certain services, such as phone systems, payroll service and office and administrative services. At June 30, 2013, the affiliate and family members had deposited with the Company $322,000 to cover expenses. The payments by the affiliates and family members approximated the Company's incremental cost of such space and services.

        Certain members of the Lauder family (and entities affiliated with one or more of them) own numerous works of art that are displayed at the Company's offices. The Company pays no fee to the owners for displaying such works. The owners of the works pay for their maintenance. In fiscal 2013, the Company paid premiums of about $10,000 for insurance relating to such works.

 Director Compensation

        The following summary describes compensation for non-employee directors.

        Annual Cash Retainer for Board Service. Each non-employee director receives an annual cash retainer of $75,000, payable quarterly, which may be deferred, as explained below.

        Annual Cash Retainer for Committee Service. Each non-employee director who serves on a Committee receives an additional annual cash retainer, payable quarterly, in the following amounts: $12,000 per year for service on the Audit Committee, $8,000 per year for service on the Compensation Committee (including service on the Stock Plan Subcommittee), and $8,000 per year for service on the Nominating and Board Affairs Committee. The Chairman of the Audit Committee receives a further annual cash retainer of $25,000, and the Chairmen of the Compensation Committee and the Nominating and Board Affairs Committee receive a further annual cash retainer of $15,000 each. These cash retainers for committee service may be deferred, as explained below.

        Deferral of Annual Cash Retainers. Non-employee directors may elect to defer receipt of all or part of their cash-based compensation. Specifically, pursuant to Deferred Compensation Agreements, they may defer any or all of the above-referenced annual cash retainers into either (i) stock units (accompanied by dividend equivalent rights) or (ii) an interest-bearing cash account, in each case to be paid out in a lump sum in cash after the director's retirement.

        Initial Stock Grant. On the date of the first annual meeting of stockholders that is more than six months after a non-employee director's initial election to the Board, the director receives a grant of 4,000 shares of Class A Common Stock (plus a cash payment in an amount to cover related income taxes), pursuant to the Non-Employee Director Share Incentive Plan.

        Annual Stock Units Retainer for Board Service. An additional $75,000 is payable to each non-employee director by a grant of stock units (accompanied by dividend equivalent rights) as an annual stock retainer, pursuant to the Non-Employee Director Share Incentive Plan. This grant is made on the date of each annual meeting of stockholders. The number of stock units to be awarded is determined by dividing $75,000 by the average closing price of the Class A Common Stock on the twenty trading days next preceding the date of grant. Each stock unit is convertible into one share of Class A Common Stock, and the Class A Common Stock represented by the stock units is distributed to the director on or after the first business day of the calendar year following the one in which the director ceases to be a member of the Board.

        Annual Stock Options. In addition to the cash and stock portion of the retainer, each non-employee director receives an annual grant of options valued at no more than $100,000 on the date of grant, pursuant to the Non-Employee Director Share Incentive Plan. This grant is made on the date of each annual meeting of stockholders. The exercise price of the options is equal to the closing price of the Class A Common Stock on the date of grant. The options vest and are exercisable one year after the date of grant, provided that the director continues to serve as of such date.

        Stock Ownership Requirement. As set forth in the Company's Corporate Governance Guidelines, the Board believes that in order to align the interests of directors and stockholders, directors should have a significant financial stake in the Company. Specifically, each director should own shares of the Company's Common Stock with a value equal to or greater than four times the annual cash retainer for Board service. A director is required to comply with these guidelines no later than three years after his or her election to the Board. Applying this guideline for fiscal 2013, each director was required to own shares of the Company's Common Stock with a value equal to or greater than $300,000 (i.e. $75,000 × 4). As of the end of fiscal 2013, each director was in compliance with this stock ownership requirement.

        Company Products. The Company provides directors with representative samples of the Company's products. The Company believes that receiving these products serve a business purpose by expanding the directors' knowledge of the Company's business. The Company also provides each non-employee director with the opportunity to purchase up to $1,280 worth of the Company's products each calendar year (based on suggested retail prices) at no charge; if a director chooses to take advantage of this opportunity and purchase more than $640 worth of the Company's product, the excess is imputed as taxable income to the director. For the year ended June 30, 2013, the aggregate incremental cost to the Company for these products provided to the directors was substantially less than $10,000 per director. Non-employee directors may also purchase Company products at a price equal to 50% off the suggested retail price, which is the same discount made available to officers and other employees of the Company.

        Reimbursement of Expenses. Non-employee directors are reimbursed for their reasonable expenses (including costs of travel, food and lodging), incurred in attending Board, committee and stockholder meetings. Directors are also reimbursed for any other reasonable expenses relating to their service on the Board, including participating in director continuing education and Company site visits.

        Management Directors. Directors who are also employees of the Company receive no additional compensation for service as directors. These directors are Jane Lauder, Leonard A. Lauder, William P. Lauder and Fabrizio Freda. Aerin Lauder, who ceased to be an employee of the Company as of April 2011, continues to be treated as a management director and received no additional compensation for her service as a director in fiscal 2013. Information concerning the compensation of the Lauder family members, including those who serve as directors, and Mr. Freda is described in "Executive Compensation" (in the case of Mr. W. Lauder and Mr. Freda) and "Certain Relationships and Related Transactions" under "Lauder Family Relationships and Compensation" and "Agreements with Aerin Lauder."

        The following table sets forth compensation information regarding the Company's non-employee directors in fiscal 2013.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(4)(5)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)	Total ($)
Charlene Barshefsky	$83,000	$69,766	$98,698	–	–	–	$251,464
Rose Marie Bravo	83,000	69,766	98,698	–	–	–	251,464
Wei Sun Christianson	83,000	69,766	98,698	–	–	–	251,464
Paul J. Fribourg	95,000	69,766	98,698	–	–	–	263,464
Mellody Hobson	87,000	69,766	98,698	–	–	–	255,464
Irvine O. Hockaday, Jr.	112,000	69,766	98,698	–	–	–	280,464
Richard D. Parsons	106,000	69,766	98,698	–	–	–	274,464
Lynn Forester de Rothschild	98,000	69,766	98,698	–	–	–	266,464
Barry S. Sternlicht	83,000	69,766	98,698	–	–	–	251,464
Richard F. Zannino	87,000	69,766	98,698	–	–	–	255,464

(1)
These amounts represent the Annual Cash Retainer for Board Service and the Annual Cash Retainer for Committee Service.

(2)
These amounts represent the aggregate grant date fair value of the Annual Stock Units Retainer for Board Service (specifically, 1,213.53 units for each director) as computed in accordance with FASB Accounting Standard Codification Topic 718, Compensation – Stock Compensation. The amounts were calculated based on the closing price per share of the Class A Common Stock on the NYSE on the date of grant (November 9, 2012).

(3)
These stock units convert into Class A Common Stock on the first business day of the calendar year following the date on which the director ceases to serve on the Board. The amounts shown include dividend equivalents. Presented below are the aggregate number of shares of Class A Common Stock underlying Annual Stock Unit Retainers outstanding as of June 30, 2013.

Name	Total Number of Shares of Class A Common Stock Underlying Stock Awards Outstanding as of June 30, 2013
Charlene Barshefsky	11,963
Rose Marie Bravo	8,624
Wei Sun Christianson	2,725
Paul J. Fribourg	4,205
Mellody Hobson	10,436
Irvine O. Hockaday, Jr.	15,328
Richard D. Parsons	10,994	*
Lynn Forester de Rothschild	11,758
Barry S. Sternlicht	7,754
Richard F. Zannino	3,490

*
This includes 5,433 stock units held indirectly by Mr. Parsons as a co-trustee of a family trust.
(4)
The amounts set forth in the Option Awards column represent the aggregate grant date fair value of the Annual Stock Options (specifically, options for 4,736 shares of Class A Common Stock for each director) as computed in accordance with FASB Accounting Standard Codification Topic 718, Compensation – Stock Compensation. Amounts shown disregard estimates of forfeitures related to service-based vesting conditions. The fair-market values of stock options granted were calculated using the Black-Scholes options pricing model based on the following assumptions used in developing the grant valuation for the awards on November 9, 2012: an expected volatility of 34% determined using a combination of both current and historical implied volatilities of the underlying Class A Common Stock obtained from public data sources; an expected term to exercise of 9 years from the date of grant; a risk-free interest rate of 1.4%; and a dividend yield of 1.0%. The value of any options that will ultimately be realized by the director grantees, if any, will depend upon the actual performance of the Company's Class A Common Stock during the term of the option from the date of grant through the date of exercise.

(5)
Presented below are the aggregate number of shares of Class A Common Stock underlying stock options outstanding as of June 30, 2013.

Name	Total Number of Shares of Class A Common Stock Underlying Stock Options Outstanding as of June 30, 2013
Charlene Barshefsky	92,696	*
Rose Marie Bravo	19,312
Wei Sun Christianson	9,312
Paul J. Fribourg	49,844
Mellody Hobson	42,812
Irvine O. Hockaday, Jr.	9,312
Richard D. Parsons	41,424
Lynn Forester de Rothschild	29,312
Barry S. Sternlicht	90,374
Richard F. Zannino	19,312

*
This includes 87,960 shares of Class A Common Stock underlying stock options that are held indirectly by Ambassador Barshefsky through a family trust.
(6)
Non-employee directors do not receive pension benefits from the Company. Certain of the Company's directors in fiscal 2013 and prior years deferred their Annual Cash Retainers for Board and Committee service pursuant to applicable deferral agreements. Ambassador Barshefsky defers her compensation into an interest-bearing cash account; the interest rate is the Citibank base rate at the last day of the calendar year. Using the Citibank base rate and the applicable federal rate set by the Internal Revenue Service (the "AFR") at December 31, 2012 as the rates for fiscal 2013, no interest accrued above the AFR in fiscal 2013. Paul J. Fribourg, Mellody Hobson, Irvine O. Hockaday, Jr., Lynn Forester de Rothschild and Barry S. Sternlicht defer their Annual Cash Retainers for Board and Committee service into stock units; all earnings on the fees deferred by these directors were based on the value of a hypothetical investment in shares of Class A Common Stock made at the time of the deferral, plus the accrual of dividend equivalents on any dividends paid by the Company on the Class A Common Stock. At June 30, 2013, the directors held units in respect of the following amounts of shares of Class A Common Stock: Paul J. Fribourg held 23,867; Mellody Hobson held 29,118; Irvine O. Hockaday, Jr. held 64,572; Lynn Forester de Rothschild held 57,025; and Barry S. Sternlicht held 30,647.

Ownership of Shares

        The following table sets forth certain information regarding the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock as of September 13, 2013 by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of either Class A Common Stock or Class B Common Stock; (ii) each of the Company's directors or nominees; (iii) each of the current or former executive officers whose names appear in the Summary Compensation Table; and (iv) all directors and executive officers as a group. Except as set forth in the notes to the table, the business address of each 5% stockholder is 767 Fifth Avenue, New York, New York 10153. As described in the notes to the table, certain named beneficial owners share voting and/or investment power with respect to certain shares of common stock. Consequently, such shares are shown as beneficially owned by more than one person.

	Class A Common Stock(1)		Class B Common Stock		Voting Power†
Name of Beneficial Owner	Number(2)%		Number	%	%
Leonard A. Lauder(3)(4)	3,101,338	1.3%	–	–	0.2%
Joel S. Ehrenkranz and George W. Schiele, as trustees of The Evelyn H. Lauder 2012 Marital Trust One and The Evelyn H. Lauder 2012 Marital Trust Two(3)(5)	–	–	90,659,684	61.0%	52.5%
Ronald S. Lauder(3)(6)	115,844	*	10,835,340	7.3%	6.3%
William P. Lauder(3)(7)	1,695,740	0.7%	7,793,904	5.2%	4.6%
Gary M. Lauder(3)(8)	303,490	0.1%	1,314,044	0.9%	0.8%
Aerin Lauder(3)(9)	1,692	*	16,175,786	10.9%	9.4%
Jane Lauder(3)(10)	88,720	*	4,810,594	3.2%	2.8%
Richard D. Parsons, individually and as trustee(3)(11)	56,860	*	23,217,628	15.6%	13.4%
Carol S. Boulanger, individually and as trustee(3)(12)	301,022	0.1%	1,268,304	0.9%	0.8%
Charlene Barshefsky(13)	105,888	*	–	–	*
Rose Marie Bravo(14)	35,936	*	–	–	*
Wei Sun Christianson(15)	16,037	*	–	–	*
Paul J. Fribourg(16)	58,049	*	–	–	*
Mellody Hobson(17)	208,971	0.1%	–	–	*
Irvine O. Hockaday, Jr.(18)	67,380	*	–	–	*
Lynn Forester de Rothschild(19)	45,070	*	–	–	*
Barry S. Sternlicht(20)	188,128	0.1%	–	–	*
Richard F. Zannino(21)	26,802	*	–	–	*
Fabrizio Freda(22)	802,319	0.3%	–	–	*
John Demsey(23)	99,855	*	–	–	*
Cedric Prouvé(24)	293,337	0.1%	–	–	*
Richard W. Kunes(25)	147,940	0.1%	–	–	*
Tracey T. Travis(26)	10,036	*	–	–	*
FMR LLC(27)	22,033,796	9.2%	–	–	1.3%
Jennison Associates LLC(28)	13,496,826	5.6%	–	–	0.8%
Prudential Financial, Inc.(29)	13,786,222	5.8%	–	–	0.8%
All directors and executive officers as a group (25 persons)(30)	7,811,687	3.2%	58,022,658	39.0%	34.0%

†
Voting power represents combined voting power of Class A Common Stock (one vote per share) and Class B Common Stock (10 votes per share) owned beneficially by such person or persons on September 13, 2013.
*
Less than 0.1%

(1)
Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock and is automatically converted into a share of Class A Common Stock upon transfer to a person who is not a Lauder Family Member (as defined – see "Certain Relationships and Related Transactions – Lauder Family Relationships and Compensation" above). The number of shares of Class A Common Stock and percentages contained under this heading do not account for such conversion right.

(2)
The number of shares of Class A Common Stock includes shares owned, shares underlying stock units payable in shares that are vested or expected to be paid out within 60 days after September 13, 2013 (i.e. by November 12, 2013), and exercisable options (including options that will be exercisable as of November 12, 2013). The stock units included in the table that are beneficially owned by the non-employee directors represent the Annual Stock Units Retainer for Board Service (plus dividend equivalents). Such units will be settled in shares of Class A Common Stock. Amounts are rounded to the nearest whole unit. Restricted stock units shown for Messrs. W. Lauder, Freda, Demsey, Prouvé, Kunes and Ms. Travis, and restricted stock units in respect of 45,332 shares of Class A Common Stock for the other executive officers, are subject to withholding of shares for payment of taxes and are expected to vest and be paid out on October 31, 2013.

(3)
Leonard A. Lauder, Ronald S. Lauder, William P. Lauder and Gary M. Lauder, each individually and as trustees of various trusts, Aerin Lauder, as trustee, Jane Lauder, as trustee, Joel S. Ehrenkranz, as trustee, George W. Schiele, as trustee, Richard D. Parsons, as trustee, and Carol S. Boulanger, as trustee, are parties to a Stockholders' Agreement, pursuant to which each has agreed to vote his or the trust's shares for the election of Leonard A. Lauder (or one of his sons), Ronald S. Lauder (or one of his daughters) and one person, if any, designated by each as a director of the Company. See notes (6) and (11) for certain exceptions. Shares underlying stock options and stock units are not subject to the Stockholders' Agreement until the stock options are exercised or the stock units are converted. For purposes of the table, shares owned by each such individual are not attributed to the others by reason of such voting arrangement.

(4)
Represents shares of Class A Common Stock beneficially owned directly by Leonard A. Lauder and with respect to which he has sole voting and investment power.

(5)
The Evelyn H. Lauder 2012 Marital Trust One and The Evelyn H. Lauder 2012 Marital Trust Two for the benefit of Leonard A. Lauder and his descendants (collectively, the "EHL 2012 Trusts") are the majority stockholders of LAL Family Corporation ("LALFC"), which is the sole general partner of LAL Family Partners L.P. ("LALFP"). The EHL 2012 Trusts are the successors to the Evelyn H. Lauder 2011 Marital Trust, which was established by Leonard A. Lauder, had the same two trustees as the EHL 2012 Trusts currently have and owned the shares of LALFC now owned by the EHL 2012 Trusts. The EHL 2012 Trusts and their two trustees, George W. Schiele and Joel S. Ehrenkranz, share voting and investment power and may be deemed to be the beneficial owners of 90,659,684 shares of Class B Common Stock owned directly by LALFP.

Messrs. Ehrenkranz and Schiele disclaim beneficial ownership of all such shares. Mr. Ehrenkranz's business address is 375 Park Avenue, New York, New York 10152. Mr. Schiele's business address is 19 Hill Road, Greenwich, Connecticut 06830.

(6)
Includes shares owned beneficially or deemed to be owned beneficially by Ronald S. Lauder as follows:

(a)
13,509 shares of Class A Common Stock and 10,828,976 shares of Class B Common Stock directly and with respect to which he has sole voting and shares investment power as described below;

(b)
6,364 shares of Class A Common Stock and 6,364 shares of Class B Common Stock as sole trustee of a trust for the benefit of his children and with respect to which he has sole voting and investment power;

  (c)
  65,457 shares of Class A Common Stock as a Director of The Ronald S. Lauder Foundation with respect to which he shares voting and investment power; and

  (d)
  30,514 shares of Class A Common Stock as a Director of the Jewish Renaissance Foundation, Inc. with respect to which he shares voting and investment power.

  Shares owned by the Jewish Renaissance Foundation, Inc. are not subject to the Stockholders' Agreement. Mr. R. Lauder disclaims beneficial ownership of the shares of Class A Common Stock and Class B Common Stock owned by trusts for the benefit of one or more of his children, the Ronald S. Lauder Foundation, and the Jewish Renaissance Foundation, Inc. 8,000,000 shares of Class B Common Stock are pledged by Mr. R. Lauder to secure loans under a loan facility with a group of banks as to which he has sole voting power and shares investment power with the collateral agent pledge; and 2,000,000 shares of Class B Common Stock are pledged to secure his obligations under a prepaid variable forward sale contract to an unaffiliated third party buyer and with respect to which he has sole voting power and shares investment power with such third party buyer.

(7)
Includes shares owned beneficially or deemed to be owned beneficially by William P. Lauder as follows:

(a)
502,921 shares of Class A Common Stock and 6,525,600 shares of Class B Common Stock directly and with respect to which he has sole voting and investment power;

(b)
268,662 shares of Class A Common Stock and 1,268,304 shares of Class B Common Stock as co-trustee of The 1992 GRAT Remainder Trust established by Leonard A. Lauder for the benefit of William P. Lauder and others and with respect to which he shares voting power with Gary M. Lauder, as co-trustee, and investment power with Gary M. Lauder and Carol S. Boulanger, as co-trustees;

(c)
24,360 shares of Class A Common Stock as co-trustee of The 1992 GRAT Remainder Trust established by Leonard A. Lauder for the benefit of Gary M. Lauder and others with respect to which he shares voting power with Gary M. Lauder, as co-trustee, and investment power with Gary M. Lauder and Carol S. Boulanger, as co-trustees;

(d)
882,410 shares of Class A Common Stock underlying options held by Mr. W. Lauder; and

(e)
17,387 shares of Class A Common Stock underlying restricted stock units expected to vest and be paid out (subject to withholding of shares for payment of taxes) on October 31, 2013.

  Mr. W. Lauder disclaims beneficial ownership of shares held by the two trusts to the extent he does not have a pecuniary interest in such shares.

(8)
Includes shares owned beneficially or deemed to be owned beneficially by Gary M. Lauder as follows:

(a)
24,360 shares of Class A Common Stock as co-trustee of The 1992 GRAT Remainder Trust established by Leonard A. Lauder for the benefit of Gary M. Lauder and others and with respect to which he shares voting power with William P. Lauder, as co-trustee, and investment power with William P. Lauder and Carol S. Boulanger, as co-trustees;

(b)
268,662 shares of Class A Common Stock and 1,268,304 shares of Class B Common Stock as co-trustee of The 1992 GRAT Remainder Trust established by Leonard A. Lauder for the benefit of William P. Lauder and others with respect to which he shares voting power with William P. Lauder, as co-trustee, and investment power with William P. Lauder and Carol S. Boulanger, as co-trustees; and

(c)
10,468 shares of Class A Common Stock and 45,740 shares of Class B Common Stock as custodian for his nieces.

  Mr. G. Lauder disclaims beneficial ownership of the shares held by him as custodian and of the shares held by the two trusts to the extent he does not have a pecuniary interest in such shares. Mr. G. Lauder's business address is ActiveVideo Networks, Inc., 333 W. San Carlos Street, Suite 400, San Jose, California 95110.

(9)
Includes shares owned beneficially or deemed to be owned beneficially by Aerin Lauder as follows:

(a)
1,692 shares of Class A Common Stock and 1,500,000 shares of Class B Common Stock directly and with respect to which she has sole voting and investment power;

(b)
9,865,192 shares of Class B Common Stock as sole trustee of the Aerin Lauder Zinterhofer 2008 Grantor Retained Annuity Trust; and

(c)
4,810,594 shares of Class B Common Stock as co-trustee of the Trust under Article 2 of The Zinterhofer 2008 Descendants Trust Agreement u/a/d December 24, 2008 (the "2008 Descendants Trust") with respect to which she shares voting and investment power with Jane Lauder, as co-trustee.

  Ms. A. Lauder disclaims beneficial ownership to the extent that she does not have a pecuniary interest in the securities held by the trusts. Shares held by Ms. A. Lauder directly are not subject to the Stockholders' Agreement. Richard D. Parsons is trustee of a trust for the benefit of Ms. A. Lauder that holds shares of Class B Common Stock. See note (11).

(10)
Includes shares owned beneficially or deemed to be owned beneficially by Jane Lauder as follows:

(a)
16,657 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

(b)
4,810,594 shares of Class B Common Stock as co-trustee of the 2008 Descendants Trust with respect to which she shares voting and investment power with Aerin Lauder, as co-trustee;

(c)
67,648 shares of Class A Common Stock underlying options held by Ms. J. Lauder; and

(d)
4,415 shares of Class A Common Stock underlying restricted stock units expected to vest and be paid out (subject to withholding of shares for payment of taxes) on October 31, 2013.

  Ms. J. Lauder disclaims beneficial ownership to the extent that she does not have a pecuniary interest in the securities held by the trust. Shares held by Ms. J. Lauder directly are not subject to the Stockholders' Agreement. Richard D. Parsons is trustee of certain trusts for the benefit of Ms. J. Lauder that hold shares of Class B Common Stock. See note (11).

(11)
Includes shares owned beneficially or deemed to be owned beneficially by Richard D. Parsons as follows:

(a)
4,442 shares of Class A Common Stock held indirectly through a family trust, with respect to which he has shared voting and investment power;

(b)
5,561 shares of Class A Common Stock underlying stock units held directly that are payable in shares, and 5,433 shares of Class A Common Stock underlying stock units held indirectly through a family trust that are payable in shares;

(c)
41,424 shares of Class A Common Stock underlying options;

  (d)
  18,492,344 shares of Class B Common Stock as trustee of trusts for the benefit of Aerin Lauder and Jane Lauder and with respect to which Mr. Parsons has sole voting and investment power; and

  (e)
  4,725,284 shares of Class B Common Stock as trustee of a trust for the benefit of Ronald S. Lauder (the "4202 Trust") and with respect to which Mr. Parsons has sole voting and investment power.

  The 4202 Trust owns all of the outstanding shares of 4202 Corporation, which owns the shares of Class B Common Stock directly. Such shares of Class B Common Stock are not subject to the Stockholders' Agreement. Mr. Parsons disclaims beneficial ownership of the shares held in trust. Mr. Parson's business address is 9 West 57th Street, Suite 4700, New York, New York 10019.

(12)
Includes shares owned beneficially or deemed to be owned beneficially by Carol S. Boulanger as follows:

(a)
8,000 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

(b)
268,662 shares of Class A Common Stock and 1,268,304 shares of Class B Common Stock as co-trustee of The 1992 GRAT Remainder Trust established by Leonard A. Lauder for the benefit of William P. Lauder and others and with respect to which she shares investment power with William P. Lauder and Gary M. Lauder, as co-trustees; and

(c)
24,360 shares of Class A Common Stock as co-trustee of The 1992 GRAT Remainder Trust established by Leonard A. Lauder for the benefit of Gary M. Lauder and others with respect to which she shares investment power with Gary M. Lauder and William P. Lauder, as co-trustees.

  Ms. Boulanger disclaims beneficial ownership of all shares held by the trusts. Ms. Boulanger's business address is 1540 Broadway, New York, NY 10036.

(13)
Includes shares owned beneficially by Charlene Barshefsky as follows:

(a)
4,000 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

(b)
7,229 shares of Class A Common Stock indirectly through a family trust;

(c)
11,963 shares of Class A Common Stock underlying stock units payable in shares; and

(d)
82,696 shares of Class A Common Stock underlying options, including options that are held indirectly through a family trust.

(14)
Includes shares owned beneficially by Rose Marie Bravo as follows:

(a)
8,000 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

(b)
8,624 shares of Class A Common Stock underlying stock units payable in shares; and

(c)
19,312 shares of Class A Common Stock underlying options.

(15)
Includes shares owned beneficially by Wei Sun Christianson as follows:

(a)
4,000 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

(b)
2,725 shares of Class A Common Stock underlying stock units payable in shares; and

(c)
9,312 shares of Class A Common Stock underlying options.

(16)
Includes shares owned beneficially by Paul J. Fribourg as follows:

(a)
4,000 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power;

(b)
4,205 shares of Class A Common Stock underlying stock units payable in shares; and

(c)
49,844 shares of Class A Common Stock underlying options.

  See note (6) in the "Director Compensation" table above for information about stock units held by Mr. Fribourg as a result of his deferral of Annual Cash Retainers.

(17)
Includes shares owned beneficially by Mellody Hobson as follows:

(a)
6,000 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

(b)
149,723 shares of Class A Common Stock held indirectly in a family member's trust;

(c)
10,436 shares of Class A Common Stock underlying stock units payable in shares; and

(d)
42,812 shares of Class A Common Stock underlying options.

  See note (6) in the "Director Compensation" table above for information about stock units held by Ms. Hobson as a result of her deferral of Annual Cash Retainers.

(18)
Includes shares owned beneficially by Irvine O. Hockaday, Jr. as follows:

(a)
42,740 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power;

(b)
15,328 shares of Class A Common Stock underlying stock units payable in shares; and

(c)
9,312 shares of Class A Common Stock underlying options.

  See note (6) in the "Director Compensation" table above for information about stock units held by Mr. Hockaday as a result of his deferral of Annual Cash Retainers.

(19)
Includes shares owned beneficially by Lady Lynn Forester de Rothschild as follows:

(a)
4,000 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

(b)
11,758 shares of Class A Common Stock underlying stock units payable in shares; and

(c)
29,312 shares of Class A Common Stock underlying options.

  See note (6) in the "Director Compensation" table above for information about stock units held by Lady de Rothschild as a result of her deferral of Annual Cash Retainers.

(20)
Includes shares owned beneficially or deemed to be owned beneficially by Barry S. Sternlicht as follows:

(a)
54,000 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power;

(b)
36,000 shares of Class A Common Stock indirectly through three family trusts;

(c)
7,754 shares of Class A Common Stock underlying stock units payable in shares; and

(d)
90,374 shares of Class A Common Stock underlying options.

  See note (6) in the "Director Compensation" table above for information about stock units held by Mr. Sternlicht as a result of his deferral of Annual Cash Retainers.

(21)
Includes shares owned beneficially by Richard F. Zannino as follows:

(a)
4,000 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power;

(b)
3,490 shares of Class A Common Stock underlying stock units payable in shares; and

(c)
19,312 shares of Class A Common Stock underlying options.

(22)
Includes shares owned beneficially by Fabrizio Freda as follows:

(a)
37,549 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power;

(b)
726,002 shares of Class A Common Stock underlying options; and

(c)
38,768 shares of Class A Common Stock underlying restricted stock units expected to vest and be paid out (subject to withholding of shares for payment of taxes) on October 31, 2013.

(23)
Includes shares owned beneficially by John Demsey as follows:

(a)
76,882 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; and

(b)
22,973 shares of Class A Common Stock underlying restricted stock units expected to vest and be paid out (subject to withholding of shares for payment of taxes) on October 31, 2013.

(24)
Includes shares owned beneficially by Cedric Prouvé as follows:

(a)
142,184 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power;

(b)
130,624 shares of Class A Common Stock underlying options; and

(c)
20,529 shares of Class A Common Stock underlying restricted stock units expected to vest and be paid out (subject to withholding of shares for payment of taxes) on October 31, 2013.

(25)
Richard W. Kunes ceased to be an executive officer of the Company as of August 20, 2012, and he ceased to be an employee of the Company as of June 30, 2013.

Includes shares owned beneficially or deemed to be owned beneficially by Mr. Kunes as follows:

(a)
129,916 shares of Class A Common Stock underlying options; and

(b)
18,024 shares of Class A Common Stock underlying restricted stock units expected to vest and be paid out (subject to withholding of shares for payment of taxes) on October 31, 2013.

(26)
Represents shares of Class A Common Stock underlying restricted stock units expected to vest and be paid out to Tracey T. Travis (subject to withholding of shares for payment of taxes) on October 31, 2013.

(27)
Based on a Schedule 13G Amendment filed on February 13, 2013 by FMR LLC, 82 Devonshire Street, Boston, MA 02109, FMR LLC may be deemed to be the beneficial owner of 22,033,796 shares of Class A Common Stock, over which it has sole investment power for all such shares and sole voting power for 1,590,854 shares, all of which shares are held for its own benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates.

(28)
Based on a Schedule 13G Amendment filed on February 12, 2013 by Jennison Associates LLC ("Jennison"), 466 Lexington Avenue, New York, NY 10017, Jennison may be deemed to be the beneficial owner of 13,496,826 shares of Class A Common Stock, over which it has shared investment power for all such shares and sole voting power for 7,772,525 shares, all of which shares are held by its managed portfolios. This Schedule 13G Amendment indicates that Prudential Financial, Inc. ("Prudential") indirectly owns 100% of equity interests of Jennison, and that as a result, Prudential may be deemed to have the power to exercise or to direct the exercise of the voting and/or dispositive power that Jennison may have with respect to the Company's common stock held by Jennison's managed portfolios. Further, this Schedule 13G Amendment states that Jennison does not file jointly with Prudential and that shares of Class A Common Stock reported in this filing may be included in the shares reported on the Schedule 13G filed by Prudential. See note (29).

(29)
Based on a Schedule 13G Amendment filed on February 11, 2013 by Prudential Financial, Inc., 751 Broad Street, Newark, NJ 07102, Prudential may be deemed to be the beneficial owner of 13,786,222 shares of Class A Common Stock, over which it has (a) sole voting power over 318,321 shares, (b) shared voting power over 7,743,600 shares, (c) sole investment power over 318,321 shares, and (d) shared investment power over 13,467,901 shares, all of which shares are held by certain Prudential subsidiaries including Jennison. This Schedule 13G Amendment also indicates that Prudential is the indirect parent of certain entities including Jennison who are the beneficial owners of Class A Common Stock. See note (28).

(30)
See notes (2) through (4), (6), (7), (9) through (11) and (13) through (26). Includes for executive officers not named in the table:

(a)
209,729 shares of Class A Common Stock;

(b)
390,684 shares of Class A Common Stock underlying options; and

(c)
45,332 shares of Class A Common Stock underlying restricted stock units expected to vest and be paid out (subject to withholding of shares for payment of taxes) on October 31, 2013.

Executive Compensation

Compensation Discussion and Analysis

Executive Summary

        We continue to successfully execute against our long-term strategy and, in fiscal 2013, achieved several record results and milestones, including exceeding $10 billion in net sales, 15.0% in operating margin and over $1 billion in net earnings. Additionally, our total stockholder return ("TSR") has exceeded that of the S&P 500 on a 1-, 3- and 5-year basis. Our performance, as highlighted in the table below, is attributable to the ongoing determination and collective talents and efforts of our executive officers, other members of management and all of our employees.

Financial Metric	Fiscal 2013	Change over Prior Year	3-Year Compound Annual Growth Rate (or Basis Point Improvement)	5-Year Compound Annual Growth Rate (or Basis Point Improvement)
Net Sales	$10.2 billion	4.8%	9.3%	5.2%
Operating Margin	15.0%	+150bp	+490bp	+470bp
Diluted Earnings Per Share	$2.58	19.6%	29.4%	16.5%
Return on Invested Capital(1)	24.2%	+20bp	+570bp	+460bp
Cash Flow from Operations	$1.2 billion	8.8%	8.6%	12.2%
TSR	23.7%	—	34.8%	24.8%
TSR—S&P 500 Composite	20.6%	—	18.4%	7.0%

(1)
Excludes returns and charges associated with restructuring activities in each period

        In fiscal 2013, we also raised the common stock dividend 37%, repurchased 6.7 million shares for $388 million and used $461 million for capital expenditures. Over the five-year period, ended June 30, 2013, we increased the total market value of the Company by 182% or approximately $16.5 billion.

        The following summarizes certain executive compensation decisions that affected compensation in, or relating to, fiscal 2013:

  •
  The Compensation Committee authorized increases in base salaries, target bonus opportunities and target equity awards, as well as special equity awards, for the President and Chief Executive Officer and certain other Named Executive Officers ("NEOs"), in recognition of strong and sustained individual and Company performance. On average, target compensation for the NEOs, excluding special equity awards, increased approximately 7%.

  •
  Our NEOs achieved fiscal 2013 payout percentages under the Executive Annual Incentive Plan ("EAIP") ranging from 111% to 118% out of a possible maximum of 150% of target bonus opportunities. Actual payouts were determined by applying the payout percentages to the fiscal 2013 target bonus opportunities and are shown in the "Summary Compensation Table."

  •
  The stock-based compensation awarded to our NEOs in fiscal 2013 was based on target grant levels and, other than for Ms. Travis who joined the Company in August 2012, an assessment of each officer's performance and his or her expected future contributions. These awards were granted in September 2012 and are shown in "Grants of Plan-Based Awards in Fiscal 2013."

  •
  As a result of the strong performance over the three-year period ended June 30, 2013, the performance share units granted to our executive officers resulted in a maximum aggregate payout of 150% of target. Actual payouts for the NEOs are described in note (4) in the "Outstanding Equity Awards at June 30, 2013" table.

  •
  In recognition of Mr. Freda's leadership, expected future contributions, and our strong and sustained performance, Mr. Freda's bonus opportunity was increased to $3.75 million and his equity target was increased to $6.5 million. These targets, together with his base salary of $1.75 million, resulted in fiscal 2013 target total direct annual compensation of $12 million. We also made additional grants of equity-based awards to Mr. Freda to further align his interests with the long-term interests of our stockholders and to recognize the importance of his continued leadership over at least the five years covered by the awards. The grants consisted of performance share units ("PSUs") with a target value of $10 million, which are based upon our relative TSR performance compared with the S&P 500 index, and restricted stock units ("RSUs") valued at $6 million. See additional information in "CEO Compensation" and in "Executive Compensation – Employment Agreements" below.

  •
  In November 2012, the Committee awarded Mr. Demsey and Mr. Prouvé additional RSU awards, valued at $1.5 million and $0.75 million, respectively. Each award vests 100% after three years and is intended to recognize the importance and complexities of their responsibilities and to provide additional incentive for these officers to remain in their roles for the duration of the award and beyond.

Advisory Votes on Executive Compensation

        In each of the last two years, our stockholders voted on an advisory basis on the compensation of the NEOs as disclosed in the proxy statement. At the 2011 Annual Meeting, over 98% of the votes cast were cast in favor of the proposal, and for the 2012 Annual Meeting, it was over 99%. The Company has considered these voting results, and in light of the high level of support, our compensation policies and decisions, as explained in this Compensation Discussion and Analysis, continue to be focused on sustainable financial performance and aligning the interests of senior management with the interests of stockholders.

Overview of Compensation Philosophy and Objectives

        Our compensation program for executive officers is designed to attract and retain high quality people and to motivate them to achieve both our long-term and short-term goals. We believe that the design and governance of our program supports, and aligns executive officers with, the business strategy and the overall goal to continue sustainable growth of net sales, profitability and return on invested capital on an annual and long-term basis.

        Our executive compensation program is designed to achieve our business and financial goals by providing compensation that:

  •
  aligns executives' interests with our long-term and short-term goals;

  •
  rewards performance at the Company, business unit and individual levels;

  •
  is competitive with the compensation practices at other leading beauty and consumer products companies; and

  •
  is equitable among our executive officers.

        Further, our compensation policies and programs are intended to align the interests of our executive officers with the interests of our stockholders.

        We have been in the beauty business for over 65 years, and have established a strong record of growth and profitability. For the first 50 years, we were wholly owned by the Lauder family. Today, the family continues to own a significant portion of our outstanding stock. Our executive compensation program reflects our successful track record and the control by the Lauder family. It also reflects decisions of the Compensation Committee and the Stock Plan Subcommittee to shift executive compensation in the direction of equity-based elements, and we believe we are now generally in line with our peers as it relates to the mix of cash and equity-based compensation for our executive officers.

        In fiscal 2013, our executive officers included the Executive Chairman, the President and Chief Executive Officer, two Group Presidents and the heads of six functions. There is internal equity among similarly situated executive officers, which is intended to foster a team-oriented approach to managing the business. The "Named Executive Officers" are those identified in the "Summary Compensation Table." Mr. Kunes was Executive Vice President and Chief Financial Officer until August 20, 2012, and Executive Vice President, Senior Advisor to the President and Chief Executive Officer until his retirement on June 30, 2013. Ms. Travis assumed the role of Executive Vice President and Chief Financial Officer on August 20, 2012.

        We have entered into employment agreements with our executive officers to attract and retain strong candidates and to provide the basis for a shared mutual understanding of the employment relationship. The employment agreements in effect during fiscal 2013 for our Named Executive Officers are described under "Employment Agreements." Our standard employment agreements for executive officers set forth the mutual understanding regarding termination and severance and non-competition, confidentiality and related covenants but do not include specified amounts of salary, bonus opportunities or equity-based compensation for future years. For executive officers who are recruited to join the Company, we will specify levels of salary, bonus opportunities and equity-based compensation grants for certain initial periods or that relate to initial grants (e.g., to compensate the officer for amounts or awards that may be forfeited at a prior employer).

        The compensation program for executive officers is established and administered by the Compensation Committee and the Stock Plan Subcommittee. The Stock Plan Subcommittee approves the terms of all grants to executive officers under our share incentive plans (including any equity compensation-related terms of employment agreements for executive officers). The Compensation Committee approves all other aspects of executive compensation.

Elements of Compensation; Allocation

        Our executive compensation program consists of the following:

        Executive officers with similar responsibilities generally have a similar mix of pay elements. Total direct compensation and allocations of metrics within the EAIP are determined based on the type and level of responsibility of the particular executive officer, internal pay equity and competitive considerations. To foster interdependence and collaboration among brands, regions and functions and to drive the corporate strategy, annual incentives are structured to align business unit performance with overall corporate performance. Generally we believe that executive officers should have a greater percentage of their compensation based on performance in the form of long-term equity-based incentives ("LTI") and then short-term annual cash incentives followed by base salary.

Based on target levels for incentive compensation for fiscal 2013, the mix of pay for executive officers is shown below:

  (1)
  This chart includes amounts attributable to fiscal 2013 for the RSUs and PSUs granted to Mr. Freda on September 24, 2012, and the MSU granted to him on February 9, 2011; without these grants, his annual target pay mix for fiscal 2013 was 15% salary, 31% target bonus and 54% LTI.

  (2)
  This chart includes all of the NEOs except William P. Lauder. For fiscal 2013, Mr. Lauder had a target pay mix of 23% base salary, 46% annual bonus and 31% LTI.

  (3)
  This chart does not include the additional grants of RSUs to Mr. Demsey and Mr. Prouvé in November 2012. It also does not include the additional award Ms. Travis received at the time of hire.

        The average annual target pay mix, for fiscal 2013, for most of the other executive officers was 28% base salary, 23% target bonus and 49% LTI; Leonard A. Lauder and Ronald S. Lauder have not received equity-based compensation since fiscal 2000.

        Our intention behind both our annual and long-term incentive plans is to cover a portfolio of performance measures that balance growth, profitability and stockholder returns over both an annual and long-term period. We work to establish goals that support the long-term strategy of gaining share at least 1% ahead of global prestige beauty, deriving more than 60% of sales from outside the United States, improving operating margin, maintaining return on invested capital and reducing inventory days.

        Target levels of performance for a given fiscal year are determined based on our internal planning and forecasting processes and benchmarked against selected peer companies. The Compensation Committee and the Stock Plan Subcommittee consider various factors including the expected performance of our competitors and our long-term strategy in establishing the performance required to achieve the maximum payout under each measure for both our annual cash and long-term incentive plans.

        In addition to total direct compensation described above, we also provide competitive benefits and modest perquisites. In certain circumstances, we may pay amounts necessary to attract an executive to work for us or to move to a particular location. This reflects, in part, the global nature of our business and the executives that we seek to attract and retain.

        Base Salary. We pay base salaries to provide executives with a secure base of cash compensation. For executives with base salaries of $1 million or more per year, increases in base salary are generally not made. This reflects, in part, the limitation on tax deductibility by us of non-objective performance-based compensation imposed by Section 162(m) of the Internal Revenue Code ("Section 162(m)"). See

"Tax Compliance Policy" below. By not authorizing increases in base salary, the Compensation Committee can shift compensation more towards equity-based compensation. In determining the amount of base salary for an executive officer, the Compensation Committee primarily considers the executive's position, his or her current salary and tenure and internal pay equity, as well as competitiveness of the salary level in the marketplace. The Committee also considers the impact of Section 162(m) and recommendations from the Executive Chairman, President and Chief Executive Officer and the Executive Vice President-Global Human Resources.

        Annual Incentive Bonuses. Annual incentives provided under the EAIP are of key importance in aligning the interests of our executives with our short-term goals and rewarding them for performance. For executive officers, the level of bonus opportunities and performance targets are based on the scope of the executive's responsibilities, internal pay equity among executives with similar responsibilities and competitive considerations. The measures in our annual incentive program are designed to foster interdependence and collaboration among brands, regions and functions to drive the corporate strategy by ensuring alignment of business unit performance with overall corporate performance.

        Aggregate bonus opportunities for executive officers under the EAIP are set annually by the Compensation Committee. For fiscal 2013, the EAIP payout is the product of the target for each executive officer and the EAIP Payout % which is comprised of (a) the Corporate Multiplier and (b) the Business Unit Multiplier, as described below.

        Target level performance on each of the criteria would result in multipliers at 100% and payout at 100% of the executive officer's target opportunity. Provided the minimum threshold has been achieved, payouts can range from 31.25% of target up to a maximum of 150% of target. Failure to achieve the pre-established minimum threshold level of performance would result in no credit for that particular criteria and depending upon performance in respect of other criteria, could result in no bonus being paid. Measurement of performance is subject to certain automatic adjustments, such as changes in accounting principles, impairment of intangibles, the impact of discontinued operations and non-recurring income/expenses and the impact on net sales of unplanned changes in foreign currency rates. Such automatic adjustments in fiscal 2013 included the charges associated with restructuring activities, intangible asset impairments, and the extinguishment of debt. For fiscal 2013, bonuses payable to the NEOs required that we achieve positive net operating profit and limited the aggregate amount of bonuses to such individuals to 2% of such net operating profit.

        The target payout, business criteria, the performance levels within each multiplier and the threshold, target and maximum payouts associated with each criteria and performance level were set by the Compensation Committee in consultation with management and the Committee's compensation consultant during the first quarter of the fiscal year. Target payouts for executive officers are largely based on the prior year target amount and are reviewed by the Compensation Committee annually.

        Corporate Multiplier. The Corporate Multiplier is comprised of four equally weighted, Company-wide performance criteria: (1) diluted net earnings per share from continuing operations ("Diluted EPS"); (2) net operating margin percentage ("NOP Margin"); (3) net sales; and (4) return on invested capital ("ROIC"). The chart below shows the threshold, target and maximum for each criteria making up the Corporate Multiplier as well as the results for fiscal 2013. As performance exceeded the maximum levels for two of the four measures, Diluted EPS and ROIC, the payout factors were at 120% of target. For each of Net Sales and NOP Margin the payouts were 99.2% and 110.9%, respectively, resulting in a Corporate Multiplier of 112.5%. Each executive officer's incentive payment is subject to the Corporate Multiplier.

		Threshold		Target		Maximum		Actual Performance(1)
	Fiscal 2013 Target	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)
Diluted EPS	$2.48	50%	50%	100%	100%	105.2%	120%	106.4%	120.0%
NOP Margin	15.9%	50%	50%	100%	100%	102.6%	120%	101.4%	110.9%
Net Sales	$10.0 billion	85%	50%	100%	100%	102.3%	120%	99.6%	99.2%
ROIC	22.1%	50%	50%	100%	100%	104.8%	120%	109.5%	120.0%
Corporate Multiplier									112.5%

(1)
Net sales are calculated at budgeted exchange rates at the time the target was set. Measurement of performance is subject to certain automatic adjustments described in this section of the Compensation Discussion and Analysis.

        If actual performance is between the target and the maximum or between the threshold and the target, the payout factor is calculated mathematically using the target level of performance as a base. As an example, for Net Sales, each 1% increase in performance over the target results in an 8% increase in the associated payout factor up to the maximum performance level of 2.5% (or 250 basis points) above target.

        Business Unit Multiplier. The Business Unit Multiplier works similarly, but is based on various combinations of business criteria at the business unit level, including: (1) net sales; (2) NOP Margin; (3) inventory management; (4) productivity and other cost savings; and (5) other divisional goals tied to our long-term strategy ("Business Unit Strategic Objectives"). The weighting of the various measures is fixed for each executive officer depending upon his or her position and responsibilities. As with the Corporate Multiplier, target level performance on all the applicable criteria leads to a Business Unit Multiplier of 100%. If the threshold level of performance is not achieved for any of the applicable criteria, then the Business Unit Multiplier would be zero for that criteria.

        For the Business Unit Multiplier, the Global Brands Results represent the consolidated results of all brands, and the Functions Average is a simple average of the six Corporate Functions (i.e. Finance, Human Resources, Legal, Global Communications, Global Research and Development and Product Innovation, and Global Supply Chain). For Messrs. Demsey and Prouvé, the threshold, target and maximum for each criteria making up the Business Unit Multiplier for their respective units, as well as the results for fiscal 2013, are shown in the following table:

		Threshold		Target		Maximum		Actual Performance(1)
	Fiscal 2013 Target	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)
Net Sales
Demsey	$6,095.5 million	85%	62.5%	100.0%	100.0%	103.6%	125%	99.2%	97.9%
Prouvé	$6,300.4 million	85%	62.5%	100.0%	100.0%	103.5%	125%	97.3%	93.3%
NOP Margin
Demsey	26.5%	85%	62.5%	100.0%	100.0%	102.9%	125%	100.2%	101.3%
Prouvé	30.9%	85%	62.5%	100.0%	100.0%	102.2%	125%	99.9%	99.8%
Inventory Management – Days to Sell
Demsey	216	85%	62.5%	100.0%	100.0%	105.0%	125%	89.8%	74.4%
Prouvé	107	85%	62.5%	100.0%	100.0%	105.0%	125%	93.6%	84.1%
Inventory Management – Weighted Forecast Accuracy
Demsey	63.7%	95%	62.5%	100.0%	100.0%	105.0%	125%	93.9%	84.8%
Prouvé	60.3%	95%	62.5%	100.0%	100.0%	105.0%	125%	95.0%	87.5%
Productivity – Employee Costs
Demsey	$385.0 million	90%	62.5%	100.0%	100.0%	103.0%	125%	103.1%	125.0%
Prouvé	$495.8 million	90%	62.5%	100.0%	100.0%	103.0%	125%	100.9%	107.5%
Productivity – Employee Costs as % of Net Sales
Demsey	6.3%	90%	62.5%	100.0%	100.0%	105.0%	125%	102.2%	111.0%
Prouvé	7.8%	90%	62.5%	100.0%	100.0%	105.0%	125%	98.2%	93.3%

(1)
Net sales are calculated at budgeted exchange rates at the time the target was set. Measurement of performance is subject to certain automatic adjustments described in this section of the Compensation Discussion and Analysis.

        When performance exceeds the maximum level, the payout factors are at 125% of target. In the case where the actual performance was between the target and the maximum or between the threshold and the target, the payout factor was calculated mathematically using the target level of performance and associated payout as a base.

        Mr. Demsey, Mr. Prouvé and Ms. Travis were each assigned Business Unit Strategic Objectives that accounted for the percentages of the individual's aggregate bonus opportunity target indicated below. Mr. Kunes was not assigned any Business Unit Strategic Objectives for fiscal 2013 because he ceased to be an executive officer in August 2012.

        The following qualitative performance goals were specifically designed to encourage the NEOs to accomplish the following objectives in fiscal 2013:

  (a)
  Strategy Alignment and Deployment – weighted 2.5% for the Group Presidents and 5% for the Executive Vice President and Chief Financial Officer – continue embracing our long-term strategy and integrating it into their own business unit or function strategy;

  (b)
  Collaboration and Talent Development – weighted 5% for the Group Presidents and the Executive Vice President and Chief Financial Officer – drive collaboration within the organization. Champion and lead the development of talent in the organization including integrating and communicating our inclusion and diversity strategy;

  (c)
  Strategic Modernization Initiatives – weighted 5% for the Group Presidents and the Executive Vice President and Chief Financial Officer – lead the efforts around the integrated Strategic Modernization Initiatives and other business transformation efforts, including implementation, process adoption and value realization; and

  (d)
  Fiscal 2013 Priority for Business Unit or Function – weighted 7.5% for the Group Presidents and 15% for the Executive Vice President and Chief Financial Officer – specific objectives for that particular business unit or function that are consistent with the strategic plan.

        After the end of fiscal 2013, the Executive Chairman, the President and Chief Executive Officer and the Executive Vice President – Global Human Resources, with appropriate input from other employees, reviewed the actions taken by each Group President and the Executive Vice President and Chief Financial Officer and, based on those achievements, recommended the payout percentages shown in the table below (with a maximum of 125%). The assessment of these achievements and related payouts were confirmed by the Compensation Committee in its business judgment.

        Calculation of EAIP Payout Percentage. As noted, the weightings of the various criteria for an executive officer's Business Unit Multiplier depend upon the officer's position and responsibilities as shown in the calculation of the Business Unit multiplier below. The overall brand and region performance is a consolidation of the performance on the financial criteria discussed above of the relevant brands or geographies.

        For each NEO, the calculation of the individual's "EAIP Payout %," including both the Business Unit Multiplier (weighted accordingly) and the Corporate Multiplier is as follows:

	W. P. Lauder & F. Freda		J. Demsey		C. Prouvé		T. T. Travis		R. W. Kunes
	% of Oppty (at Target)	Actual (weighted payout %)	% of Target	Actual (weighted payout %)	% of Target	Actual (weighted payout %)	% of Target	Actual (weighted payout %)	% of Target	Actual (weighted payout %)
Global Brands Results	90%	97.6%	15%	97.6%	15%	97.6%	50%	97.6%	50%	97.6%
Functions Average	10%	112.8%	5%	112.8%	5%	112.8%	10%	112.8%	10%	112.8%
Business Unit Strategic Objectives			20%	118.8%	20%	100.0%	30%	109.2%	30%	112.8%
Division Net Sales(1)			20%	97.9%	20%	93.3%
Division NOP Margin(1)			20%	101.3%	20%	99.8%
Inventory Management			10%	80.6%	10%	83.7%
Productivity			10%	121.5%	10%	112.7%	10%	114.9%	10%	112.2%
Business Unit Multiplier (a)	100%	99.1%	100%	104.1%	100%	98.5%	100%	104.3%	100%	105.1%
Corporate Multiplier (b)		112.5%		112.5%		112.5%		112.5%		112.5%
EAIP Payout % (a) x (b)		111.6%		117.1%		110.9%		117.4%		118.2%

(1)
Net sales are calculated at budgeted exchange rates at the time the target was set. Measurement of performance is subject to certain automatic adjustments described in this section of the Compensation Discussion and Analysis.

        For more information about the potential bonus opportunities of our Named Executive Officers for fiscal 2013 and the actual payouts made in respect of fiscal 2013 performance, see "Grants of Plan-Based Awards in Fiscal 2013" and "Summary Compensation Table" below.

Long-Term Equity-Based Compensation

        General. We consider equity-based compensation awarded under our Amended and Restated Fiscal 2002 Share Incentive Plan to be of key importance in aligning executives with our long-term goals and rewarding them for performance. The awards also provide an incentive for continued employment with

us. Each year since fiscal 2006, we have granted to certain executive officers a combination of stock options, RSUs and PSUs. However, since fiscal 2000, no grants of any equity-based compensation have been made to Leonard A. Lauder or Ronald S. Lauder. The Stock Plan Subcommittee typically makes equity-based compensation awards to our executive officers at its regularly scheduled meeting during the first quarter of each fiscal year. There is no relationship between the timing of the granting of equity-based awards and our release of material non-public information.

        The target and actual amounts and allocation of equity-based compensation granted to the NEOs reflect the business judgment of the Stock Plan Subcommittee after consultation with its executive compensation consultant and our senior management. As with each other element of compensation, and compensation overall, the Stock Plan Subcommittee (or the Compensation Committee for non-equity-based compensation), its executive compensation consultant, and management take into account the level of responsibility of the particular executive officer, recent performance and expected future contributions of the executive officer, internal pay equity and competitive practice. They also consider applicable employment agreements as necessary.

        When the Subcommittee and our senior management review the components of total direct compensation, they first review, for each type of position in the executive officer group, total direct compensation to gauge the extent to which it is broadly aligned with that of our executive compensation peer group. The Subcommittee and our senior management then review the elements of compensation (i.e. base salary, annual cash incentive bonus opportunities and long-term equity-based compensation opportunities) and determine a mix of these elements as a percentage of total direct compensation. The mix is intended to be performance-oriented (i.e. provide a greater percentage of compensation in the form of variable annual and long-term incentive compensation) and reasonable when compared with the peer group. The equity-based elements also serve as a retention mechanism and to help executive officers acquire sufficient shares of Class A Common Stock to satisfy the executive stock ownership guidelines.

        The allocation among the value of the different types of awards in fiscal 2013 – approximately 50% stock options, 25% PSUs (at target) and 25% RSUs – reflects, in the business judgment of the Subcommittee, a balance among motivating the executive officers, rewarding performance, mitigating risk and helping the executive officers increase their equity ownership. Effective for fiscal 2014, the Subcommittee has determined that the value attributable to each type of equity award will be one-third of the total. Such percentage may change depending upon any supplemental grants. This change is intended to increase the weighting of PSUs while continuing to maintain the balance between the factors outlined above.

        No specific weightings were used to determine the amounts of the equity-based compensation. The Subcommittee applied an individual performance factor to the target equity opportunity for each executive officer. The performance factor ranged from 105% – 125% of target. As with the amount of equity-based compensation granted, the allocation among the equity-based compensation elements are compared with practices of the peer group companies (noted below) to ensure they are competitive and appropriate.

        In fiscal 2013, the Subcommittee made additional grants of equity awards to the President and Chief Executive Officer. See "CEO Compensation" below. The Subcommittee also made additional grants of RSUs that vest in their entirety three years after the grant date to certain executive officers, to provide additional incentive for them to remain with us. See "Equity-Based Compensation Granted in Fiscal 2013" below.

        Stock Options. In fiscal 2013, stock options represented about 50% of the grant date value of the equity-based compensation granted to executive officers (excluding one-time grants referred to above). We believe that stock options are performance-based because the exercise price is equal to the closing price of the underlying Class A Common Stock on the date the option is granted. Despite the value attributed on the date of grant for accounting purposes, value is realized by the executive officer only to the extent that the stock price exceeds such price during the period in which the executive officer is entitled to exercise the options and he or she exercises them. The ability to exercise the options is limited by our "Policy on Avoidance of Insider Trading" described below. Options granted to our executive officers generally become exercisable in three equal installments approximately 16 months, 28 months and 40 months after the date of grant.

        Performance Share Units. In fiscal 2013, PSUs represented approximately 25% of the grant date value of the equity-based compensation granted to executive officers (excluding additional grants referred to above). The PSUs are generally rights to receive shares of our Class A Common Stock if certain company-wide performance criteria are achieved during a three-year performance period. PSUs are expressed in terms of opportunities, and each opportunity is based on a particular financial metric that is considered important in achieving our overall financial goals. The Stock Plan Subcommittee approves the performance target for each metric during the first quarter of the three-year performance period. Each opportunity is expressed in shares to be paid out if performance equals 100% of the target. PSUs are accompanied by dividend equivalents which are accrued and paid in cash at the end of the performance period. To the extent shares are paid out on a PSU award, the cash amount paid is equal to the dividends declared per share over the performance period times the number of shares paid out.

        The aggregate amount of a PSU award represents the aggregate payout if the performance of all opportunities equal 100% of the related target performances. An above-target payout can be achieved under a particular opportunity if the performance associated with such opportunity exceeds 100% of the target up to a maximum set by the Stock Plan Subcommittee. Failure to achieve the pre-established minimum threshold amount would result in no payout being made under the opportunity. Measurement of performance is subject to certain automatic adjustments, such as changes in accounting principles, the impact of discontinued operations and non-recurring income or expenses. Such automatic adjustments include unplanned impact of foreign currency changes, returns and charges associated with restructuring activities, and the extinguishment of debt.

        Fiscal 2011 PSU Grants. The targets for the PSU opportunities and corresponding payouts for PSUs granted in fiscal 2011 for the three-year period ended June 30, 2013 were based on compound annual growth rates ("CAGR") in Company-wide net sales, Diluted EPS and ROIC as follows:

	Fiscal 2011 through Fiscal 2013 Target							Actual Performance(1)
		Threshold		Target		Maximum
		% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)
Net Sales (CAGR)(1)	5.2%	90%	50%	100%	100%	110%	150%	111.4%	150%
Diluted EPS (CAGR)	7.6%	85%	50%	100%	100%	115%	150%	153.7%	150%
ROIC (CAGR)	4.8%	85%	50%	100%	100%	115%	150%	116.9%	150%

(1)
Net sales are calculated at budgeted exchange rates at the time the target was set. Measurement of performance is subject to certain automatic adjustments described in this section of the Compensation Discussion and Analysis.

        Each 1% increase in performance over the threshold results in a 5% increase in associated payout for Net Sales and a 3 1/3% increase in associated payout for Diluted EPS and ROIC up to the target performance levels and associated payouts. For the PSUs that were paid out after the end of fiscal 2013, all three exceeded the level for maximum payout.

        Fiscal 2013 PSU Grants. The targets for the PSU opportunities and corresponding payouts for PSUs granted in fiscal 2013 for the three-year period ending June 30, 2015 are based on CAGR in Company-wide net sales, Diluted EPS and ROIC, weighted equally, as follows:

	Fiscal 2013 through Fiscal 2015 Target(1)
		Threshold(2)		Target		Maximum
		% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)
Net Sales (CAGR)(1)	6.6%	90%	50%	100%	100%	103.8%	150%
Diluted EPS (CAGR)	9.9%	85%	50%	100%	100%	110.0%	150%
ROIC (CAGR)(3)	(2.9%)	85%	50%	100%	100%	109.5%	150%

(1)
Net sales are calculated at budgeted exchange rates at the time the target was set. Measurement of performance is subject to certain automatic adjustments described in this section of the Compensation Discussion and Analysis.

(2)
Payouts for an opportunity only will be made if performance exceeds the pre-established minimum threshold for such opportunity.

(3)
Target ROIC decrease of 2.9% reflects increasing levels of capital investment to support growth in our businesses, particularly consumer facing investments for counter upgrades and our retail stores.

        The goals above were based on the long-term strategic plan and the conditions that existed at the start of fiscal 2013. We believe the targets when they were set were reasonably aggressive.

        Restricted Stock Units. RSUs are the right to receive shares of our Class A Common Stock over a period of time and typically represent approximately 25% of the grant date value of the equity-based compensation granted to our executive officers (excluding additional grants referred to above). RSUs are granted to executive officers to serve as a retention mechanism and to help them build their equity ownership. RSUs are also intended to help executive officers acquire sufficient shares of Class A Common Stock to satisfy the executive stock ownership guidelines. RSUs are accompanied by dividend equivalents that are paid in cash; at the time an RSU vests, the cash amount paid to the executive officer is equal to the dividends declared per share between the grant date and the vesting date times the number of shares paid out.

        The RSUs granted to executive officers in fiscal 2013 generally vest ratably in thirds on October 31, 2013, October 31, 2014 and November 2, 2015. Additional RSU grants made to Messrs. Freda, Demsey and Prouvé vest over longer periods.

        Equity-Based Compensation Granted in Fiscal 2013. As stated above, target award levels and actual grants of equity made to executive officers are determined by taking into account many factors, including an assessment of recent performance and expected future contributions. For the Executive Chairman and the President and Chief Executive Officer, this determination is made by the Stock Plan Subcommittee; for the remaining executive officers, a recommendation is made by the executive officer's immediate manager, and the actual grant is approved by the Stock Plan Subcommittee. Fiscal 2013 equity grants were awarded in September 2012; the resulting equity grant percentages awarded to our NEOs in fiscal 2013 were based on target grant levels and, other than for Ms. Travis who joined us in August 2012, an assessment of each officer's performance and expected future contributions. For Ms. Travis, the value of the equity grants made in fiscal 2013 was set forth in her employment agreement at 100% of her target annual equity opportunity. In addition to their annual equity grants, Mr. Demsey and Mr. Prouvé also received additional RSU awards in November 2012; these awards vest in their entirety after three years. See the "Grants of Plan-Based Awards in Fiscal 2013" table below.

        For more information about the equity grants made to our NEOs for fiscal 2013, see "CEO Compensation," the "Grants of Plan-Based Awards in Fiscal 2013" and the "Summary Compensation Table" below.

CEO Compensation

        In fiscal 2013, our total stockholder return was 23.7%, which exceeded the 20.6% return of the S&P 500. Since becoming President and Chief Executive Officer in July 2009, Mr. Freda has led the development and implementation of our long-term strategy that has resulted in total stockholder return of 323%, as compared to that of the S&P 500 which was 90%. In recognition of our strong and sustained performance, the desire to further align Mr. Freda's interests with the long-term interests of our stockholders and the importance of retaining him in his role to further progress our strategy and achieve our financial objectives, the Committee and the Subcommittee took the following actions regarding Mr. Freda's compensation for fiscal 2013, much of which will depend upon performance in subsequent fiscal years.

  •
  Total direct annual compensation was increased by 20% to $12.0 million. Mr. Freda's base salary remained the same as the prior year ($1.75 million), his target bonus opportunity was increased to $3.75 million from $3.25 million and his equity target was increased to $6.5 million from $5.0 million.

  •
  Additional PSU awards, with a grant date value of $10.0 million at target, were granted in September 2012. The PSU awards are divided into three equal tranches with the first having a three-year performance period ending June 30, 2015, the second a four-year performance period ending June 30, 2016 and the third a five-year performance period ending June 30, 2017. The payout of these PSUs depends upon the relative TSR over the relevant performance period as compared to the companies in the S&P 500 on July 1, 2012 (the "S&P 500 Companies"). Payout at target is achieved if our relative TSR performance equals the 60th percentile of TSR performance of the S&P 500 Companies. For accounting purposes, the grant date fair value of the award is $11.0 million and is being recognized over the relevant performance periods. See additional information in "Employment Agreements" below.

  •
  An additional RSU award, valued at $6.0 million, was granted in September 2012. The RSU award is divided into three equal tranches with the first having a three-year vesting period ending June 30, 2015, the second a four-year vesting period ending June 30, 2016 and the third a five-year vesting period ending June 30, 2017. Each tranche is recognized over its vesting period. See additional information in "Employment Agreements" below.

        Mr. Freda's total compensation, as disclosed in the "Summary Compensation Table," shows significant fluctuations year-over-year due to the equity awards he received in addition to his annual equity grants. These fluctuations are attributable to applicable disclosure rules, which require that we report the total value of equity grants on the grant date rather than over the life of the award. When the additional equity awards were granted, the Subcommittee considered the impact of the compensation on an annualized basis. As such, we have included below a supplementary table showing the additional equity awards on an annualized basis, as recognized for accounting purposes, and comparing that to the amounts reported for Mr. Freda in the "Summary Compensation Table" in this Proxy Statement and the one for 2012.

	Stock Awards ($000s)		Total Compensation ($000s)
Fiscal Year	Annualized Stock Awards(1)	As Reported in Summary Compensation Table(2)	Including Annualized Stock Awards(1)	As Reported in Summary Compensation Table
2013	$11,005	$21,025	$21,579	$31,598
2012	7,024	3,491	17,133	13,599
2011	4,925	13,080	13,311	21,467
2010	5,132	6,688	12,816	14,372

(1)
The additional equity awards are recognized over their respective vesting periods as follows: (i) the RSUs granted to Mr. Freda on July 1, 2009 in connection with his promotion to Chief Executive Officer have been recognized over the three-year vesting period; (ii) the MSU granted to Mr. Freda on February 9, 2011 in connection with the renewal of his employment agreement is being recognized over the approximate 41-month vesting period; and (iii) the RSUs and PSUs granted to Mr. Freda on September 24, 2012 are being recognized over their approximate three-, four-, and five-year vesting periods.

(2)
Represents the grant date fair value of equity awards as reported in the "Summary Compensation Table."

        Of the total grant date fair value of the additional grants in fiscal 2013 and fiscal 2011, as disclosed in the "Summary Compensation Table," $16.2 million will be recognized in fiscal years 2014 through 2017, subject to continued employment. Additionally, it is important to note that a significant portion of Mr. Freda's compensation has not yet been earned and is subject to future financial performance, stock price hurdles, or relative TSR. Further, awards have been structured with long-term vesting to encourage Mr. Freda to remain with us through at least fiscal 2017.

        If Mr. Freda leaves voluntarily prior to the applicable vest date, then he will forfeit the MSU and unvested RSUs and PSUs. If he is terminated by us other than for cause, Mr. Freda's RSUs, PSUs and MSU will vest pro rata based on his months of service during the relevant period, and his stock options that are not yet exercisable will become exercisable. Payout of the MSU will be based on the Average Final Price determined for the 20 trading days ending on such termination, and payout of the PSUs would be made if and when payout for the particular PSU is made after the end of the relevant performance period. See "Potential Payments upon Termination of Employment or Change of Control – Effects of Termination on Outstanding Awards Under Equity Plans" below.

        The chart below illustrates that a significant percentage of Mr. Freda's stock awards as disclosed in the "Summary Compensation Table" in fiscal 2013, 2012 and 2011, have yet to be earned and are subject to future performance conditions.

Fiscal Year of Grant	Type of Stock Award	Vest Date(s)	Financial Measures	Grant Date Fair Value of Unvested Stock Awards Still Subject to Performance Conditions ($000s)	Grant Date Fair Value of Stock Awards Disclosed in Summary Compensation Table in Year of Grant ($000s)	% of Grant Date Fair Value Unvested and Subject to Performance Conditions
			Net sales (CAGR)
2013	PSU	6/30/2015	Diluted EPS (CAGR)	$2,031	—	—
			ROIC (CAGR)
2013	PSU	1/3 on 6/30/15 1/3 on 6/30/16 1/3 on 6/30/17	Relative TSR Performance versus S&P 500 Companies	10,962	—	—

Total 2013				$12,993	$21,025	62%

2012	PSU	6/30/2014	Net sales (CAGR) Diluted EPS (CAGR) ROIC (CAGR)	1,562	3,491	45%
2011	MSU	6/30/2014	Stock Price Hurdles	10,554	13,080	81%

Total (2011-2013)				$25,109	$37,596	67%

        The tables above are presented to show how the Subcommittee viewed its compensation actions. It differs from the "Summary Compensation Table" required by the Securities and Exchange Commission, and is not a substitute for the information presented in the "Summary Compensation Table."

        As disclosed in "Employment Agreements" below, for fiscal 2014, Mr. Freda's base salary remains at $1.75 million, his target bonus opportunity was increased to $4.0 million, and his target equity opportunity was increased to $6.75 million. The fiscal 2014 equity awards, which were granted on September 4, 2013, have a grant date value of approximately $8.4 million and will appear in the fiscal 2014 Summary Compensation Table. Assuming Mr. Freda's change in pension value and all other compensation amounts remain the same, and no additional equity or other awards are made throughout the fiscal year, Mr. Freda's total compensation as reported in the fiscal 2014 Summary Compensation Table would be no more than $17.0 million.

Compensation Planning and the Decision Making Process

        Peer Group. We consider the compensation practices of a peer group of companies for the purpose of determining the competitiveness of our total compensation and various elements, but we do not target a specific percentile. We believe the peer group reflects the market in which we compete for executive talent. We believe that we have few direct competitors that are publicly traded in the United States. As such, the Compensation Committee has selected a mix of primarily consumer products and consumer discretionary companies to ensure the group includes companies of comparable size and business model to us. The Committee refers to the peer group data when considering compensation levels and the allocation of compensation elements for executive officers. The peer group of 14 companies used for compensation in fiscal 2013 was the same peer group used in fiscal 2012:

• Avon Products	• L Brands (formerly known as Limited brands)
• Clorox	• PepsiCo
• Colgate-Palmolive	• Ralph Lauren
• Elizabeth Arden	• Procter & Gamble
• The Gap	• Revlon
• International Flavors & Fragrances	• Starbucks
• Johnson & Johnson	• Tiffany & Co.

        Our revenues approximate the 45th percentile relative to the peer group using each company's most recently completed fiscal year end on or prior to June 30, 3013.

        Compensation Consultant. The Compensation Committee has engaged Semler Brossy as its consultant for executive compensation beginning in January 2013. The Committee determined that Semler Brossy is free of conflicts of interest. Semler Brossy replaced Compensation Advisory Partners ("CAP"), which had been the Committee's consultant for a number of years, including the start of fiscal 2013. The consultants report directly to the Compensation Committee and work with both the Committee (including the Subcommittee) and management to, among other things, provide advice regarding compensation structures in general and competitive compensation data. They also review for the Committee and/or Subcommittee information prepared by management. All of the decisions with respect to determining the amount or form of executive compensation under our executive compensation programs are made by the Committee or Subcommittee alone and may reflect factors and considerations other than the information and advice provided by the consultants. No other services were provided by Semler Brossy or CAP to the Compensation Committee or to management.

        The Company engaged a separate consultant, Towers Watson, to supplement its internal resources and assist with compensation matters in general and with executive compensation as well.

        Role of Executive Officers. As noted above, executive compensation is set by the Compensation Committee and Stock Plan Subcommittee. In performing this function, the Committee and Subcommittee rely on the Executive Chairman, the President and Chief Executive Officer and the Executive Vice President – Global Human Resources (the "EVP HR") to provide information regarding the executive officers, the executive officers' roles and responsibilities and the general performance of the Company and the various business units. The three executive officers providing support take directions from and bring suggestions to the Compensation Committee and Stock Plan Subcommittee. They suggest performance measures and targets for each of the executive officers under the EAIP and for PSUs. They also make suggestions regarding terms of employment agreements. The final decisions regarding salaries, bonuses (including measures, targets and amounts to be paid), equity grants and other compensation matters related to executive officers are made by the Compensation Committee or Stock Plan Subcommittee, as the case may be. The EVP HR and the human resources staff work with the Executive Vice President and General Counsel and the legal staff to support the Committee and Subcommittee.

Other Benefits and Perquisites

        Benefits. We determine benefits for executive officers by the same criteria applicable to the general employee population in the location where the executive officer is situated except as noted below. In general, benefits are designed to provide protection to the executive and/or his or her family in the event of illness, disability or death and to provide retirement income. The benefits are important in attracting and retaining employees and to alleviate distractions that may arise relating to health care, retirement and similar issues. The NEOs are entitled to the following two Company-paid benefits that are not generally available to the general population: (a) supplemental executive life insurance with a face amount of $5 million ($10 million for Mr. Freda) and (b) payment in lieu of a discontinued medical reimbursement program. The medical reimbursement benefit was discontinued effective January 1, 2011, therefore payment is not provided to Ms. Travis. For costs associated with such programs, see note (7) in the "Summary Compensation Table" below.

        Perquisites. We provide limited perquisites to our executive officers. The perquisites include (a) an annual perquisite allowance of $20,000 for the Executive Chairman and the President and Chief Executive Officer and $15,000 for the other executive officers (other than the Lauders); (b) personal use of a company car (or cash in lieu of a company car); (c) financial counseling costs up to $5,000 per year; and (d) spousal or companion travel (with required approval, the executive's spouse, companion, or domestic partner may accompany the executive on up to two business trips per fiscal year). On occasion, we will provide expense reimbursements relating to relocations. We believe these perquisites help to attract and retain executive officers and are more cost-effective to us than providing additional salary to the executive officers.

Post-Termination Compensation

        Retirement Plans. We provide retirement benefits to our employees in the United States, including the NEOs, under the Estée Lauder Companies Retirement Growth Account Plan (the "RGA Plan"), the related Estée Lauder Inc. Benefits Restoration Plan (the "Restoration Plan"), and the Estée Lauder Companies 401(k) Savings Plan. Executive officers who have worked for our subsidiaries outside the United States may also be covered under plans covering such employees. As with other benefits, the retirement plans are intended to enable us to attract and retain employees. The plans provide employees, including the executive officers, with an opportunity to plan for future financial needs during retirement. For a more detailed discussion on the retirement plans, see "Pension Benefits" below.

        In addition, certain executive officers, such as Mr. Freda, who joined us mid-career or who forfeited certain retirement benefits from their former employers to join us, have been provided with non-qualified supplemental pension arrangements.

        Deferred Compensation. We currently allow executive officers to defer a portion of their base salary and annual bonus. Under the terms of their employment agreements and the EAIP, each of the NEOs may elect to defer all or part of the officer's incentive bonus compensation, subject to the requirements of Section 409A of the Internal Revenue Code ("Section 409A"). The ability to defer is provided to participating executive officers as a way to assist them in saving for future financial needs with relatively little cost to us. The amounts deferred are a general obligation of ours, and the cash that is not paid currently may be used by us for our general corporate purposes. For a more detailed discussion on deferred compensation, see the "Nonqualified Deferred Compensation in Fiscal 2013 and at June 30, 2013" table and the accompanying narrative below.

        Potential Payments upon Termination of Employment. As discussed in more detail under "Potential Payments upon Termination of Employment or Change of Control," the Named Executive Officers' employment agreements provide for certain payments and other benefits in the event their employment is terminated under certain circumstances, such as disability, death, termination by us without cause, termination by us for material breach and non-renewals of their employment arrangement, or termination by the executive officer for "good reason" following a "change of control."

        In view of the Lauder family's ownership of shares with over 86% of the voting power, they have the ability to determine whether our company will undergo a "change of control." In order to protect the interests of the executive officers and to keep them involved and motivated during any process that may result in a "change of control," certain of our outstanding equity compensation agreements contain provisions that accelerate vesting or may accelerate exercisability of equity-based awards upon a "change of control." However, under our employment agreements with our executive officers and in stock option and RSU Agreements for grants made in fiscal 2013, the executive officers will receive severance benefits (or acceleration of benefits) after a "change of control" only if we terminate the executive officer without cause or the executive officer terminates his or her employment for "good reason."

        We place great value on the long-term commitment that many executive officers have made to us. In addition to recognizing the service they have provided during their tenure, we attempt to motivate them to act in a manner that will provide longer-term benefits to us even as they approach retirement. In this regard, stock options, RSUs and PSUs granted to executive officers who are retirement-eligible contain provisions that allow the executive officers to continue to participate in the longer-term success of the business following retirement. For example, stock options become immediately exercisable upon retirement and are exercisable for the remainder of their ten-year terms. In addition, to the extent the performance is achieved, a retiree's PSUs will vest in accordance with the original vesting schedule.

        The Amended and Restated Fiscal 2002 Share Incentive Plan provides for forfeiture of awards in the event that after termination of employment, a participant (which includes individuals who are not executive officers) competes with or otherwise conducts herself or himself in a manner adversely affecting the Company.

Tax Compliance Policy

        We are aware of the limitations on deductibility for income tax purposes of certain compensation in excess of $1 million per year paid to our most highly compensated executive officers under Section 162(m). While significant portions of the compensation program as it applied to such persons in fiscal 2013 were generally designed to take advantage of exceptions to Section 162(m), such as the "performance-based" exception for annual bonuses, PSUs, MSUs and stock options, certain non-deductible compensation, such as the RSUs, was authorized. We consider tax deductibility to be important, but not the sole or primary consideration in setting executive compensation. Accordingly, the Committee has the authority to approve, and in specific situations has approved, the payment of compensation that may not be deductible when it believes such payments are in the best interests of stockholders.

Tax and Accounting Implications of Each Form of Compensation

        Salary is expensed when earned. Amounts are tax deductible, except for certain annual payments over $1 million to the President and Chief Executive Officer and the three highest paid executive officers other than the Chief Financial Officer (collectively, the "Covered Executives").

        Annual bonuses under the EAIP are expensed during the year in which performance is being measured. Bonuses paid out under the EAIP are tax deductible.

        Stock options are expensed at grant date fair value over the requisite service period. Outstanding options have been granted pursuant to stockholder-approved plans, and should therefore be deductible for tax purposes under Section 162(m). The deduction is taken by us in the tax year in which the option is exercised and the deductible amount per share is equal to the spread between the option exercise price and the price of the stock at the time of exercise.

        PSUs are expensed at grant date fair value over the applicable performance period. Outstanding PSUs have been granted pursuant to a stockholder-approved plan, and should therefore be deductible for income tax purposes under Section 162(m). Tax deductions for PSUs are taken in the fiscal year in which the PSUs are paid out. The deductible amount equals the aggregate value of the shares and dividend equivalents paid on the day of payout.

        RSUs are expensed at grant date fair value over the requisite service period. RSUs are tax deductible in the tax year when the shares are paid out except when payouts are made to a person who is a Covered Executive at the time of payout to the extent such Covered Executive's compensation exceeds the Section 162(m) limitations. Non-deductible RSUs were paid out in fiscal 2013. For RSUs that are deductible, the deductible amount equals the aggregate value of the shares and dividend equivalents paid on the day of payout, subject to the 162(m) limitations.

        The MSU granted to Mr. Freda in February 2011 is expensed at grant date fair value over the applicable performance period. The MSU has been granted pursuant to a stockholder-approved plan, and should therefore be deductible for income tax purposes under Section 162(m). The deductible amount equals the aggregate value of the shares and dividend equivalents paid on the day of payout.

Executive Stock Ownership Guidelines and Holding Requirement

        In fiscal 2012, we revised our stock ownership guidelines for executive officers to increase the amount of shares to be owned in order to further align their interests with those of our stockholders. Each executive officer in office prior to January 1, 2012, has three years to meet his or her target increase. Targets are tiered depending on an executive officer's position and are expressed as multiples of annual salary: 5 times for the Executive Chairman and the President and Chief Executive Officer; 3 times for Group Presidents and Executive Vice President and Chief Financial Officer; and 2 times for all other executive officers. A person who became, or who becomes, an executive officer after January 1, 2012, has five years after he or she reaches that level to meet the targets. As of June 30, 2013, all executive officers owned shares (including unvested RSUs) that exceed the guidelines applicable to them. Shares held directly by the executive officer or by his or her family members or in controlled entities and unvested RSUs are included in determining the value of the shares held.

        If an executive officer receives an increase in base salary, then he or she has until the third anniversary of the effective date of the salary increase to comply with the incremental change in ownership requirements. In the unlikely event that an executive officer fails to comply with the guidelines by the required deadline, then until such time as the ownership guidelines are met, such officer: (i) may not sell any Common Stock (including shares issued from any share unit vesting); and (ii) must hold any net after-tax value of any stock option exercise. If an executive officer satisfies the guidelines but, due to a drop in the stock price, ownership falls below the required threshold, then he or she is deemed to satisfy the guideline for one year. After one year, if the guidelines are not met, the officer: (i) must hold at least 50% of the net after-tax shares of Common Stock received from any share unit vesting; and (ii) must hold 50% of the net after-tax value of any stock option exercise.

Policy on Avoidance of Insider Trading

        Our executive officers, as well as members of our Board of Directors, and employees at senior levels and in sensitive areas throughout our organization are subject to our policy on avoidance of insider trading. Under this policy, such people are generally prohibited from buying or selling shares of our stock during regular and special blackout periods. This also applies to the exercise of stock options and sale of the underlying shares. Moreover, prior to any trade, executive officers, directors and such employees must obtain preclearance from our Legal Department.

Pledging Policy

        We do not restrict pledges of securities but require that pledges of securities be precleared by our Legal Department. While shares of our stock held in brokerage margin accounts can be considered to be "pledged," we do not consider margin accounts to be subject to our preclearance policy. As of June 30, 2013, none of our executive officers held shares of our stock in margin accounts.

Hedging Policy

        We do not restrict transactions in the Company's securities involving hedging or the use of derivative securities but require that such transactions be precleared by our Legal Department.

Recoupment Policy

        Annual and long-term incentive compensation (whether in the form of stock options or paid or payable in cash or equity), RSUs, PSUs and MSUs awarded to executive officers are subject to an executive compensation recoupment policy, also known as a "clawback." Under the policy, recoupment would apply in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the applicable securities laws. Recoupment would apply to any current or former executive officer who received incentive compensation within the three-year period prior to the restatement and the amount to be recouped would be the amount in excess of what the executive officer would have been paid under the restatement.

Compensation Committee and Stock Plan Subcommittee Report

        The Compensation Committee and the Stock Plan Subcommittee have reviewed and discussed with management the foregoing Compensation Discussion and Analysis in this Proxy Statement on Schedule 14A. Based on such review and discussions, the Compensation Committee and the Stock Plan Subcommittee have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended June 30, 2013.

Compensation Committee	Stock Plan Subcommittee
Richard D. Parsons (Chair)	Rose Marie Bravo
Rose Marie Bravo	Paul J. Fribourg
Paul J. Fribourg	Barry S. Sternlicht
Barry S. Sternlicht

Summary Compensation Table

        The following table, footnotes and narratives describe the compensation during the past three fiscal years for (a) our Chief Executive Officer, (b) our current and former Chief Financial Officers and (c) our three other most highly compensated executive officers in our fiscal year ended June 30, 2013 ("fiscal 2013"). The fiscal year ended June 30, 2012 is referred to as "fiscal 2012" and the fiscal year ended June 30, 2011 is referred to as "fiscal 2011." See "Compensation Discussion and Analysis" above and other disclosures under "Executive Compensation" for a description of the material factors necessary to an understanding of the information disclosed below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
William P. Lauder	2013	$1,500,000	$0	$1,250,000	$1,225,677	$3,346,850	$244,547	$50,734	$7,617,808
Executive Chairman	2012	1,500,000	0	1,615,780	1,249,924	4,174,150	863,831	181,014	9,584,699
	2011	1,500,000	0	1,263,234	1,250,009	3,801,000	291,340	87,586	8,193,169
Fabrizio Freda(1)	2013	1,750,000	0	21,024,945	3,983,423	4,183,550	529,031	127,730	31,598,679	(1)
President and Chief	2012	1,750,000	0	3,490,631	3,125,033	4,522,000	561,546	150,027	13,599,237
Executive Officer	2011	1,500,000	0	13,080,190	2,499,998	3,801,000	494,220	91,636	21,467,044	(1)
John Demsey	2013	1,000,000	0	3,620,392	2,079,150	2,928,300	213,677	48,006	9,889,525
Group President	2012	1,000,000	0	2,007,478	1,772,850	3,378,200	478,630	51,595	8,688,753
	2011	1,000,000	0	1,663,417	1,646,002	2,940,550	215,184	58,550	7,523,703
Cedric Prouvé	2013	1,000,000	0	2,575,560	1,790,115	2,406,400	166,760	52,958	7,991,793
Group President - International	2012	1,000,000	0	1,825,177	1,674,096	2,903,850	396,740	49,833	7,849,696
	2011	1,000,000	0	1,536,987	1,520,892	2,322,250	157,293	363,324	6,900,746
Tracey T. Travis(2)	2013	825,000	0	2,449,964	2,402,380	968,550	0	54,094	6,699,988
Executive Vice President and
Chief Financial Officer
Richard W. Kunes(2)	2013	870,000	0	1,489,039	1,492,882	888,800	189,801	65,450	4,995,972
Former Executive Vice President	2012	870,000	0	1,576,905	1,527,511	1,048,150	237,594	57,228	5,317,388
and Chief Financial Officer	2011	870,000	0	1,453,875	1,438,701	962,900	122,610	49,553	4,897,639

(1)
As described in detail below, stock awards for Mr. Freda in each year reflect annual grants of RSUs and PSUs as well as additional grants in fiscal 2013 and 2011. The Summary Compensation Table shows the grant date fair value of all stock awards; however, much of the value to be realized by Mr. Freda will depend upon performance of the Company in future periods. In contrast, the table below shows the allocation of the amounts expensed for accounting purposes, subject to continued employment, for those same awards attributable to each fiscal year represented in the Summary Compensation Table (including allocations from awards granted prior to fiscal 2011 and previously disclosed in our fiscal 2012 proxy statement). In such case, the amount of "Stock Awards" and "Total Compensation" for Mr. Freda would be as shown below.

Year	Stock Awards ($)	Total Compensation ($)
2013	$11,005,052	$21,578,787
2012	7,023,969	17,132,575
2011	4,924,618	13,311,472

Of the total grant date fair value of the additional grants in fiscal 2013 and 2011, $16,197,685 will be recognized in fiscal years 2014 through 2017, subject to continued employment.

On September 24, 2012, we granted Mr. Freda additional RSUs valued at $6,000,000 based on the closing price of our Class A Common Stock on the NYSE on such date (i.e. $61.44). In addition, on such date, we granted Mr. Freda PSUs based on total stockholder return over three performance periods ending June 30, 2015, 2016 and 2017 as compared to total stockholder return of companies in the S&P 500 on July 1, 2012. Such PSUs were valued at $10,962,430 at the time of grant using a lattice model with a Monte Carlo simulation with the following assumptions for each performance period, respectively: contractual life of 33, 45 and 57 months, average risk-free interest rate of 0.3%, 0.5% and 0.7% and a dividend yield of 1.0%. On February 9, 2011, we granted Mr. Freda an MSU, valued at $10,553,722 at the time of grant, in connection with the renewal of his employment agreement that day. The grant date fair value was calculated using a lattice model with a Monte Carlo simulation with the following assumptions: contractual life of 41 months, a weighted-average expected volatility of 29%, a weighted-average risk-free interest rate of 1.6% and a weighted-average dividend yield of 1.0%. The expected stock price volatility assumption is a combination of both current and historical implied volatilities from options on the underlying stock at the time of grant. The implied volatilities were obtained from publicly available data sources. The expected life is equal to the contractual term of the grant. The average risk-free interest rate is based on the U.S. Treasury strip rates over the contractual term of the grant, and the average dividend yield is based on historical experience. Each of these additional grants (as well as other RSUs and PSUs described in note (3)) will generally be earned by Mr. Freda over multiple fiscal years. The payout of the MSU and the PSUs based on total stockholder return could be as low as zero depending upon stock price or performance during the applicable periods, and the value of any payout will depend upon the stock price at the time of payout. See "Employment Agreements – Fabrizio Freda" below.

(2)
Mr. Kunes was Executive Vice President and Chief Financial Officer until August 20, 2012 when he assumed the role of Executive Vice President, Senior Advisor to the President and Chief Executive Officer. He remained in this position until his retirement on June 30, 2013. On August 20, 2012, Ms. Travis became Executive Vice President and Chief Financial Officer.

(3)
Amounts represent the aggregate grant date fair value of RSUs and PSUs granted in the respective fiscal year computed in accordance with Financial Accounting Standards Board Accounting Standard Codification Topic 718, Compensation – Stock Compensation ("FASB ASC Topic 718"). In addition, amounts shown for Mr. Freda include PSUs based on total stockholder return granted in fiscal 2013 and the MSU granted in fiscal 2011 as further discussed in note (1). Amounts shown disregard estimates of forfeitures related to service-based vesting conditions and were calculated generally based on the closing price of our Class A Common Stock on the NYSE on the dates of grant which were $29.04 on September 1, 2010, $49.085 on September 1, 2011 and $59.78 on September 4, 2012. In fiscal 2013, Mr. Demsey's and Mr. Prouvé's amounts include their November 14, 2012 additional RSU awards, valued at $1.5 million and $0.75 million, respectively. For PSUs, the amount included was calculated based on the probable (e.g., likely) outcome with respect to satisfaction of the performance conditions at the date of grant, which is the target payout, consistent with the recognition criteria in FASB ASC Topic 718 (excluding the effect of estimated forfeitures). The maximum potential value of PSUs (assuming the grant date stock price) awarded at the date of grant for fiscal 2013, 2012, and 2011, respectively, were as follows: Mr. Lauder $937,500, $937,573, and $957,352; Mr. Freda $3,046,897, $2,343,711, and $1,914,705; Mr. Demsey $1,590,297, $1,329,565, and $1,260,634; Mr. Prouvé $1,369,171, $1,255,643, and $1,164,819; Ms. Travis $974,982 for fiscal 2013; and Mr. Kunes $1,111,782, $1,145,644, and $1,101,832. The payout of PSUs to all executives, as well as the MSU and PSUs based on total stockholder return granted to Mr. Freda discussed in note (1), could be as low as zero depending on performance over the relevant period, and the value of any payout will depend on the stock price at the time of payout. For a description of the performance criteria applicable to the PSUs, see "Compensation Discussion and Analysis – Elements of Compensation; Allocation – Long-Term Equity-Based Compensation – Performance Share Units" above, and for details on the MSU and

  PSUs based on total stockholder return granted to Mr. Freda, see "Employment Agreements – Fabrizio Freda" below.

(4)
Amounts represent aggregate grant date fair value of stock options granted in the respective fiscal year to the Named Executive Officers computed in accordance with FASB ASC Topic 718. Amounts shown disregard estimates of forfeitures related to service-based vesting conditions. The fair values of stock options granted were calculated using the Black-Scholes options pricing model based on the following assumptions:

Date of Grant	Expected Volatility	Expected Term to Exercise	Dividend Yield	Risk-Free Interest Rate
Sep. 4, 2012	34%	9	1.0%	1.4%
Sep. 1, 2011	34%	9	1.0%	2.0%
Sep. 1, 2010	30%	9	1.1%	2.4%

The expected volatility assumption is a combination of both current and historical implied volatilities of the underlying stock. The implied volatilities were obtained from publicly available data sources. See "Grants of Plan-Based Awards in Fiscal 2013" below for information about option awards granted in fiscal 2013 and "Outstanding Equity Awards at June 30, 2013" below for information with respect to options outstanding at June 30, 2013. The actual value, if any, realized by an executive officer from any option will depend on the extent to which the market value of our Class A Common Stock exceeds the exercise price of the option on the date the option is exercised. Accordingly, there is no assurance that the value realized by an executive officer will be at or near the amounts set forth in the table. These amounts should not be used to predict stock performance.

(5)
The amounts represent incentive payments made in respect of each fiscal year under our EAIP. See "Grants of Plan-Based Awards in Fiscal 2013" below for the potential payouts to which the executive was entitled depending on the outcome of the performance criteria. For a description of the performance criteria, see "Compensation Discussion and Analysis – Elements of Compensation; Allocation – Annual Incentive Bonuses" above.

(6)
The amounts represent the aggregate change in each fiscal year in the actuarial present value of each Named Executive Officer's accumulated pension benefits under the RGA Plan and the Restoration Plan, to the extent the Named Executive Officer participates, and any above market portion of interest earned during each fiscal year on deferred compensation balances. Messrs. Lauder and Kunes are the only Named Executive Officers with deferred compensation balances. The above market portion of interest earned during fiscal 2013 and fiscal 2012, respectively, were as follows: Mr. Lauder $19,234 and $7,384; and Mr. Kunes $21,115 and $8,106. There was no above market portion of interest during fiscal 2011. See "Nonqualified Deferred Compensation in Fiscal 2013 and at June 30, 2013" and the related discussion below for a description of our deferred compensation arrangements applicable to executive officers. For Mr. Freda, the amount also represents a supplemental deferral intended to replicate pension benefits foregone at his former employer plus earnings on such deferral. See "Pension Benefits" below.

(7)
Amounts reported for fiscal 2013, fiscal 2012 and fiscal 2011, respectively, are found in the table below:

Name	Year	Matching 401(k) Savings Plan Contributions Made on Behalf of the Executives	Company-Paid Premiums for Executive Life Insurance	Company-Paid Medical Reimbursement Payment	Perquisite Allowance(a)	Financial Counseling(a)	Personal Use of Company Leased Auto or Auto Allowance	Companion or Home Leave Travel	Relocation or Transition Payments
Mr. Lauder	2013	$10,000	$18,598	$7,479	$0	$5,000	$9,657	$0	$0
	2012	10,000	18,598	8,795	40,000	10,000	19,154	6,579	0
	2011	9,800	39,652	8,076	20,000	5,000	5,058	0	0
Mr. Freda	2013	10,200	55,570	7,479	25,400	5,000	5,689	18,392	0
	2012	10,000	35,735	8,795	34,600	10,000	16,876	34,021	0
	2011	9,800	15,900	8,076	7,239	5,000	17,068	28,553	0
Mr. Demsey	2013	10,000	14,300	7,479	10,000	3,500	2,726	0	0
	2012	10,000	14,300	8,795	15,000	3,500	0	0	0
	2011	9,800	14,300	8,825	15,000	3,500	7,125	0	0
Mr. Prouvé	2013	10,000	3,600	6,929	15,000	3,500	6,188	7,741	0
	2012	9,800	3,600	8,043	15,000	3,500	3,116	6,774	0
	2011	9,425	3,600	8,068	15,000	3,500	6,431	0	317,300
Ms. Travis	2013	0	7,644	0	28,250	5,000	13,200	0	0
Mr. Kunes	2013	8,800	15,185	8,259	15,000	5,000	13,206	0	0
	2012	8,700	15,185	8,043	15,000	5,000	5,300	0	0
	2011	8,700	4,900	8,068	15,000	5,000	7,885	0	0

(a)
The perquisite allowance and financial counseling plans are administered on a calendar basis which accounts for the variation in amounts for a particular fiscal year.

        In fiscal 2005, we instituted a flight safety policy, which currently provides that our Chairman Emeritus, our Executive Chairman and our Chief Executive Officer should not fly together for any reason. One effect of the policy was to increase the costs of certain non-business trips for Mr. W. Lauder. In order to remedy this, we allow him to use the Company-provided aircraft for non-business trips where it was necessary to comply with the flight safety policy. In fiscal 2013 and fiscal 2011, Mr. W. Lauder did not make such use of the Company-provided aircraft. In fiscal 2012 Mr. W. Lauder used the Company-provided aircraft at an incremental cost to us of $67,888. We also make available to our employees, including the Named Executive Officers, the ability to obtain a limited amount of our products for free or at a discount. The incremental cost of the free product program to us did not exceed $1,000 in any fiscal year for any of the Named Executive Officers. The sales of product to employees at a discount are profitable for us.

Employment Agreements

        The material terms of each Named Executive Officer's employment agreement are described below:

        William P. Lauder. Under his employment agreement effective July 1, 2010, Mr. Lauder is an employee-at-will, and he will continue as Executive Chairman until his retirement or other termination of his employment. The agreement provides that his base salary and bonus opportunities will be set by the Compensation Committee and that his equity grants are to be determined by the Stock Plan Subcommittee. In addition to benefits generally available to senior executives (e.g., annual perquisite reimbursement under our Executive Perquisite Plan up to $20,000, financial counseling services up to $5,000, and participation in our Executive Automobile Program with an automobile having an acquisition value of $75,000), we provide Mr. Lauder additional executive life insurance with a face amount of $5 million with annual premiums paid by us. Beginning in fiscal 2011, such insurance is provided through a term life insurance policy.

        For fiscal 2014, Mr. Lauder's base salary is $1.5 million and his aggregate target incentive bonus opportunities are $3.0 million. There were no changes made to Mr. Lauder's compensation for fiscal 2014. In September 2013, he was granted equity-based compensation with an aggregate value of approximately $2.5 million, comprised of stock options in respect to 34,739 shares of Class A Common Stock with an exercise price of $67.31 per share, RSUs in respect of 12,382 shares of Class A Common Stock and PSUs with a target payout of 12,382 shares of Class A Common Stock.

        Fabrizio Freda. Under his employment agreement, effective July 1, 2011, Mr. Freda is an employee-at-will, and he will continue as President and Chief Executive Officer until his retirement or other termination of his employment. The agreement provides that his base salary and bonus opportunities will be set by the Compensation Committee and that his equity grants will be determined by the Stock Plan Subcommittee. In addition to benefits generally available to senior executives (e.g., annual perquisite reimbursement under our Executive Perquisite Plan of up to $20,000, financial counseling services up to $5,000, and participation in the Company's Executive Automobile Program with an automobile having an acquisition value of $75,000), we provide Mr. Freda additional executive term life insurance with a face amount of $10 million and travel for his spouse to accompany him on up to two business-related travel itineraries per fiscal year. In addition, Mr. Freda is entitled to an annual supplemental deferral computed by taking the difference between $485,000 and the actual vested annual accruals and contributions made to the Company's qualified and non-qualified pension and qualified retirement savings plans on behalf of the Executive. Such deferrals are credited with interest annually at a rate per annum equal to the Citibank base rate but in no event more than 9%. Mr. Freda will also be reimbursed for relocation costs of his family from New York to Italy in the event of his termination.

        For fiscal 2014, Mr. Freda's base salary remains at $1.75 million and his aggregate target incentive bonus opportunity increased to $4.0 million. In September 2013, he was granted equity-based compensation with an aggregate value of approximately $8.4 million, comprised of stock options in respect of 117,239 shares of Class A Common Stock with an exercise price of $67.31 per share, RSUs in respect of 41,790 shares of Class A Common Stock and PSUs with a target payout of 41,790 shares of Class A Common Stock.

        On September 24, 2012, we made additional grants of equity-based awards to Mr. Freda in recognition of his leadership and our strong and sustained performance. The grants are intended to provide further incentive for him to remain with us for the next five years and further align his goals with the interests of our stockholders. Except in the event of conditions identified below, no shares will vest prior to June 30, 2015. We granted him PSUs with an aggregate value of $10.0 million based on the grant date price times the number of shares (which for accounting purposes is $11.0 million) and a target payout of 162,760 shares of Class A Common Stock and RSUs with an aggregate value of

$6 million comprised of 97,656 shares that vest and are paid out in thirds on June 30, 2015, 2016 and 2017, assuming continued employment through the relevant date. The PSUs are divided into three tranches with the first having a three-year performance period ending June 30, 2015, the second a four-year performance period ending June 30, 2016 and the third a five-year performance period ending June 30, 2017. The payout of these PSUs depends upon the relative TSR over the relevant performance period as compared to the companies in the S&P 500 on July 1, 2012 (the "S&P 500 Companies"). The performance hurdles and associated payouts are as follows:

TSR Percentile of the Company vs. the S&P 500 Companies	Payout as a % of Target
≥ 90th Percentile	160%
60th Percentile	100%
40th Percentile	35%
< 40th Percentile	0%

        Percentiles (i) between the 60th percentile and the 90th percentile shall be interpolated on a straight line basis between the Target Shares and the Maximum Shares and (ii) between the 40th percentile and the 60th percentile shall be interpolated on a straight line basis between the Threshold Shares and the Target Shares. If Mr. Freda resigns or is terminated for cause prior to the end of the relevant performance period for any of the PSUs, he will receive no shares. If he dies or becomes disabled prior to the end of the relevant performance period or is terminated without cause after July 1, 2013 and prior to the end of the performance period, then based on plan achievement the number of shares to be paid out will be multiplied by a fraction, the numerator of which will be the number of completed months of service starting with July 2012 and the denominator of which will be the applicable number of months in the full performance period. The PSUs will vest and be paid out upon a "Change in Control" (as defined in the agreement), with performance plan achievement determined by the consideration per share to be received by the holders of the Company's Class A Common Stock relative to the S&P 500 Companies. Potential payouts of the RSUs upon termination of employment or "Change in Control" (as defined in the agreement) are similar to the treatment for RSUs described in "Potential Payments Upon Termination of Employment or Change of Control" below. Dividend equivalents will be paid out in cash in connection with shares that are earned. Shares and cash paid out pursuant to the PSUs and RSUs are subject to applicable tax withholding requirements.

        In connection with the renewal of his employment agreement in fiscal 2011, the Stock Plan Subcommittee granted to Mr. Freda the MSU payable in shares of the Company's Class A Common Stock. Such MSU will be paid out depending upon performance of the Class A Common Stock on the New York Stock Exchange during the 20 trading days ending June 30, 2014. If the average closing stock price per share of the Class A Common Stock during that period (the "Average Final Price") equals or exceeds $75.00 per share, then Mr. Freda will receive 320,000 shares of Class A Common Stock. If the Average Final Price is less than $75.00 per share and equal to or greater than $18.75 per share, then Mr. Freda will receive that number of shares equal to 320,000 times the Average Final Price divided by $75.00. Mr. Freda will receive no shares if the Average Final Price is less than $18.75 per share. If Mr. Freda resigns or is terminated for cause prior to June 30, 2014, he will receive no shares. If Mr. Freda dies or becomes disabled prior to June 30, 2014 or is terminated without cause after February 9, 2012 and prior to June 30, 2014, then the number of shares to be paid out will be multiplied by a fraction, the numerator of which will be the number of completed months of service starting with July 2010 and the denominator of which shall be 48. The MSU will vest and be paid out upon a "Change in Control" (as defined in the agreement), with performance being determined by the consideration per share to be received by the holders of the Company's Class A Common Stock. Dividend equivalents will be paid out in cash in connection with the shares that are earned by Mr. Freda. Shares and cash paid out pursuant to the MSU are subject to applicable tax withholding requirements.

        John Demsey. Under his employment agreement effective July 1, 2010, Mr. Demsey is an employee-at-will, and he will continue as Group President until his retirement or other termination of his employment. The agreement provides for his base salary and bonus opportunities to be set by the Compensation Committee and that his equity grants will be determined by the Stock Plan Subcommittee. In addition to the benefits generally available to our senior executives (e.g., annual perquisite reimbursement under our Executive Perquisite Plan up to $15,000, financial counseling services up to $5,000, and participation in our Executive Automobile Program with an automobile having an acquisition value of $50,000), we provide Mr. Demsey additional executive term life insurance with a face amount of $5 million with annual premiums to be paid by us.

        For fiscal 2014, Mr. Demsey's base salary remains at $1.0 million and his aggregate target incentive bonus opportunities increased to $2.6 million. In September 2013, he was granted equity-based compensation with an aggregate value of approximately $4.5 million, comprised of stock options in respect of 63,029 shares of Class A Common Stock with an exercise price of $67.31 per share, RSUs in respect of 22,468 shares of Class A Common Stock and PSUs with a target payout of 22,468 shares of Class A Common Stock.

        Cedric Prouvé. Under his employment agreement, effective July 1, 2011, Mr. Prouvé is an employee-at-will, and he will continue as Group President – International until his retirement or other termination of his employment. The agreement provides for his base salary and bonus opportunities to be set by the Compensation Committee and that his equity grants will be determined by the Stock Plan Subcommittee. In addition to the benefits generally available to our senior executives (e.g., annual perquisite reimbursement under our Executive Perquisite Plan up to $15,000, financial counseling services up to $5,000, and participation in our Executive Automobile Program with an automobile having an acquisition value of $50,000), we provide Mr. Prouvé additional executive term life insurance with a face amount of $5 million with annual premiums paid by us.

        For fiscal 2014, Mr. Prouvé's base salary remains at $1.0 million and his aggregate target incentive bonus opportunities increased to $2.22 million. In September 2013, he was granted equity-based compensation with an aggregate value of approximately $3.4 million, comprised of stock options in respect of 47,228 shares of Class A Common Stock with an exercise price of $67.31 per share, RSUs in respect of 16,835 shares of Class A Common Stock and PSUs with a target payout of 16,835 shares of Class A Common Stock.

        Tracey T. Travis. Under her employment agreement, effective August 20, 2012, Ms. Travis is an employee-at-will, and will continue as Executive Vice President and Chief Financial Officer until her retirement or other termination of her employment. The agreement provides for a base salary and bonus opportunities to be set by the Compensation Committee and that her equity grants will be determined by the Stock Plan Subcommittee. In addition to the benefits generally available to our senior executives (e.g., annual perquisite reimbursement under our Executive Perquisite Plan up to $15,000, financial counseling services up to $5,000, and participation in our Executive Automobile Program with an automobile having an acquisition value of $50,000), we provide Ms. Travis additional executive term life insurance with a face amount of $5 million with annual premiums paid by us.

        For fiscal 2014, her base salary is $825,000 and her aggregate target incentive bonus opportunities increased to $860,000. In September 2013, she was granted equity-based compensation with an aggregate value of approximately $3.1 million, comprised of stock options in respect of 42,990 shares of Class A Common Stock with an exercise price of $67.31 per share, RSUs in respect of 15,323 shares of Class A Common Stock and PSUs with a target payout of 15,323 shares of Class A Common Stock. In September 2012, upon joining the Company, Ms. Travis was also granted a combination of stock options and RSUs with an aggregate value of $2.3 million to compensate her for equity grants forfeited from her previous employer.

        Richard W. Kunes. Under his employment agreement effective July 1, 2009, Mr. Kunes was an employee-at-will and served as Executive Vice President and Chief Financial Officer until August 20, 2012. From such date, until his retirement on June 30, 2013, he served as Executive Vice President, Senior Advisor to the President and Chief Executive Officer. The agreement provided for his base salary and bonus opportunities to be set by the Compensation Committee and that his equity grants would be determined by the Stock Plan Subcommittee. In addition to the benefits generally available to our senior executives (e.g., annual perquisite reimbursement under our Executive Perquisite Plan up to $15,000, financial counseling services up to $5,000, and participation in our Executive Automobile Program with an automobile having an acquisition value of $50,000), we provided Mr. Kunes additional executive term life insurance with a face amount of $5 million with annual premiums paid by us.

        Each agreement described above provides that the executive may elect to defer all or part of his or her annual incentive bonus compensation in compliance with Section 409A. Each agreement also provides that benefits under the agreement may be modified by the Compensation Committee at any time other than in contemplation of a "Change of Control" (as defined in the agreement) or after a Change of Control. Any such modification shall not be effective until at least two years after such modification is approved by the Compensation Committee.

        Each employment agreement also provides that the executive must abide by restrictive covenants relating to non-competition and non-solicitation during employment and, under certain circumstances, for two years following termination of employment, and non-disclosure relating to our confidential information.

        The provisions of the employment agreements relating to termination of employment and payments relating to termination are discussed in "Potential Payments upon Termination of Employment or Change of Control."

Grants of Plan-Based Awards in Fiscal 2013

        The following table sets forth information with respect to each award in fiscal 2013 to each Named Executive Officer of plan-based compensation, including bonus opportunities under the EAIP, PSUs, RSUs and stock options to purchase shares of our Class A Common Stock under the Amended and Restated Fiscal 2002 Share Incentive Plan. The material terms of the bonus opportunities are described in "Compensation Discussion and Analysis – Elements of Compensation; Allocation – Annual Incentive Bonuses," and the material terms of the PSUs are described in "Compensation Discussion and Analysis – Elements of Compensation; Allocation – Long-Term Equity-Based Compensation – Performance Share Units." See the "Compensation Discussion and Analysis," above and other disclosures under "Executive Compensation" for a description of the material factors necessary to an understanding of the information disclosed below.

									All Other Option Awards: Number of Securities Underlying Options (#)(4)
								All Other Stock Awards: Number of Shares of Stock or Units (#)(3)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)					Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William P. Lauder	N/A	$937,500	$3,000,000	$4,500,000
	9/4/12				5,228	10,455	15,683				$625,000
	9/4/12							10,455			625,000
	9/4/12								56,561	$59.78	1,225,677
Fabrizio Freda	N/A	1,171,875	3,750,000	5,625,000
	9/4/12				16,990	33,979	50,969				2,031,265
	9/4/12							33,979			2,031,265
	9/4/12								183,822	59.78	3,983,423
	9/24/12				56,966	162,760	260,416				10,962,430
	9/24/12							97,656			5,999,985
John Demsey	N/A	781,250	2,500,000	3,750,000
	9/4/12				8,868	17,735	26,603				1,060,198
	9/4/12							17,735			1,060,198
	9/4/12								95,946	59.78	2,079,150
	11/14/12							26,624			1,499,996
Cedric Prouvé	N/A	678,125	2,170,000	3,255,000
	9/4/12				7,635	15,269	22,904				912,781
	9/4/12							15,269			912,781
	9/4/12								82,608	59.78	1,790,115
	11/14/12							13,312			749,998
Tracey T. Travis	N/A	257,813	825,000	1,237,500
	9/4/2012				5,437	10,873	16,310				649,988
	9/4/2012							30,110			1,799,976
	9/4/2012								110,862	59.78	2,402,380
Richard W. Kunes	N/A	235,000	752,000	1,125,000
	9/4/2012				6,367	12,733	19,100				741,188
	9/4/2012							12,733			747,851
	9/4/2012								75,284	59.78	1,492,882

(1)
The amounts shown represent the possible aggregate payouts in respect of fiscal 2013 under the EAIP at the "threshold," "target" and "maximum" levels. Actual payouts for fiscal 2013 are disclosed in the Summary Compensation Table in the column "Non-Equity Incentive Plan Compensation." No future payout will be made under this award. Measurement of performance is subject to certain automatic adjustments, such as changes in accounting principles, the impact of discontinued operations and non-recurring income/expenses. For a discussion of the EAIP and the fiscal 2013 payouts, see "Compensation Discussion and Analysis – Elements of Compensation; Allocation – Annual Incentive Bonuses" above.

(2)
The amounts shown represent the number of shares of Class A Common Stock underlying threshold, target and maximum payout of PSUs granted under the Amended and Restated Fiscal 2002 Share Incentive Plan in fiscal 2013. Future payout of such PSUs is generally subject to the achievement by us of our Net Sales, Diluted EPS and ROIC cumulative annual growth rate goals for the three-year period ending June 30, 2015. These goals were set in September 2012. On September 24, 2012, we granted Mr. Freda additional PSUs with an aggregate value of $10.0 million based on the grant date price times the number of shares (which for accounting purposes is $11.0 million). The PSUs granted on September 24, 2012 are divided into three tranches with the first having a three-year performance period ending June 30, 2015, the second a four-year performance period ending June 30, 2016 and the third a five-year performance period ending June 30, 2017. The payout of these PSUs depends upon the relative TSR over the relevant performance period as compared to the companies in the S&P 500 on July 1, 2012 (the "S&P 500 Companies"). Payout generally assumes continued employment and is subject to acceleration upon the occurrence of certain events as described in "Potential Payments Upon Termination of Employment or Change of Control – Effect of Termination on Outstanding Awards Under Equity Plans." For each executive officer, no payout will be made pursuant to the Net Sales, Diluted EPS nor ROIC cumulative annual growth rate opportunities and, for Mr. Freda's additional PSUs, relative TSR, unless the threshold for such opportunity is achieved, and additional shares shall be paid out if performance exceeds the targeted performance goals. Upon payout, shares will be withheld to cover minimum statutory tax obligations. PSUs are accompanied by dividend equivalent rights that will be payable in cash at the time of payout of the related shares. Measurement of performance is subject to certain automatic adjustments, such as changes in accounting principles, the impact of discontinued operations and non-recurring income/expenses. See "Compensation Discussion and Analysis – Elements of Compensation – Long-Term Equity-Based Compensation – Performance Share Units" above.

(3)
The amounts shown represent the number of shares of Class A Common Stock subject to RSUs granted under the Amended and Restated Fiscal 2002 Share Incentive Plan in fiscal 2013. RSUs granted on September 4, 2012 generally vest ratably in thirds on October 31, 2013, October 31, 2014 and November 2, 2015. On September 24, 2012, we granted Mr. Freda additional RSUs with an aggregate value of $6.0 million. The RSUs are in respect of 97,656 shares of Class A Common Stock that vest and are paid out in thirds on June 30, 2015, 2016 and 2017, assuming continued employment through the relevant date. On November 14, 2012, Mr. Demsey and Mr. Prouvé were awarded additional RSUs. The grant to Mr. Demsey had an aggregate value of $1,500,000 and was in respect of 26,624 shares of Class A Common Stock, and the grant to Mr. Prouvé had an aggregate value of $750,000 and was in respect of 13,312 shares of Class A Common Stock. The RSUs granted on November 14, 2012 vest and will be settled in shares on November 16, 2015, assuming continued employment through such date. On September 4, 2012, we granted Ms. Travis additional RSUs with an aggregate value of $1,150,000 in respect of 19,237 shares of Class A Common Stock. The vesting of RSUs is subject to continued employment and subject to acceleration upon the occurrence of certain events as described in "Potential Payments Upon Termination of Employment or Change of Control – Effect of Termination on Outstanding Awards Under Equity Plans." RSUs are subject to restrictions on transfer and forfeiture prior to vesting. Upon payout, shares will be withheld to cover minimum statutory tax obligations. RSUs are accompanied by dividend equivalent rights that will be payable in cash at the time of payout. See "Compensation Discussion and Analysis – Elements of Compensation – Long-Term Equity-Based Compensation – Restricted Stock Units" above.

(4)
The amounts shown represent the number of shares of Class A Common Stock underlying stock options granted under the Amended and Restated Fiscal 2002 Share Incentive Plan in fiscal 2013. The exercise price of the stock options is equal to the closing price of our Class A Common Stock on the date of grant (and under our plan, the exercise price cannot be lower than such closing price). On September 4, 2012, we granted Ms. Travis additional stock options with an aggregate value of $1,150,000 in respect of 52,037 shares of Class A Common Stock. The stock options (i) become exercisable or vest in thirds beginning with the January 1 following the first anniversary of the date of grant and the next two January 1 thereafter, assuming continued employment and subject to acceleration upon the occurrence of certain events as described in "Potential Payments Upon Termination of Employment or Change of Control – Effect of Termination on Outstanding Awards Under Equity Plans" and (ii) expire 10 years from the grant date. Stock options do not have dividend equivalent rights or any voting rights with respect to the shares of Class A Common Stock underlying the options. See "Compensation Discussion and Analysis – Elements of Compensation – Long-Term Equity-Based Compensation – Stock Options" above.

(5)
The amount shown is the total FASB ASC Topic 718 value of the award on the date of grant and was calculated using assumptions previously described in notes (1) and (3) of the Summary Compensation Table. The grant date fair value of PSU awards was calculated assuming the target payout.

Outstanding Equity Awards at June 30, 2013

        The following table sets forth information with respect to stock options, RSUs, PSUs and the MSU outstanding on June 30, 2013 under our plans existing at the time of grant for each Named Executive Officer. Share amounts, option exercise prices and related information in the table and accompanying notes have been adjusted to reflect the two-for-one stock split of the Class A Common Stock effective January 20, 2012.

	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(5)
William P. Lauder	300,000	0		$21.290	9/21/2017
	300,000	0		26.415	9/11/2018
	177,304	0		17.000	9/2/2019
	82,754	41,378		29.040	9/1/2020	7,174	$486,039	32,328	$2,190,222
	22,352	44,704		49.085	9/1/2021	13,456	906,598	19,101	1,286,930
	0	56,561		59.780	9/4/2022	10,455	698,917	15,683	1,048,375
Fabrizio Freda	150,000	0		26.415	9/11/2018
	354,610	0		17.000	9/2/2019
	165,508	82,754		29.040	9/1/2020	14,348	972,077	64,566	4,374,347
								280,619	18,906,705
	55,884	111,768		49.085	9/1/2021	26,188	1,764,417	47,748	3,217,022
	0	183,822		59.780	9/4/2022	33,979	2,271,496	50,969	3,434,003
						97,656	6,528,304	162,760	10,880,506
John Demsey	0	54,486		29.040	9/1/2020	9,448	640,102	42,510	2,880,053
	0	63,408		49.085	9/1/2021	15,228	1,025,987	27,087	1,824,987
	0	95,946		59.780	9/4/2022	17,735	1,185,585	26,603	1,778,377
						26,624	1,779,814
Cedric Prouvé	100,688	50,344		29.040	9/1/2020	8,730	591,458	39,279	2,661,152
	29,936	59,876		49.085	9/1/2021	13,420	904,173	25,581	1,723,520
	0	82,608		59.780	9/4/2022	15,269	1,020,733	22,904	1,531,099
						13,312	889,907
Tracey T. Travis	0	110,862		59.780	9/4/2022	30,110	2,012,854	16,310	1,090,290
Richard W. Kunes	47,624	0		29.040	9/1/2020	8,258	559,480	37,155	2,443,684
	54,632	0		49.085	9/1/2021	11,044	744,090	23,340	1,572,533
	75,284	0		59.780	9/4/2022	12,733	851,201	19,100	1,276,802

(1)
Each of the stock options set forth in the table was granted ten years prior to the expiration date. Stock options (i) become exercisable or vest in thirds beginning with the January 1 following the first anniversary of the date of grant and the next two January 1 thereafter, assuming continued employment and subject to acceleration upon the occurrence of certain events as described in "Potential Payments Upon Termination of Employment or Change of Control-Effect of

  Termination on Outstanding Awards Under Equity Plans" and (ii) expire ten years from the grant date.

(2)
The first, second and third rows set forth RSUs granted to the Named Executive Officers, other than Ms. Travis, in September 2010, 2011 and 2012. The first row for Ms. Travis sets forth RSUs granted in September 2012. RSUs granted on September 1, 2010 generally vest ratably in thirds on October 31, 2011, October 31, 2012, and October 31, 2013. RSUs granted on September 1, 2011 generally vest ratably in thirds on October 31, 2012, October 31, 2013 and October 31, 2014. RSUs granted on September 4, 2012 generally vest ratably in thirds on October 31, 2013, October 31, 2014 and November 2, 2015. The fourth row for Mr. Freda represents RSUs granted to him on September 24, 2012 that vest ratatably in thirds on June 30, 2015, June 30, 2016, and June 30, 2017. The fourth row for Mr. Demsey and Mr. Prouvé represent RSUs granted to them on November 14, 2012 that vest on November 16, 2015. Vesting of RSUs assumes continued employment and is subject to acceleration upon the occurrence of certain events as described in "Potential Payments Upon Termination of Employment or Change of Control-Effect of Termination on Outstanding Awards Under Equity Plans." As of June 30, 2013, the Named Executive Officers had earned dividend equivalents on outstanding unvested RSUs with dollar values as follows: Mr. W. Lauder, $47,093; Mr. Freda, $212,607; Mr. Demsey, $124,604; Mr. Prouvé, $69,692; Ms. Travis $35,519 and Mr. Kunes, $47,828.

(3)
The amounts represent the sum of (a) the product of (i) $65.77 (which was the closing price of the Class A Common Stock on June 28, 2013, the last trading day of fiscal 2013) and (ii) the number of shares of Class A Common Stock underlying the RSUs and (b) the dividend equivalents.

(4)
The first, second and third rows set forth PSUs granted to the Named Executive Officers, other than Mr. Freda and Ms. Travis, in September 2010, 2011 and 2012. The first row for Mr. Freda sets forth the PSUs granted in September 2010, the second row sets forth the MSU granted in February 2011, the third row sets forth the PSUs granted in September 2011, the fourth row sets forth the PSUs granted on September 4, 2012, and the fifth row sets forth PSUs granted on September 24, 2012. The first row for Ms. Travis sets forth PSUs granted in September 2012. The amount of shares represents the maximum level of payout of shares of Class A Common Stock underlying the outstanding PSUs granted on September 15, 2010 (the "fiscal 2011 PSUs"), September 1, 2011 (the "fiscal 2012 PSUs") and September 4, 2012 (the "fiscal 2013 PSUs"). Payouts under the fiscal 2011 PSUs were made in September 2013 at levels reflecting achievement at maximum for all goals. The shares of Class A Common Stock paid out to the Named Executive Officers, other than Ms. Travis, in September 2013 in respect of the fiscal 2011 PSUs are set forth in the first line for each. Each also received a cash payment reflecting dividend equivalents on such shares as follows: Mr. W. Lauder, $63,920; Mr. Freda, $127,841; Mr. Demsey, $84,170; Mr. Prouvé, $77,772; and Mr. Kunes, $73,567. Payouts, if any, under the fiscal 2012 PSUs will be made in early fiscal 2015, assuming the performance criteria are achieved. Payouts, if any, under the fiscal 2013 PSUs will be made in early fiscal 2016, assuming the performance criteria are achieved. The number of shares for Mr. Freda underlying the MSU, which are included in the amount in the second row, is the number of shares that would have been paid out if the Average Final Price in June 2013 was $65.77 (the closing price of the Class A Common Stock on June 28, 2013), and based on such number of shares, the dividend equivalents on his outstanding MSU would amount to $450,393. The fifth row for Mr. Freda represent PSUs with a performance period divided into three tranches with the first having a three-year performance period ending June 30, 2015, the second a four-year performance period ending June 30, 2016 and the third a five-year performance period ending June 30, 2017. The payout of these PSUs depends upon the relative TSR over the relevant performance period as compared to the S&P 500 Companies. The number of shares for Mr. Freda underlying PSUs awarded on September 24, 2012 represent payout at target, and dividend equivalents would amount to $175,780.

(5)
The amounts represent the sum of (a) the product of (i) $65.77 (which was the closing price of the Class A Common Stock on June 28, 2013, the last trading day of fiscal 2013) and (ii) the number of shares of Class A Common Stock underlying the PSUs or that would be paid out under the MSU if $65.77 was the Average Final Price and (b) dividend equivalents in respect of such PSUs and MSU. The PSU amounts are at maximum payout level for outstanding PSUs granted on September 15, 2010 (the "fiscal 2011 PSUs"), September 1, 2011 (the "fiscal 2012 PSUs") and September 4, 2012 (the "fiscal 2013 PSUs"). The number of shares for Mr. Freda underlying PSUs awarded on September 24, 2012 represent payout at target, and the dividend equivalents would be $175,781. The MSU amount reflects the number of shares of Class A Common Stock that would be paid out if $65.77 was the Average Final Price under the MSU. As of June 30, 2013 the Named Executive Officers had dividend equivalents on outstanding fiscal 2012 PSUs and fiscal 2013 PSUs at the maximum payout level with a dollar value as follows: Mr. W. Lauder $47,595; Mr. Freda $131,682; Mr. Demsey $72,206; Mr. Prouvé $65,794; Ms. Travis $17,615 (fiscal 2013 PSUs only); and Mr. Kunes $58,089.

Option Exercises and Stock Vested in Fiscal 2013

        The following table sets forth information on exercises of stock options and vesting of RSUs and PSUs for each NEO during fiscal 2013, including: (i) the number of shares of Class A Common Stock underlying options exercised in fiscal 2013; (ii) the aggregate dollar value realized upon exercise of such options; (iii) the number of shares of Class A Common Stock received from the vesting of RSUs during fiscal 2013 and payout of PSUs on September 4, 2012; and (iv) the aggregate dollar value realized upon the vesting of RSUs during fiscal 2013 and payout of PSUs on September 4, 2012. Share amounts and option exercise prices in the table and accompanying notes have been adjusted to reflect the two-for-one stock split of the Class A Common Stock effective January 20, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
William P. Lauder	600,000(4)	$23,916,000	67,824(5)	$4,171,485(5)
Fabrizio Freda	–	–	214,888(6)	13,319,081(6)
John Demsey	131,188(7)	4,597,320	60,043(8)	3,698,144(8)
Cedric Prouvé	45,000(9)	2,076,300	58,423(10)	3,597,200(10)
Tracey T. Travis	–	–	–	–
Richard W. Kunes	114,940(11)	3,864,634	51,989(12)	3,201,266(12)

(1)
Represents the difference between the closing price of the Class A Common Stock on the exercise date and the exercise price multiplied by the number of shares underlying each option exercised.

(2)
Represents the vesting and payout of a portion of the RSUs granted on July 1, 2009, September 2, 2009, September 1, 2010, and September 1, 2011. Also represents the vesting and payout on September 4, 2012 of the PSUs granted on September 2, 2009.

(3)
Represents the product of the number of shares vested and the closing price of the Class A Common Stock on the vesting date plus the amount of the dividend equivalent rights attached to the RSUs and PSUs that was payable in cash at the time of the payout of the shares.

(4)
The options exercised by Mr. Lauder had exercise prices ranging from $17.50 to $19.78 per share and included options granted on September 26, 2005 and September 20, 2006.

(5)
Includes 32,511 shares withheld from Mr. Lauder to satisfy taxes at a value of $1,965,459.

(6)
Includes 108,133 shares withheld from Mr. Freda to satisfy taxes at a value of $6,581,458.

(7)
The options exercised by Mr. Demsey had exercise prices ranging from $17.00 to $49.09 per share and included options granted on September 2, 2009, September 1, 2010 and September 11, 2011.

(8)
Includes 30,217 shares withheld from Mr. Demsey to satisfy taxes at a value of $1,829,407.

(9)
The options exercised by Mr. Prouvé had an exercise price of $17.00 per share and were granted on September 21, 2007.

(10)
Includes 26,917 shares withheld from Mr. Prouvé to satisfy taxes at a value of $1,628,812.

(11)
The options exercised by Mr. Kunes had exercise prices ranging from $17.00 to $49.09 per share and included options granted on September 2, 2009, September 1, 2010, and September 1, 2011.

(12)
Includes 23,952 shares withheld from Mr. Kunes to satisfy taxes at a value of $1,557,025.

Pension Benefits

        We provide retirement benefits to our employees in the United States, including the Named Executive Officers, through qualified and non-qualified defined benefit pension plans. These plans include The Estée Lauder Companies Retirement Growth Account Plan ("RGA Plan") and the Estée Lauder Inc. Benefits Restoration Plan (the "Restoration Plan"). The non-qualified Restoration Plan provides for pension benefit payments that employees would have received under the RGA Plan if eligible compensation (including deferred salary and bonuses, where the RGA Plan allows) had not been subject to certain compensation limits as dictated by tax laws under ERISA that apply to qualified retirement plans.

        Retirement benefits under the plans are the aggregate amount of annual credits (defined as 3, 4 or 5% of total annual compensation, including bonus, with certain items excluded) plus annual interest credits thereon, based on a government index of not less than 4%. The aggregate amount is payable as a one-time lump sum under both plans or converted to monthly lifetime payments under the RGA Plan.

        Executive officers who have worked for our subsidiaries outside the United States may also be covered under Company-sponsored pension plans covering such employees. None of the Named Executive Officers are covered under such plans.

        We do not have any policies with respect to granting additional years of credited service except as provided in certain termination provisions as reflected in executive officer employment agreements. Benefits attributable to the additional years of credited service are payable by us pursuant to the terms of applicable employment agreements and are not payable under either the RGA Plan or the Restoration Plan.

        In connection with his agreement to join the Company in November 2007 and continued in his current agreement, Mr. Freda is entitled to an annual supplemental deferral computed by taking the difference between $485,000 and the actual vested annual accruals and contributions made to the Company's qualified and non-qualified pension and qualified retirement savings plans on his behalf. Such deferrals are credited with interest as of each June 30 during the term of deferral, compounded annually, at an annual rate equal to the annual rate of interest announced by Citibank N.A. in New York, New York as its base rate in effect on such June 30, but in no event more than 9%.

        Set forth in the table below is each Named Executive Officer's years of credited service and the present value of the accumulated benefit under each of the pension plans and executive employment agreements pursuant to which he or she would be entitled to a retirement benefit, in each case, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for the fiscal year ended June 30, 2013.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
William P. Lauder	RGA Plan	27	$353,616	$0
	Restoration Plan		2,893,380	0
Fabrizio Freda	RGA Plan	5	36,313	0
	Restoration Plan		558,654	0
	Employment Agreement		2,145,765	0
John Demsey	RGA Plan	22	311,384	0
	Restoration Plan		1,774,461	0
Cedric Prouvé	RGA Plan	20	191,745	0
	Restoration Plan		1,216,545	0
Tracey T. Travis	RGA Plan	0	0	0
	Restoration Plan		0	0
Richard W. Kunes	RGA Plan	27	382,691	0
	Restoration Plan		960,267	0

(1)
Service shown is allocation service as of June 30, 2013 and is used to determine the level of annual credits for calendar 2013.

        The present values of accumulated benefits reflected in the table above were calculated based on the assumption that the benefits under the pension plans would be payable at the earliest retirement age at which unreduced benefits are payable (age 65). The present values for the RGA Plan also reflect the assumption that 80% of benefits are payable as a one-time lump sum and 20% are payable as lifetime monthly payments. Amounts calculated under the pension formula based on compensation that exceeds IRS limits will be paid under the Restoration Plan and are included in the present values shown in the table above. The present values for the Restoration Plan also reflect the assumption that 100% of the benefits are payable as a one-time lump sum. The present value of accumulated benefits under the RGA Plan was calculated using a 4.9% discount rate and, for annuities, the RP 2000 mortality table (projected to 2018) and the Restoration Plans were calculated using a 4.3% discount rate. These assumptions are consistent with the assumptions used in the calculation of our benefit obligations as of June 30, 2013, as disclosed in Note 12 to our audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2013.

Nonqualified Deferred Compensation in Fiscal 2013 and at June 30, 2013

        Set forth in the table below is information about contributions and earnings, if any, credited to the accounts maintained by the Named Executive Officers under nonqualified deferred compensation arrangements and the account balances on June 30, 2013.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
William P. Lauder	–	–	$199,174	–	$6,278,204
Fabrizio Freda	–	–	–	–	–
John Demsey	–	–	–	–	–
Cedric Prouvé	–	–	–	–	–
Tracey T. Travis	–	–	–	–	–
Richard W. Kunes	–	–	218,651	–	6,892,146

(1)
Pursuant to their employment agreements, deferred compensation accounts of the Named Executive Officers who are either required or elect to defer compensation are credited with interest as of each June 30 during the term of deferral, compounded annually, at an annual rate equal to the annual rate of interest announced by Citibank N.A. in New York, New York as its base rate in effect on such June 30, but in no event more than 9%. As of June 30, 2013, the interest rate used for crediting purposes was 3.25% as compared with 120% of the applicable federal rate of 2.96%. As such, amounts of interest credited in excess of 120% of the applicable federal rate are reflected in the "Aggregate Earnings in Last FY" column above and are reported in the "Summary Compensation Table – Change in Pension Value and Nonqualified Deferred Compensation Earnings."

(2)
The "Aggregate Balance at Last FYE" column above includes (i) for Mr. Lauder, salary deferrals from fiscal 2003 through fiscal 2011 as reported in the Summary Compensation Table contained in prior proxy statements in the amount of $3,894,000 and interest thereon of $1,166,658 and the deferral of 50% of his fiscal 2003 bonus as reported in the Summary Compensation Tables contained in prior proxy statements in the amount of $763,500 and interest thereon of $454,046 and (ii) for Mr. Kunes, the deferral of 100% of his fiscal 2000 through fiscal 2010 bonuses as reported in the Summary Compensation Tables contained in prior proxy statements in the amount of $5,096,350 and interest thereon of $1,795,796. No other Named Executive Officer has Nonqualified Deferred Compensation arrangements.

Potential Payments upon Termination of Employment or Change of Control

Events of Termination under the Employment Agreements

        We have entered into employment agreements with each of our Named Executive Officers. See "Employment Agreements" above. These agreements provide for certain payments and other benefits if a Named Executive Officer's employment is terminated under circumstances specified in his or her employment agreement, including after a "change of control" of our Company (as defined below). The descriptions below of the termination provisions of the employment agreements are based on the employment agreements as in effect on June 30, 2013.

        Termination of Employment Upon Permanent Disability. We may terminate a Named Executive Officer's employment at any time by reason of a "permanent disability" (as defined below), in which event the executive will be entitled to receive:

  •
  any accrued but unpaid salary and other amounts to which the executive is otherwise entitled prior to the date of termination;

  •
  bonus compensation earned but not paid that relates to any Contract Year (as defined below) ended prior to the date of termination;

  •
  unpaid bonus compensation otherwise payable for the Contract Year in which such disability occurred pro-rated to the date of termination;

  •
  base salary in effect at the time of termination (less disability payments) for a period of one year from the date of termination (the "Disability Continuation Period"); and

  •
  reimbursement for financial counseling services in the amount of $5,000 for a period of one year from the date of termination.

        In addition, the executive will be entitled to continue to participate, to the extent permitted by applicable law and the applicable plan, in our health care, life insurance and accidental death and dismemberment insurance benefit plans during the Disability Continuation Period (disregarding any required delay in payments pursuant to Section 409A of the Internal Revenue Code ("Section 409A")). Since continued participation in the 401(k) Savings Plan and the RGA Plan is not permitted under law during the Disability Continuation Period, the executive will be entitled to receive cash payments equivalent in value to the executive's continued participation in all qualified and non-qualified pension plans and the maximum matching contribution allowable under the 401(k) Savings Plan (the "Pension Replacement Payment") during the Disability Continuation Period. See "Effect of Certain Tax Regulations on Payments" below.

        For purposes of the employment agreements, "Contract Year" means the twelve-month period beginning July 1 during the term of the employment agreement. "Permanent Disability" means a disability as defined under our applicable insurance policy, or, in the absence of an applicable policy, a physical or mental disability or incapacity that prevents the executive from discharging responsibilities under his or her employment agreement for a period of six consecutive months or an aggregate of six months out of any twelve-month period.

        Termination of Employment Upon Death. In the event of an executive officer's death during the term of employment, the executive's beneficiary or legal representative will be entitled to receive:

  •
  any accrued but unpaid salary and other amounts to which the executive otherwise was entitled prior to the date of death;

  •
  bonus compensation earned but not paid that relates to any Contract Year ended prior to death;

  •
  unpaid bonus compensation otherwise payable for the Contract Year in which the death occurred pro-rated to the date of death;

  •
  reimbursement for financial counseling services in the amount of $5,000 for a period of one year from the date of death; and

  •
  base salary in effect at the time of death for a period of one year from the date of death.

        Termination of Employment Other than for Cause, Death or Disability; Termination for Material Breach. We may terminate the executive's employment for any reason (other than for "cause" as defined in the employment agreement) upon 90 days' prior written notice. In the event of our termination of the executive's employment (other than for cause, disability or death) or a termination by the executive for an uncured "material breach" (as defined below), the executive will be entitled to:

  •
  any accrued but unpaid salary and other amounts to which the executive is otherwise entitled prior to the date of termination;

  •
  bonus compensation earned but not paid that relates to any Contract Year ended prior to the date of termination;

  •
  unpaid bonus compensation otherwise payable for the Contract Year in which termination occurred pro-rated to the date of termination;

  •
  base salary in effect at the time of termination for a period ending on a date two years from the date of termination;

  •
  bonus compensation equal to 50% of the average of incentive compensation bonuses previously paid or payable to the executive under the EAIP during the past two completed fiscal years;

  •
  reimbursement for financial counseling services in the amount of $10,000 for a period of two years from the date of termination; and

  •
  participation, for a period ending on a date two years from the date of termination, to the extent permitted by applicable law, in our benefit plans and receipt of cash payments equivalent in value to his Pension Replacement Payment during such period.

        For purposes of the agreements, "material breach" is a material reduction in the executive's authority, functions, duties or responsibilities, a material reduction in the executive's target compensation (unless such reduction is similar to other officers and/or employees generally), or our failure to pay any award to which the executive is entitled under his or her employment agreement.

        Termination of Employment Following a Change of Control. In the event the executive terminates employment for "good reason" (as defined below) within two years of a "change of control" of our Company (as defined below), the executive is entitled to receive payments and benefits as if employment were terminated by us without cause. In the event of a termination by us, or by the executive for good reason, after a change of control, the executive will also be entitled to reimbursement for outside legal counsel up to $20,000.

        For purposes of the agreements, "good reason" means that the executive is assigned duties that are materially inconsistent with his or her position, the executive's position is materially diminished, we breach the compensation arrangements of the employment agreement (and fail to timely cure the breach), the executive is required to relocate to any location more than 50 miles from the location at which the executive performed his or her services prior to the change of control or we fail to have any successor company assume the executive's employment agreement.

        For purposes of the employment agreements, a "change of control" is deemed to have occurred upon any of the following events:

  •
  during any period of two consecutive years, the individuals who at the beginning of such period constituted our board of directors or any individuals who would be "continuing directors" (as defined below) cease for any reason to constitute a majority of the board of directors;

  •
  our Class A Common Stock ceases to be publicly traded;

  •
  our board of directors approves any merger, exchange, consolidation, or similar business combination or reorganization, the consummation of which would result in the occurrence of an event described in the bullet points above, and such transaction is consummated;

  •
  our board of directors approves a sale of all or substantially all of our assets, and such transaction is consummated; or

  •
  a change of control of a nature that would be required to be reported under the SEC's proxy rules.

        However, changes in the relative beneficial ownership among members of the Lauder family and family-controlled entities would not, by themselves, constitute a change of control, and any spin-off of one of our divisions or subsidiaries to our stockholders would not constitute a change of control.

        "Continuing directors" mean the directors in office on the effective date of the executive officer's employment agreement and any successor to those directors and any additional director who was nominated or selected by a majority of the continuing directors in office at the time of his/her nomination or selection.

        Termination for Cause. In the case of termination by us for "cause" (as defined below), the executive will be entitled to receive accrued but unpaid salary and any benefit under our employee benefit programs and plans as determined under such programs and plans upon and as of such termination.

        For purpose of the agreements, "cause" means that the executive has engaged in any of a list of specified activities, including material breach of, or willful refusal to perform duties under the agreements (other than because of disability or death), failure to follow a lawful directive of the Chief Executive Officer (or Executive Chairman) or the Board of Directors that is within the scope of the executive's duties, willful misconduct unrelated to us that could reasonably be anticipated to have a material adverse effect on us, gross negligence that could reasonably be anticipated to have a material adverse effect on us, violation of our Code of Conduct, drug or alcohol abuse that materially affects performance or conviction of, entry of a guilty plea or no contest for, a felony.

        Voluntary Termination. The executive may terminate employment for any reason at any time upon 90 days' prior written notice, in which event we will have no further obligations after termination other than to pay the executive's accrued but unpaid salary, bonus compensation, if any, earned but not paid that relates to any Contract Year ended prior to the date of termination, and benefits under our employee benefit plans and programs as determined by such plans and programs upon and as of such termination.

Condition Precedent to Receipt of Payments upon Termination

        The employment agreements require, as a precondition to the receipt of the payments described above, that the Named Executive Officer execute a general release of claims against us and our subsidiaries and affiliates. The release does not apply to rights that the executive may otherwise have to any payment of benefit provided for in the executive's employment agreement or any vested benefit the executive may have in any of our benefit plans. The agreements also include provisions relating to nondisclosure of our confidential information and non-competition with us.

Modification of Severance Payments and Benefits

        The employment agreements provide that changes to severance payments and benefits may be made by the Compensation Committee (or the Stock Plan Subcommittee for changes related to matters under its authority), except at such time the Company is contemplating one or more transactions that will result in a Change of Control or after a Change of Control. Moreover, any changes made to severance payments or benefits without the consent of the executive will not be effective until two years after such change is approved by the Compensation Committee or Stock Plan Subcommittee.

Effect of Certain Tax Regulations on Payments

        Effect of Excise Tax on Parachute Payments. Under the employment agreements of the Named Executive Officers, if any amount or benefit paid under their respective agreements, taken together with any amounts or benefits otherwise paid to the executive by us or any of our affiliated companies, are parachute payments subject to excise tax under Section 4999 of the Internal Revenue Code, the executive may elect to pay the excise tax on such payments or scale back the amounts paid to the executive (but not below zero) to the extent necessary to eliminate the excise tax.

        Effect of Section 409A on Timing of Payments. Under the employment agreements, any amounts that are not exempt from Section 409A will be subject to the required six-month delay in payment after termination of service provided that the executive is a "specified employee" for purposes of

Section 409A at the time of termination of service. Amounts that otherwise would have been paid during this six-month delay will be paid in a lump sum on the first day after such period expires.

Effect of Termination on Outstanding Awards under Equity Plans

        Under our Amended and Restated Fiscal 2002 Share Incentive Plan, executives may be awarded stock options, stock appreciation rights, stock awards, RSUs, PSUs or MSUs.

        The exercise of stock options or stock appreciation rights after termination of employment and the payment of RSUs, PSUs or the MSUs are subject to the executive neither competing with, nor taking employment nor rendering service to one of our competitors without our written consent nor conducting himself or herself in a manner adversely affecting us.

        Permanent Disability. Upon the executive's total and permanent disability (as determined under our long-term disability program), stock options that are not yet exercisable become immediately exercisable and may be exercised until the earlier of one year after the last day of salary continuation or the expiration of the option term, subject to the non-competition and good conduct provisions of the executive's employment agreement. RSUs will vest pro rata for the number of full months the executive was employed or receiving salary continuation payments during the applicable vesting period and will be paid in accordance with the award's vesting schedule. The MSU will vest pro rata for the number of full months the executive served prior to termination, and the "Average Final Price" will be determined for the 20 trading days ending on such termination. The executive will be entitled to a pro rata payment of PSUs for the number of full months the executive was employed or receiving salary continuation payments during the award period, with the payment to be made at the same time payments for the award period are paid to active executives. If the executive officer is retirement eligible, the provisions relating to termination upon retirement will apply in lieu of the provisions relating to "permanent disability."

        Termination of Employment Upon Death. Upon the executive's death, stock options that are not yet exercisable become immediately exercisable and may be exercised until the earlier of one year after death or the expiration of the option term. For stock options granted before 2007, the ability to exercise one year after death is not limited by the option term. RSUs will vest pro rata for the number of full months the executive was employed or was receiving salary continuation payments during the applicable period. The MSU will vest pro rata for the number of full months the executive served prior to death, and the "Average Final Price" will be determined for the 20 trading days ending on such date of death. The executive officer will also be entitled to a pro rata payment of PSUs for the number of full months the executive was employed or receiving salary continuation payments during the award period. RSUs and PSUs will be paid as soon as practicable after the executive's death. If the executive officer is retirement eligible, the provisions relating to termination upon retirement will apply in lieu of the provisions relating to death.

        Termination of Employment Upon Retirement. Upon formal retirement under the terms of our RGA Plan, stock options that are not yet exercisable become immediately exercisable and may be exercised until the end of the option term. RSUs will continue to vest and be paid in accordance with the vesting schedule, except for the RSUs granted to Mr. Demsey and Mr. Prouvé in November 2012. The MSU will be forfeited. The executive officer will be entitled to payment of PSUs as if the officer had been employed throughout the entire award period, with payment to be made at the same time such awards are paid to active executives.

        Termination of Employment by Us Other than for Cause, Death or Disability. Upon termination of employment without "cause" (as defined in the Amended and Restated Fiscal 2002 Share Incentive Plan) by us, stock options that are not yet exercisable become immediately exercisable and may be exercised until the earlier of one year after the last day of salary continuation or the end of the option term, subject to the non-competition and good conduct provisions of the executive's employment agreement. For Mr. Freda, upon termination of employment without "cause" (as defined in the Option

Award Agreement) by us, stock options will be exercisable until the close of business on the date of the tenth anniversary of the Award Date. RSUs will vest pro rata for the number of full months receiving salary continuation payments during the vesting period of the award and be paid in accordance with the vesting schedule. For the MSU, if termination occurs prior to June 30, 2014, the executive will be entitled to a pro rata payout for the number of full months the executive served prior to termination, and the "Average Final Price" will be determined for the 20 trading days ending on such termination. PSUs are forfeited if such termination occurs before the end of the first year of the award period. However, if termination occurs after the end of the first year of the award period, the executive will be entitled to a pro rata payout for the number of full months the executive was receiving salary continuation payments during the award period, with the payment to be made at the same time such awards are paid to active executives. If the executive officer is retirement eligible, the provisions relating to termination upon retirement will apply in lieu of the provisions described in this paragraph.

        Voluntary Termination; Termination of Employment for Cause. Upon termination of employment by the executive without cause, stock options that are exercisable may be exercised until the earlier of one year after termination or the end of the option term. Stock options not yet exercisable as of the termination date are forfeited. Upon termination of employment by the executive (other than retirement) or termination of employment for cause during the applicable employment period, RSUs, PSUs and the MSU are forfeited.

        Effect of Change in Control. Upon a "change in control" (as defined in the Amended and Restated Fiscal 2002 Share Incentive Plan), the Stock Plan Subcommittee administering the Plan may accelerate the exercisability or vesting of stock options granted prior to fiscal 2011. Each RSU will vest and become payable in shares as soon as practicable, but not later than two weeks after the change of control. Each PSU will become payable in shares equal to the target award amount as soon as practicable but not later than two weeks after the change of control. If the executive officer is retirement eligible, the provisions relating to termination upon retirement will apply in lieu of the provisions described in this paragraph. Beginning in fiscal 2011, if stock options are assumed by an acquirer then exercisability will be accelerated after a change in control if the executive is terminated without "cause" or the executive terminates for "good reason." Similarly, if RSUs are assumed by the acquirer, vesting will be accelerated after a change in control if the executive is terminated without "cause" or the executive terminates for "good reason." PSUs, in respect of the performance period that has not ended, will become payable after a change in control in shares equal to the greater of the target award or what the payout would be based on performance as if the performance period ended on the date of the change in control. The MSU granted in fiscal 2011 will vest and become payable in shares as soon as practicable but no later than two weeks after a change of control.

        Effect of Section 409A on Equity Awards. Payment of amounts subject to Section 409A is permitted only upon certain defined events including a change of control that satisfies the definition under Section 409A and related regulations. In September 2007, we amended the definition of "change of control" in the Amended and Restated Fiscal 2002 Share Incentive Plan to comply with Section 409A. In addition, if any payment under any equity award is subject to Section 409A, the required six-month delay after termination of service will apply to that payment.

Potential Payments in the Event of Termination at the End of Our Last Fiscal Year

        The following tables describe potential payments and other benefits that would have been received or receivable by each Named Executive Officer or his or her estate under the officer's employment agreement or related plans and agreements if employment had been terminated under various circumstances on June 30, 2013, the last day of our most recent fiscal year. For equity awards, we used the closing stock price on June 28, 2013, the last trading day of our most recent fiscal year.

        The following assumptions and general principles apply with respect to the following tables:

  •
  The tables reflect estimates of amounts that would be paid to the Named Executive Officer upon the occurrence of a termination. The actual amounts to be paid to a Named Executive Officer can only be determined at the time of the actual termination. Not all items in the table are applicable for Mr. Kunes due to his retirement effective June 30, 2013.

  •
  A Named Executive Officer is entitled to receive amounts earned during the term of employment regardless of the manner in which the Named Executive Officer's employment is terminated. These amounts include accrued but unpaid salary and bonus compensation earned but not paid that relate to any Contract Year ended prior to termination, and in all circumstances but termination for cause, unpaid bonus compensation otherwise payable for the Contract Year in which termination occurred pro-rated to the date of termination. These amounts are not shown in the tables.

  •
  The amounts of equity-based awards reflect unvested awards as of the date of the termination event or change of control for which vesting continues post termination or change of control or is accelerated as a result of the event. All such awards held by the Named Executive Officers at June 30, 2013 that would have become vested and/or exercisable upon a terminating event are shown at a value using the closing stock price on June 28, 2013 of $65.77. The value of PSUs was computed at target in the event of death and at maximum in the event of all other applicable termination events.

  •
  A Named Executive Officer will be entitled to receive all amounts accrued and vested under our 401(k) Savings Plan, the RGA Plan, the Restoration Plan and any other pension plans and deferred compensation plans in which the Named Executive Officer participates. These amounts will be determined and paid in accordance with the applicable plans and are not included in the tables because they are not termination payments.

  •
  The change in control provisions for stock options and RSUs made under the Amended and Restated Fiscal 2002 Share Incentive Plan prior to fiscal 2011 and the PSUs and the MSU provide for "single trigger" payment events (i.e. payment is triggered as a result of the change of control itself, regardless of the executive's continued employment). Based upon the unvested PSUs and MSU with a "single trigger" held by each of the Named Executive Officers as of June 30, 2013, if a change of control had occurred on that date, the Named Executive Officers would have been entitled to the following amounts: Mr. Lauder $4,522,512; Mr. Freda $38,234,259; Mr. Demsey $6,483,450; Mr. Prouvé $5,915,805; and Ms. Travis $1,090,324. Beginning in fiscal 2011, the change in control provisions for stock options and RSUs made under the Amended and Restated Fiscal 2002 Share Incentive Plan provide for "double trigger" payment events (i.e. payment is triggered as a result of a change of control and the executive's discontinued employment). Based upon the unvested stock options and RSUs with a "double trigger" held by each of the Named Executive Officers as of June 30, 2013, if a change of control had occurred on that date, the Named Executive Officers would have been entitled to the following amounts: Mr. Lauder $4,696,054; Mr. Freda $17,541,791; Mr. Demsey $8,265,437; Mr. Prouvé $6,749,258; and Ms. Travis $2,676,917.

	Retirement ($)	Voluntary Termination ($)	Death ($)	Disability ($)	Termination without Cause or by Executive for Material Breach ($)	Termination without Cause or for Good Reason After Change of Control ($)
William P. Lauder
Base Salary	$0	$0	$1,500,000	$1,500,000	$3,000,000	$3,000,000
Bonus	0	0	0	0	1,875,038	1,875,038
Options	0	0	2,604,501	2,604,501	2,604,501	2,604,501
PSUs	0	0	2,782,013	4,173,042	4,522,512	4,522,512
RSUs	0	0	1,646,173	1,646,173	2,017,983	2,091,553
Continued Health Care Benefits(1)	0	0	0	25,606	51,212	51,212
Continued Participation in Pension and Retirement Plans(2)	0	0	0	81,629	269,683	269,683
Other Benefits and Perquisites(3)	0	0	5,000	36,798	73,596	93,596
Reduction to Eliminate Excise Tax	0	0	0	0	0	0

Total	$0	$0	$8,537,687	$10,067,749	$14,414,525	$14,508,095

Fabrizio Freda
Base Salary	$0	$0	$1,750,000	$1,750,000	$3,500,000	$3,500,000
Bonus	0	0	0	0	2,169,863	2,169,863
Options	0	0	6,005,497	6,005,497	6,005,497	6,005,497
PSUs	0	0	8,750,009	12,037,653	15,348,179	19,327,554
RSUs	0	0	6,162,665	6,162,665	3,779,544	11,536,293
MSU	0	0	14,180,029	14,180,029	18,906,705	18,906,705
Continued Health Care Benefits(1)	0	0	0	25,606	51,212	51,212
Continued Participation in Pension and Retirement Plans(2)	0	0	0	485,000	975,100	975,100
Other Benefits and Perquisites(3)	0	0	5,000	73,770	147,540	167,540
Reduction to Eliminate Excise Tax	0	0	0	0	0	($13,158,441)

Total	$0	$0	$36,853,200	$40,720,220	$50,883,640	$49,481,323

	Retirement ($)	Voluntary Termination ($)	Death ($)	Disability ($)	Termination without Cause or by Executive for Material Breach ($)	Termination without Cause or for Good Reason After Change of Control ($)
John Demsey
Base Salary	$0	$0	$1,000,000	$1,000,000	$2,000,000	$2,000,000
Bonus	0	0	0	0	1,572,688	1,572,688
Options	3,633,950	3,633,950	3,633,950	3,633,950	3,633,950	3,633,950
PSUs	6,483,450	6,483,450	6,483,450	6,483,450	6,483,450	6,483,450
RSUs	2,851,673	2,851,673	4,631,488	4,631,488	4,631,488	4,631,488
Continued Health Care Benefits(1)	0	0	0	18,463	36,925	36,925
Continued Participation in Pension and Retirement Plans(2)	0	0	0	59,206	202,556	202,556
Other Benefits and Perquisites(3)	0	0	5,000	32,500	65,000	85,000
Reduction to Eliminate Excise Tax	0	0	0	0	0	0

Total	$12,969,073	$12,969,073	$15,753,888	$15,859,057	$18,626,057	$18,646,057

Cedric Prouvé
Base Salary	$0	$0	$1,000,000	$1,000,000	$2,000,000	$2,000,000
Bonus	0	0	0	0	1,325,975	1,325,975
Options	0	0	3,342,988	3,342,988	3,342,988	3,342,988
PSUs	0	0	3,603,603	5,405,427	5,915,805	5,915,805
RSUs	0	0	2,380,839	2,380,839	3,175,226	3,406,270
Continued Health Care Benefits(1)	0	0	0	25,056	50,112	50,112
Continued Participation in Pension and Retirement Plans(2)	0	0	0	58,418	191,660	191,660
Other Benefits and Perquisites(3)	0	0	5,000	21,800	43,600	63,600
Reduction to Eliminate Excise Tax	0	0	0	0	0	0

Total	$0	$0	$10,332,430	$12,234,528	$16,045,366	$16,296,410

Tracey T. Travis
Base Salary	$0	$0	$825,000	$825,000	$1,650,000	$1,650,000
Bonus	0	0	0	0	482,350	482,350
Options	0	0	664,063	664,063	664,063	664,063
PSUs	0	0	484,573	726,882	1,090,324	1,090,324
RSUs	0	0	1,165,336	1,165,336	1,800,974	2,012,854
Continued Health Care Benefits(1)	0	0	0	17,482	34,964	34,964
Continued Participation in Pension and Retirement Plans(2)	0	0	0	12,750	25,500	25,500
Other Benefits and Perquisites(3)	0	0	5,000	25,844	51,688	71,688
Reduction to Eliminate Excise Tax	0	0	0	0	0	(67,355)

Total	$0	$0	$3,143,972	$3,437,357	$5,799,863	$5,964,388

	Retirement ($)	Voluntary Termination ($)	Death ($)	Disability ($)	Termination without Cause or by Executive for Material Breach ($)	Termination without Cause or for Good Reason After Change of Control ($)
Richard W. Kunes
Base Salary	N/A	N/A	$870,000	$870,000	$1,740,000	$1,740,000
Bonus	N/A	N/A	N/A	N/A	483,288	483,288
Options	N/A	N/A	N/A	N/A	N/A	N/A
PSUs	N/A	N/A	N/A	N/A	N/A	N/A
RSUs	N/A	N/A	N/A	N/A	N/A	N/A
Continued Health Care Benefits(1)	N/A	N/A	N/A	N/A	N/A	N/A
Continued Participation in Pension and Retirement Plans(2)	N/A	N/A	N/A	N/A	N/A	N/A
Other Benefits and Perquisites(3)	N/A	N/A	5,000	33,385	66,770	86,770
Reduction to Eliminate Excise Tax	N/A	N/A	N/A	N/A	N/A	N/A

Total	N/A	N/A	$875,000	$903,385	$2,290,058	$2,310,058

(1)
Includes payments under the medical, health and accident and disability plans and programs maintained by the Company from time to time for senior executives at a level commensurate with the executive officer's position.

(2)
Represents cash equivalent of continued participation in the RGA and Restoration Plans and maximum match for 401(k) Savings Plan for one year, in the case of disability, and two years, in the case of termination without cause, termination for material breach or good reason.

(3)
Includes executive term life insurance premiums and auto allowance in all events other than termination for cause and death and reimbursement for financial consulting services in all events other than termination for cause; also includes up to $20,000 in legal fees upon termination for good reason after a change of control.

 Audit Committee Report

        The Audit Committee of the Board of Directors, consisting solely of "independent directors" as defined by the Board and consistent with the rules of the New York Stock Exchange, has:

1.
reviewed and discussed the Company's audited financial statements for the fiscal year ended June 30, 2013 with management;

2.
discussed with KPMG LLP the matters required to be discussed by PCAOB AU Section 380, as currently in effect; and

3.
received the written disclosures and letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP's communications with the Audit Committee concerning independence, and has discussed KPMG LLP's independence with representatives of KPMG LLP.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended June 30, 2013 be included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2013 filed with the Securities and Exchange Commission.

  The Audit Committee
  Irvine O. Hockaday, Jr. (Chair)
  Paul J. Fribourg
  Mellody Hobson
  Richard F. Zannino

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
(Item 2)

        As set forth in its charter, the Audit Committee of the Board of Directors has sole authority to appoint, retain or terminate the Company's independent auditors and to approve the compensation for the independent auditors. The Audit Committee has appointed the firm of KPMG LLP, a registered public accounting firm, to serve as independent auditors of the Company for the fiscal year ending June 30, 2014, subject to ratification of this appointment by the stockholders of the Company. KPMG LLP was first appointed in April 2002. KPMG LLP audited the Company's financial statements as of, and for the year ended, June 30 of each year since the initial appointment. KPMG LLP also audited the effectiveness of internal control over financial reporting as of June 30, 2013 and provided an opinion thereon.

        The Audit Committee and management consider KPMG LLP to be well qualified, and believe that the continued retention of KPMG LLP is in the best interest of the Company and its stockholders. The firm has advised the Company that neither it nor any of its members has any direct or material indirect financial interest in the Company.

        For the fiscal years ended June 30, 2013 and 2012, the Company paid (or will pay) the following fees to KPMG LLP (and its affiliates) for services rendered during the year or for the audit in respect of those years:

Fee Type	Fiscal 2013	Fiscal 2012
	(in thousands)
Audit Fees(1)	$6,599	$6,523
Audit-Related Fees(2)	351	100
Tax Fees(3)	1,414	1,725
All Other Fees	–	–

Total	$8,364	$8,348

(1)
Fees paid for professional services rendered in connection with the audit of the annual financial statements and the effectiveness of internal control over financial reporting and related opinions, statutory audits of international subsidiaries, consents for registration statements and review of the quarterly financial statements for each fiscal year.

(2)
Represents fees paid for professional services rendered in connection with the audits of the Company's employee benefit plans and other audit related services.

(3)
Represents fees paid for tax compliance services, tax planning and related tax services.

        The Audit Committee of the Board of Directors has considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining auditor independence. In 2002, the Audit Committee adopted a formal policy concerning approval of audit and non-audit services to be provided by KPMG LLP. The policy requires that all services KPMG LLP may provide to the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Committee. The Chair of the Audit Committee may approve certain permitted non-audit services in between Committee meetings, which services are subsequently reported to and approved by the Committee. In addition, for particular permitted services, the Chief Financial Officer may approve the engagement of KPMG LLP provided such engagements will amount to fees of less than an aggregate of $50,000 per fiscal quarter and such engagement is reported to the Chair of the Committee and reported to and ratified by the Committee at its next meeting. All audit and non-audit services described herein were approved pursuant to this policy for fiscal 2013, and none of the services were approved by the Audit Committee pursuant to a waiver of pre-approval, as contemplated by Regulation S-X Rule 2-01(c)(7)(i)(C).

        One or more representatives of KPMG LLP will be present at the Annual Meeting of Stockholders, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

        Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast by the holders of the shares of Class A Common Stock and Class B Common Stock of the Company voting in person or by proxy at the Annual Meeting of Stockholders. If the stockholders do not ratify the appointment of KPMG LLP, the Audit Committee of the Board of Directors will reconsider the appointment.

        The Board recommends a vote FOR the proposal to ratify the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending June 30, 2014. Proxies received by the Board will be so voted unless a contrary choice is specified in the proxy.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
(Item 3)

        As we discussed in the "Compensation Discussion and Analysis" above, the Board believes that the Company's compensation program for executive officers is designed to attract and retain high quality people and to motivate them to achieve both our long-term and short-term goals. Our overall goals are to continue sustainable growth of net sales and profitability on an annual and long-term basis.

        As required by Section 14A of the Securities Exchange Act of 1934, this proposal, commonly referred to as the "say-on-pay" resolution, seeks a stockholder advisory vote on the compensation of our Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K through the following resolution:

        "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation paid to the Company's named executive officers, as disclosed in the Company's Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables and narratives."

        Because this is an advisory vote, it will not be binding upon the Board. However, the Compensation Committee and Stock Plan Subcommittee value the opinions expressed by stockholders. The Company currently intends to hold an advisory vote to approve executive compensation annually, consistent with the advisory vote of the stockholders at the Company's 2011 Annual Meeting of Stockholders.

        The Board recommends a vote FOR the proposed resolution. Proxies received by the Board will be so voted unless a contrary choice is specified in the proxy.

 APPROVAL OF THE ESTÉE LAUDER COMPANIES INC. EXECUTIVE ANNUAL INCENTIVE PLAN
PURSUANT TO SECTION 162(M) OF THE INTERNAL REVENUE CODE
(Item 4)

Background

        The Board of Directors is proposing for stockholder approval The Estée Lauder Companies Inc. Executive Annual Incentive Plan (the "2013 Plan"). The 2013 Plan is being submitted for stockholder approval in order to satisfy the "performance-based compensation" exception of Section 162(m) of the Internal Revenue Code. Generally, Section 162(m) denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million per executive per taxable year. An exception applies to certain performance-based compensation provided that such compensation has been approved by stockholders in a separate vote and certain other requirements are met.

        On August 21, 2013, the Compensation Committee adopted the 2013 Plan, and the Board of Directors authorized that it be submitted to stockholders for approval. If approved by the stockholders, the Company believes that opportunities granted under the 2013 Plan should qualify for the performance-based compensation exception to Section 162(m) of the Internal Revenue Code. The following description summarizes the material features of the 2013 Plan; it is not intended to be a complete description and is qualified in its entirety by reference to the copy of the 2013 Plan annexed to this Proxy Statement as Appendix A.

Summary of Plan

        The 2013 Plan is designed to provide non-equity incentives and rewards to the "Executive Officers" of the Company and to assist the Company in motivating them to achieve the Company's annual performance goals.

        The 2013 Plan is substantially identical to the Executive Annual Incentive Plan approved by stockholders at the Annual Meeting in 2008 (the "2008 Plan"), except

  •
  the maximum amount payable to any "Executive Officer" in a fiscal year has been increased to $10 million from $6 million (an amount that was not surpassed under the 2008 Plan);

  •
  for purposes of setting bonus opportunities, the limitation on the ratio of aggregate target bonus opportunities to base salary of 250% has been removed to provide greater flexibility to shift the mix of compensation from fixed to variable/performance-based compensation; and

  •
  "gross margin" has been added to the possible business criteria that may be used to determine performance targets.

        In the 2013 Plan, we are also clarifying that the measurement of performance against targets may exclude or adjust for the impact of certain events or occurrences including: (i) asset impairments; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) the cumulative effect of changes in accounting principles; (vi) extraordinary nonrecurring items as described in FASB Accounting Standards Codification Topic 225 (or any successor pronouncement thereto) and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's reports for the applicable period; (vii) acquisitions, divestitures or discontinued operations; (viii) gains or losses on refinancing or extinguishment of debt; (ix) changes in foreign currency exchange rates; (x) a change in the Company's fiscal year; (xi) significant changes in the number or type of shares outstanding (due to events such as stock splits, stock dividends, recapitalizations and acquisitions involving the stock of the Company); and (xii) any other specific unusual or nonrecurring events, or objectively determinable category thereof.

        These changes are intended to help ensure that the Company, which has grown substantially since the 2008 Plan was approved (from approximately $6.6 billion in market capitalization to about $27.5 billion as of September 13, 2013), is able to continue providing incentive compensation awards that qualify as performance-based within the meaning of Section 162(m).

        If the Executive Annual Incentive Plan is approved by stockholders, the Company will cease using the 2008 Plan.

        For purposes of the plan, "Executive Officers" means those persons who are denoted as such from time to time by the Company in the Company's filings with the Securities and Exchange Commission and those other persons as may be designated as such from time to time by the Compensation Committee. Approximately 13 people are expected to be eligible to participate in the 2013 Plan.

        Under the 2013 Plan, each participant is granted an opportunity or opportunities that will be paid if the performance target for the particular opportunity is achieved. Currently, the Chief Executive Officer's aggregate target bonus opportunities for fiscal year 2014 are $4.0 million. As proposed, in no event may a participant receive more than $10 million on account of any fiscal year.

        The annual performance target for each opportunity shall be based on achievement of hurdle rates, targets and/or growth in one or more business criteria that apply to the individual participant, one or more business units or the Company as a whole. The business criteria shall be as follows, individually or in combination: (i) net earnings; (ii) earnings per share; (iii) net sales; (iv) market share; (v) net operating profit; (vi) expense control; (vii) working capital relating to inventory and/or accounts receivable; (viii) operating margin; (ix) return on equity; (x) return on assets; (xi) return on invested capital; (xii) planning accuracy (as measured by comparing planned results to actual results); (xiii) gross margin; (xiv) market price per share; and (xv) total return to stockholders. In addition, the annual performance targets may include comparisons to performance at other companies, such performance to be measured by one or more of the foregoing business criteria.

        The 2013 Plan is administered by a committee appointed by the Board of Directors comprised, unless otherwise determined by the Board of Directors, solely of not less than two members who shall be "outside directors" within the meaning of treasury regulation Section 1.162-27(e)(3) under Section 162(m) of the Internal Revenue Code. Payouts are determined annually following the determination of the Company's fiscal year-end results and certification by the committee that the achievement of the opportunities has been accurately determined.

        No opportunity may be granted after August 21, 2023.

        The 2013 Plan is subject to amendment or termination at any time by the Compensation Committee, but no such action may adversely affect any rights or obligations with respect to any awards previously made under the 2013 Plan and, unless the stockholders of the Company shall have first approved thereof, no amendment of the plan shall be effective which would: (i) increase the maximum amount which can be paid to any participant under the plan; (ii) change the types of business criteria on which performance targets are to be based under the plan; or (iii) modify the requirements as to eligibility for participation in the plan.

Other Information

        Approval of the 2013 Plan requires the affirmative vote of a majority of the votes cast by the holders of the shares of Class A Common Stock and Class B Common Stock of the Company voting in person or by proxy at the 2013 Annual Meeting of Stockholders. If stockholders do not approve the 2013 Plan, the Company will reconsider the alternatives available with respect to the compensation of the executive officers of the Company.

New Plan Benefits – Executive Annual Incentive Plan

        Currently, the amounts to be paid under the 2013 Plan are not determinable, but if the 2013 Plan had been in effect for the fiscal year ended June 30, 2013, amounts paid to executives would have been as set forth in the table, which are the same amounts that were paid under the 2008 Plan:

Name and Position	Dollar Value (in thousands)
William P. Lauder, Executive Chairman	$3,347
Fabrizio Freda, President and Chief Executive Officer	4,184
John Demsey, Group President	2,928
Cedric Prouvé, Group President—International	2,406
Tracey T. Travis, Executive Vice President and Chief Financial Officer	969
Richard W. Kunes, Former Executive Vice President and Chief Financial Officer	889
Executive Group (13 persons)	18,382
Non-Executive Director Group	0
Non-Executive Officer Group	0

        THE BOARD BELIEVES THAT THE EXECUTIVE ANNUAL INCENTIVE PLAN IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE EXECUTIVE INCENTIVE PLAN.

        The Board recommends a vote FOR the proposal to approve the Executive Annual Incentive Plan. Proxies received by the Board will be so voted unless a contrary choice is specified in the proxy.

VOTE ON STOCKHOLDER PROPOSAL CONCERNING SUSTAINABLE PALM OIL
(Item 5)

The Sisters of St. Francis of Assisi, Wisconsin, 3221 S. Lake Dr., St. Francis, WI 53235-3799, the owners of 420 shares of Class A Common Stock, have indicated that they intend to submit the following proposal at the meeting:

Resolved: Shareholders request the Estée Lauder Inc. board of directors adopt and implement a comprehensive sustainable palm oil sourcing policy.

Supporting Statement:

        While this shareholder resolution's proponents commend Estée Lauder for creating its 2012 Corporate Responsibility Report, we have concerns about its discussion regarding palm oil. The Report says: "We mainly use ingredients derived from palm kernel oil. We buy these derivatives from suppliers, so we cannot directly control the source of the palm kernel oil used to make the derivatives." We believe such an admission opens the Company to possible reputational damage. Failure to manage reputational risk connected to palm oil in supply chains has been disruptive for a number of major companies including Nestle and Mattel (http://en.wikipedia.org/wiki/Sinar_Mas_Group).

        The social and environmental impacts of palm oil production make it highly controversial. In the Philippines it is estimated that almost 25% of palm labor production comes from child labor. The U.S. Department of Labor reports that, in Indonesia and Malaysia, child and/or forced labor are endemic to palm oil production (www.dol.gov/ilab/programs/ocft/PDF/2010TVPRA.pdf/).

        Due in part to deforestation for palm oil, Indonesia has become one of the largest global emitters of green house gases (GHGs). The conversion of peatlands accounts for roughly half of Indonesia's GHG emissions but only 1% of its gross domestic product. Palm oil plantations that are not sustainably developed and managed have devastated habitats of endangered species, such as the orangutan, and cause massive loss of biodiversity.

        To address these social and environmental concerns associated with palm oil production, the Roundtable on Sustainable Palm Oil (RSPO) was formed in 2004. Many companies, including some of our competitors, have committed to source 100% certified sustainable palm oil (CSPO) by 2015 or sooner, including: Avon, Colgate-Palmolive, L'Oreal, Proctor & Gamble, The Body Shop, Unilever, Wal-Mart (private brands), and Nestle.

        According to the RSPO, the supply of CSPO exceeds demand by approximately 50%
(http://www.btimes.com.my/articles/20130425181653/Article/).

        We recommend Estée Lauder's palm oil policy include: a target date for sourcing 100% Certified Sustainable Palm Oil (or derivatives) or for purchasing GreenPalm certificates covering 100% of sourced palm oil (or derivatives) and a commitment to annually disclose the company's progress.

        In addition, we encourage Estée Lauder to strive to strengthen RSPO certification in the following ways. For certification, RSPO should require growers to: 1) publicly report GHG emissions before the end of 2016; 2) set emissions reduction targets; 3) fully implement the RSPO New Plantings Procedure, which excludes cultivation on peatlands and clearing high carbon stock areas; 4) eliminate use of pesticides that are categorized as World Health Organization Class 1A or 1B, or that are listed by the Stockholm or Rotterdam Conventions, and paraquat; 5) not purchase fresh fruit bunches originating from land illegally occupied or that is within any designated or protected areas such as national parks.

Company Statement in Opposition to Stockholder Proposal Concerning Sustainable Palm Oil

Recommendation of the Board of Directors AGAINST the Stockholder Proposal

        The Company shares the concern about the potential environmental effects of palm oil plantations, including deforestation and the destruction of biodiversity and habitats. We support the development of sustainable sources of palm oil. A few of our brands use palm oil, which is extracted from the palm fruit. We source this palm fruit oil from sustainable sources. In addition, the majority of our brands also use ingredients that are derivatives of palm kernel oil, processed by our suppliers. We support efforts to encourage the development of sustainably sourced palm kernel oil derivative ingredients. We have formed an internal palm working group and joined the Natural Resources Stewardship Circle ("NRSC"), an organization dedicated to sustainable sourcing for the cosmetics industry.

        The Company is engaging with industry, suppliers and organizations knowledgeable on sustainable palm sourcing, and seeking alternatives to palm kernel oil derivatives.

        Examples of our actions include:

  •
  For Aveda products, we purchase palm fruit oil from a Brazilian supplier certified by IBD Brazil as National Organic Program and European Union Organic as well as EcoSocial. In some Aveda products, we use palm kernel oil derivative ingredients processed by our suppliers.

  •
  For Ojon products, we use some palm fruit oil and palm kernel oil sourced from a sustainably-managed forest and supplied by a community in Honduras, in addition to using palm kernel oil derivative ingredients processed by our suppliers.

  •
  We are exploring alternatives to palm kernel oil derivative ingredients. For example, we have developed ingredients for use in Aveda products derived from certified organic babassu oil harvested by local communities in Brazil.

  •
  As part of the NRSC palm oil working group, we are directly involved in industry/supplier discussions on sustainable sourcing and availability. The NRSC is a member of the Roundtable on Sustainable Palm Oil.

        Regarding GreenPalm certificates, following our evaluation after discussions with non-governmental organizations and other experts, we cannot commit to purchasing GreenPalm certificates at this time because we do not believe that approach would align with our focus on increased traceability in the supply chain; however we will continue our careful consideration and review of this program as part of our strategy in the future.

        As explained above, the Company has demonstrated that it has a comprehensive approach regarding sustainable sources of palm oil. We are committed to acting responsibly and will continue to work with our suppliers to find the best ways to encourage and support the development of sustainable palm kernel oil sources.

        The Board recommends a vote AGAINST this stockholder proposal. Proxies received by the Board will be so voted unless a contrary choice is specified in the proxy.

 Proxy Procedure and Expenses of Solicitation

        The Company will hold the votes of all stockholders in confidence from the Company, its directors, officers and employees except: (i) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (ii) in case of a contested proxy solicitation; (iii) in the event that a stockholder makes a written comment on the proxy card or otherwise communicates his/her vote to management; or (iv) to allow the independent inspectors of election to certify the results of the vote. The Company will retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

        All expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names.

        Solicitation may be undertaken by mail, telephone, electronic means and personal contact by directors, officers and employees of the Company without additional compensation.

Stockholder Proposals and Director Nominations for the 2014 Annual Meeting

        If a stockholder intends to present a proposal for action at the 2014 Annual Meeting and wishes to have such proposal considered for inclusion in the Company's proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be submitted in writing and received by the Secretary of the Company by May 31, 2014. Such proposal also must meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholder proposals.

        The Company's bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the Board of Directors, outside the process of Rule 14a-8. In general, notice of a stockholder proposal or a director nomination for an annual meeting must be received by the Company not less than 60 days nor more than 90 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding annual meeting of stockholders and must contain specified information and conform to certain requirements, as set forth in the bylaws. To be timely for the 2014 Annual Meeting, the notice must be received by the Company on any date beginning no earlier than June 30, 2014 and ending on July 30, 2014. If the chairman at any meeting of stockholders determines that a stockholder proposal or director nomination was not made in accordance with the bylaws, the Company may disregard such proposal or nomination. In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the 2014 Annual Meeting and the proposal fails to comply with the advance notice procedure prescribed by the bylaws, then the Company's proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Board of Directors to vote on the proposal.

        Proposals and nominations should be addressed to Spencer G. Smul, Senior Vice President, Deputy General Counsel and Secretary, The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153.

Other Information

        Management of the Company does not know of any matters that may properly come before the meeting other than those referred to in the accompanying Notice of Annual Meeting of Stockholders or other matters incident to the conduct of the meeting. As to any other matter or proposal that may properly come before the meeting, including voting for the election of any person as a director in place of a nominee named herein who becomes unable or declines to serve and voting on a proposal omitted from this Proxy Statement pursuant to the rules of the Securities and Exchange Commission, proxies will be voted in accordance with the discretion of the proxy holders.

SPENCER G. SMUL Senior Vice President, Deputy General Counsel and Secretary
New York, New York September 26, 2013

        The Annual Report to Stockholders of the Company for the fiscal year ended June 30, 2013, which includes financial statements, is available, together with this Proxy Statement, at www.envisionreports.com/EL. The Annual Report does not form any part of the material for the solicitations of proxies.

Appendix A

THE ESTÉE LAUDER COMPANIES INC.

EXECUTIVE ANNUAL INCENTIVE PLAN

1.     PURPOSE.

        The principal purposes of The Estée Lauder Companies Inc. Executive Annual Incentive Plan (the "Plan") are to provide incentives and rewards to the Executive Officers of The Estée Lauder Companies Inc. (the "Company"), including those who may be employed by any of the Company's subsidiaries and affiliates, and to assist the Company in motivating them to achieve the Company's annual performance goals.

2.     ADMINISTRATION OF THE PLAN.

        The Plan will be administered by the Compensation Committee of the Board of Directors of the Company (the "Board") from among its members (or such other Committee as may be appointed by the Board) (the "Committee") and shall be comprised, unless otherwise determined by the Board, solely of not less than two members who shall be "outside directors" within the meaning of Treasury Regulation Section 1.162-27(e)(3) under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

        The Committee shall have all the powers vested in it by the terms of this Plan, such powers to include authority (within the limitations described herein) to select the persons to be granted opportunities under the Plan, to determine the time when opportunities will be granted, to determine whether objectives and conditions for achieving an opportunity have been met, to determine whether opportunities will be paid out at the end of the opportunity period or deferred, and to determine whether an opportunity or payout of an opportunity should be reduced or eliminated.

        The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee's interpretations of the Plan in its sole discretion, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company, its stockholders and any person granted an opportunity under the Plan.

        The Committee may delegate all or a portion of its administrative duties under the Plan to such officers or other employees of the Company as it shall determine; provided, however, that no delegation shall be made regarding the selection of Executive Officers of the Company who shall be granted opportunities under the Plan, the amount and timing thereof, or the objectives and conditions pertaining thereto.

3.     ELIGIBILITY.

        The Committee, in its discretion, may grant opportunities to Executive Officers for each fiscal year of the Company as it shall determine. For purposes of the Plan, Executive Officers shall be defined as those persons who shall be denoted as such from time to time by the Company in the Company's filings with the Securities and Exchange Commission and those other persons as may be designated as such from time to time by the Compensation Committee. Executive Officers granted opportunities for a fiscal year of the Company are referred to as "participants" for such fiscal year.

4.     OPPORTUNITIES.

  (a)
  Setting of Opportunities. For each fiscal year of the Company commencing with the fiscal year beginning July 1, 2013, each participant shall be granted an opportunity (or opportunities) under the Plan as soon as practicable after the start of such fiscal year and no later than 90 days after the commencement of such fiscal year; provided, however, that if an individual becomes eligible to participate during a fiscal year and after such 90 day period that individual may be granted an opportunity (or opportunities) for a portion of such fiscal year ending on the last day of such fiscal year if such opportunity (or opportunities) is granted after no more than 25% of the period of service to which the opportunity (or opportunities) relates has elapsed.

  (b)
  Performance Targets. For each fiscal year of the Company commencing with the fiscal year beginning July 1, 2013, the annual performance target for each opportunity shall be determined by the Committee in writing, by resolution of the Committee or other appropriate action, not later than 90 days after the commencement of such fiscal year, and each such performance target shall state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the applicable participant if such performance target is attained; provided, however, that if an individual becomes eligible to participate during a fiscal year and after such 90 day period that individual's performance target (or targets) may be determined by the Committee in writing, by resolution of the Committee or other appropriate action, after no more than 25% of the period of service to which the performance target (or targets) relates has elapsed. The annual performance target for each opportunity shall be based on achievement of hurdle rates, targets and/or growth in one or more business criteria that apply to the individual participant, one or more business units or the Company as a whole. The business criteria shall be as follows, individually or in combination: (i) net earnings; (ii) earnings per share; (iii) net sales; (iv) market share; (v) net operating profit; (vi) expense control; (vii) working capital relating to inventory and/or accounts receivable; (viii) operating margin; (ix) return on equity; (x) return on assets; (xi) return on invested capital; (xii) planning accuracy (as measured by comparing planned results to actual results); (xiii) gross margin; (xiv) market price per share; and (xv) total return to stockholders. In addition, the annual performance targets may include comparisons to performance at other companies, such performance to be measured by one or more of the foregoing business criteria. Furthermore, the measurement of performance against targets may exclude or adjust for the impact of certain events or occurrences including: (i) asset impairments; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) the cumulative effect of changes in accounting principles; (vi) extraordinary nonrecurring items as described in FASB Accounting Standards Codification Topic 225 (or any successor pronouncement thereto) and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's reports for the applicable period; (vii) acquisitions, divestitures or discontinued operations; (viii) gains or losses on refinancing or extinguishment of debt; (ix) changes in foreign currency exchange rates; (x) a change in the Company's fiscal year; (xi) significant changes in the number or type of shares outstanding (due to events such as stock splits, stock dividends, recapitalizations and acquisitions involving the stock of the Company); and (xii) any other specific unusual or nonrecurring events, or objectively determinable category thereof.

  (c)
  Payout of Opportunities. As a condition to the right of a participant to receive a payout of an opportunity granted under this Plan, the Committee shall first be required to certify in writing, by resolution of the Committee or other appropriate action, that the achievement of the opportunity has been accurately determined in accordance with the provisions of this Plan.

    Opportunities for a fiscal year shall be payable as soon as practicable following the certification thereof by the Committee for such fiscal year.

  (d)
  Discretion. After an opportunity has been granted, the Committee shall not increase such opportunity, and after a performance target has been determined, the Committee shall not revise such performance target. Notwithstanding the attainment by the Company and a participant of the applicable targets, the Committee has the discretion, by participant, to reduce, prior to the certification of the opportunity, some or all of an opportunity that otherwise would be paid.

  (e)
  Deferral. The Committee may determine that the payout of an opportunity or a portion of an opportunity shall be deferred, the periods of such deferrals and any interest, not to exceed a reasonable rate, to be paid in respect of deferred payments. The Committee may also define such other conditions of payouts of opportunities as it may deem desirable in carrying out the purposes of the Plan.

  (f)
  Maximum Payout per Fiscal Year. No individual participant may receive aggregate opportunities or a payout under the Plan which are more than $10 million on account of any fiscal year.

5.     MISCELLANEOUS PROVISIONS.

  (a)
  Guidelines. The Committee may adopt from time to time written policies for its implementation of the Plan.

  (b)
  Withholding Taxes. The Company (or the relevant subsidiary or affiliate) shall have the right to deduct from all payouts of opportunities hereunder any federal, state, local or foreign taxes required by law to be withheld with respect to such payouts.

  (c)
  No Rights to Opportunities. Except as set forth herein, no Executive Officer shall have any claim or right to be granted an opportunity under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Executive Officer any right to be retained in the employ of the Company or any of its subsidiaries, divisions or affiliates.

  (d)
  Costs and Expenses. The cost and expenses of administering the Plan shall be borne by the Company and not charged to any opportunity or payout or to any Executive Officer receiving an opportunity or a payout.

  (e)
  Funding of Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payout of any opportunity under the Plan.

  (f)
  Governing Law. The Plan, opportunities granted hereunder and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of New York (regardless of the law that might otherwise govern under the applicable New York principles of conflict of laws).

6.     EFFECTIVE DATE, AMENDMENTS AND TERMINATION.

  (a)
  Effective Date. The Plan shall be effective as of August 21, 2013, the date on which the Plan was adopted by the Committee (the "Effective Date"), provided that the Plan is approved by the stockholders of the Company at an annual meeting or any special meeting of stockholders of the Company within 12 months of the Effective Date, and such approval of stockholders shall be a condition to the right of each participant to receive any opportunities or payouts hereunder. Any opportunities granted under the Plan prior to such approval of stockholders shall be effective as of the date of grant (unless, with respect to any opportunity, the Committee specifies otherwise at the time of grant), but no such opportunity may be paid out prior to such stockholder approval, and if stockholders fail to approve the Plan as specified hereunder, any such opportunity shall be cancelled.

  (b)
  Amendments. The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any opportunities theretofore granted under the Plan. Unless the stockholders of the Company shall have first approved thereof, no amendment of the Plan shall be effective which would: (i) increase the maximum amount which can be paid to any participant under the Plan; (ii) change the types of business criteria on which performance targets are to be based under the Plan; or (iii) modify the requirements as to eligibility for participation in the Plan.

  (c)
  Termination. No opportunities shall be granted under the Plan after ten (10) years after the Effective Date.

Recyclable

. Annual Meeting Proxy Card Sign and Date on Reverse Side 1 U P X + 003SSP001D 01OZVG A The Board of Directors recommends a vote “FOR” each nominee in Item 1 and “FOR” Items 2, 3 and 4. For Against Abstain Item 2 - Ratification of appointment of KPMG LLP as independent auditors for the 2014 fiscal year 01 - Aerin Lauder 02 - William P. Lauder Item 1 - Election of five (5) Class II Directors Nominees For Withhold IMPORTANT ANNUAL MEETING INFORMATION qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Standard Time, on November 11, 2013. Vote by Internet • Go to www.envisionreports.com/EL • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 03 - Richard D. Parsons 04 - Lynn Forester de Rothschild 05 - Richard F. Zannino Item 3 - Advisory vote to approve executive compensation Item 4 - Approve The Estée Lauder Companies Inc. Executive Annual Incentive Plan pursuant to Section 162(m) of the Internal Revenue Code Item 5 - Vote on stockholder proposal concerning sustainable palm oil This proxy, when properly executed, will be voted as directed herein. If no direction is given, this proxy will be voted in accordance with the recommendations of the Company’s Board of Directors and, in the discretion of the proxy holders, upon such other business as may properly come before the meeting or any adjournment thereof. For Against Abstain B The Board of Directors recommends a vote “AGAINST” Item 5. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A, B AND D ON BOTH SIDES OF THIS CARD. + MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK 1234 5678 9012 345 MMMMMMM 1 7 0 5 5 7 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789

. Proxy The Estée Lauder Companies Inc. Annual Meeting of Stockholders November 12, 2013, 10:00 a.m. (local time) JW Marriott Essex House New York Grand Salon 160 Central Park South New York, New York Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2013 Annual Report to Stockholders are available at: www.envisionreports.com/EL qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q THE ESTÉE LAUDER COMPANIES INC. CLASS A COMMON STOCK ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned, revoking all previous proxies, hereby constitutes and appoints Fabrizio Freda, Sara E. Moss and Spencer G. Smul, and each of them, proxies with full power of substitution to vote for the undersigned all shares of Class A Common Stock of The Estée Lauder Companies Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on November 12, 2013, at the JW Marriott Essex House New York, Grand Salon, 160 Central Park South, New York, New York, at 10:00 a.m. (local time), and at any adjournment thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote or refrain from voting as checked on the reverse side upon the matters listed on the reverse side, and otherwise in their discretion. This section must be completed for your vote to be counted. Sign and date below. D Please sign exactly as your name appears hereon, date, and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign. Signature(s) of Stockholder(s) Title Date   , 2013 C Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A, B AND D ON BOTH SIDES OF THIS CARD. + +

003SSP001E 01OZXG Electronic Voting Instructions Available 24 hours a day, 7 days a week If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Standard Time, on November 11, 2013. IMPORTANT ANNUAL MEETING INFORMATION Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 1 U P + X qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q A The Board of Directors recommends a vote “FOR” each nominee in Item 1 and “FOR” Items 2, 3 and 4. For Against Abstain Item 2 - Ratification of appointment of KPMG LLP as independent auditors for the 2014 fiscal year 01 - Aerin Lauder 02 - William P. Lauder For Withhold 03 - Richard D. Parsons 04 - Lynn Forester de Rothschild 05 - Richard F. Zannino Item 3 - Advisory vote to approve executive compensation Item 4 - Approve The Estée Lauder Companies Inc. Executive Annual Incentive Plan pursuant to Section 162(m) of the Internal Revenue Code Item 5 - Vote on stockholder proposal concerning sustainable palm oil This proxy, when properly executed, will be voted as directed herein. If no direction is given, this proxy will be voted in accordance with the recommendations of the Company’s Board of Directors and, in the discretion of the proxy holders, upon such other business as may properly come before the meeting or any adjournment thereof. For Against Abstain B The Board of Directors recommends a vote “AGAINST” Item 5. Annual Meeting Proxy Card Sign and Date on Reverse Side Item 1 - Election of five (5) Class II Directors Nominees IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A, B AND D ON BOTH SIDES OF THIS CARD. Vote by Internet • Go to www.envisionreports.com/EL • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada on a touch tone telephone • Follow the instructions provided by the recorded message + . MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK 1234 5678 9012 345 MMMMMMM 1 7 0 5 5 7 3 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789

qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Proxy THE ESTÉE LAUDER COMPANIES INC. CLASS B COMMON STOCK ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned, revoking all previous proxies, hereby constitutes and appoints Fabrizio Freda, Sara E. Moss and Spencer G. Smul, and each of them, proxies with full power of substitution to vote for the undersigned all shares of Class B Common Stock of The Estée Lauder Companies Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on November 12, 2013, at the JW Marriott Essex House New York, Grand Salon, 160 Central Park South, New York, New York, at 10:00 a.m. (local time), and at any adjournment thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote or refrain from voting as checked on the reverse side upon the matters listed on the reverse side, and otherwise in their discretion. This section must be completed for your vote to be counted. Sign and date below. D Please sign exactly as your name appears hereon, date, and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign. Signature(s) of Stockholder(s) Title Date    , 2013 C Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A, B AND D ON BOTH SIDES OF THIS CARD. + + The Estée Lauder Companies Inc. Annual Meeting of Stockholders November 12, 2013, 10:00 a.m. (local time) JW Marriott Essex House New York Grand Salon 160 Central Park South New York, New York Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2013 Annual Report to Stockholders are available at: www.envisionreports.com/EL

Vote by Internet • Go to www.envisionreports.com/EL • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Stockholder Meeting Notice 01OZYD + + Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders of The Estée Lauder Companies Inc. Meeting to be Held on Tuesday, November 12, 2013 This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The Proxy Statement, Annual Report and other proxy materials are available at www.envisionreports.com/EL. The proxy materials for the Annual Meeting of Stockholders are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the Annual Meeting are on the reverse side. Your vote is important. HOW TO VOTE BY INTERNET This is not a proxy card. You cannot use this notice to vote your shares. We encourage you to review the proxy materials online before voting. Use the Internet to vote your shares. Have this notice in hand when you access the website. Follow the instructions below to access the electronic proxy card and vote your shares. You will need to reference the 15-digit control number located in the shaded bar above. Step 1: Go to www.envisionreports.com/EL to view the materials. Step 2: Click on “Cast Your Vote or Request Materials.” Step 3: Follow the instructions on the screen to log in. Step 4: Make your selection as instructed on each screen to select your delivery preferences and vote. You can help the environment by consenting to receive electronic delivery of future materials. Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed on the reverse side on or before November 1, 2013 to facilitate timely delivery. . IMPORTANT ANNUAL MEETING INFORMATION : 1234 5678 9012 345 NNNNNNNNNNNN NNNNNNNNN NNNNNN C 1234567890 C O Y 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK_____________

Here’s how to order a copy of the proxy materials and select a future delivery preference: Paper delivery: Current and future paper delivery requests can be submitted via the Internet, telephone or email options below. Email delivery: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials. PLEASE NOTE: You must use the 15-digit control number in the shaded bar on the reverse side when requesting a set of proxy materials. Internet – Go to www.envisionreports.com/EL. Click “Cast Your Vote or Request Materials.” Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials. Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings. Email – Send email to investorvote@computershare.com with “Proxy Materials Estee Lauder” in the subject line. Include in the message your full name and address, plus the 15-digit control number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current proxy materials. You can also state your preference for email or paper delivery for future meeting materials. To facilitate timely delivery, all requests for a paper copy of the current proxy materials must be received by November 1, 2013. Meeting Location: JW Marriott Essex House New York Grand Salon 160 Central Park South New York, New York The following materials are available for you to review online: • the Company’s 2013 Proxy Statement (including all attachments thereto); • the Company’s 2013 Annual Report (which is not deemed to be part of the official proxy soliciting materials); and • any amendments to the foregoing materials that are required to be furnished to stockholders. . Stockholder Meeting Notice Dear Stockholder of The Estée Lauder Companies Inc.: The 2013 Annual Meeting of Stockholders of The Estée Lauder Companies Inc. (the “Company”) will be held at the JW Marriott Essex House New York, Grand Salon, 160 Central Park South, New York, New York, on Tuesday, November 12, 2013, at 10:00 a.m. (local time). Voting Items for the Annual Meeting: 1. to elect five Class II Directors to serve until the 2016 Annual Meeting of Stockholders of the Company; 2. to ratify the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending June 30, 2014; 3. to provide an advisory vote to approve executive compensation; 4. to approve The Estée Lauder Companies Inc. Executive Annual Incentive Plan pursuant to Section 162(m) of the Internal Revenue Code; and 5. to vote on a stockholder proposal concerning sustainable palm oil. The Board of Directors recommends a vote “FOR” each nominee in Item 1, “FOR” Items 2, 3 and 4. The Board of Directors recommends a vote “AGAINST” Item 5. The Board of Directors has fixed the close of business on September 13, 2013 as the record date (the “Record Date”) for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) thereof. Stockholders of record as of the Record Date are cordially invited to attend the Annual Meeting. 01OZYD